UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240. 14a-12

STATE AUTO FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STATE AUTO FINANCIAL CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of

STATE AUTO FINANCIAL CORPORATION:

Notice is hereby given that the Annual Meeting of Shareholders of State Auto Financial Corporation (the “Company” or “STFC”) will be held at the Company’s principal executive offices located at 518 East Broad Street, Columbus, Ohio, on May 8, 2015, at 11:00 a.m., local time, for the following purposes:

1.	To elect four Class III directors, each to hold office for a three-year term and until a successor is elected and qualified;

2.	To consider and vote upon a proposal to amend the Company’s 1991 Employee Stock Purchase and Dividend Reinvestment Plan;

3.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2015;

4.

To consider and vote upon, on a non-binding and advisory basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement for the 2015 Annual Meeting of Shareholders; and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The close of business on March 13, 2015, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournment thereof.

In order that your shares may be represented at this meeting and to assure a quorum, please indicate your voting instructions by telephone, via the Internet or by signing and returning the enclosed proxy promptly. Instructions for indicating your voting instructions by telephone or via the Internet are included on the enclosed proxy. A return addressed envelope, which requires no postage, is enclosed if you choose to submit your voting instructions by mail. In the event you are able to attend and wish to vote in person, at your request we will cancel your proxy.

By Order of the Board of Directors

JAMES A. YANO

Secretary

Dated: April 9, 2015

STATE AUTO FINANCIAL CORPORATION

PROXY STATEMENT SUMMARY

You have received this Proxy Statement because the Board of Directors of STFC is soliciting your proxy to vote your Common Shares at the 2015 Annual Meeting of Shareholders. This summary highlights information contained elsewhere in this Proxy Statement. Defined terms used in this summary have the meanings given to such terms elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider in voting your Common Shares, and you should read the entire Proxy Statement carefully before voting. Page references are supplied to help you find more detailed information in this Proxy Statement. The date this Proxy Statement and the related proxy materials are first being sent or given to shareholders and being made available on the internet is approximately April 9, 2015.

2015 ANNUAL MEETING OF SHAREHOLDERS

Time: May 8, 2015, 11:00 a.m., local time

Place: 518 East Broad Street, Columbus, Ohio 43215

Record Date: You may vote if you were a shareholder of record at the close of business on March 13, 2015 (page 1).

VOTING MATTERS AND BOARD RECOMMENDATIONS

	Board Vote Recommendation	Page Reference (for more detail)
Election of Directors	FOR each Director Nominee	3
Vote on Proposed Amendment to Company’s 1991 Employee Stock Purchase And Dividend Reinvestment Plan	FOR	9
Ratification of Ernst & Young LLP as Independent Registered Public Accounting Firm	FOR	12
Advisory Vote to Approve Compensation of STFC’s Named Executive Officers	FOR	13

Our Board of Directors is not aware of any matter that will be presented for a vote at the 2015 Annual Meeting of Shareholders other than those shown above.

State Automobile Mutual Insurance Company (“State Auto Mutual”) owns approximately 62.6% of the outstanding Common Shares of STFC. State Auto Mutual has expressed an intention to vote FOR each of the voting matters listed above.

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How to Cast Your Vote (as discussed on the proxy card)

You can vote by any of the following methods:

•	via the internet (www.proxyvote.com) until 11:59 p.m. Eastern time on May 7, 2015;

•	via telephone by calling 1-800-690-6903 until 11:59 p.m. Eastern time on May 7, 2015;

•

if you received a proxy card or voting instruction form in the mail, by completing, signing, dating, and returning your proxy card or voting instruction form in the return envelope provided to you in accordance with the instructions provided with the proxy card or voting instruction form; or

•	in person at the 2015 Annual Meeting of Shareholders.

Director Nominees (pages 3 and 4)

Name	Age	Director Since	Principal Occupation	Independent Yes No		Current Committee Memberships*	Other Public Company Boards
Michael J. Fiorile	60	Nominee	President and CEO of Dispatch Printing Co.	X		NA
Michael E. LaRocco	58	Nominee	President and CEO of STFC, effective May 8, 2015		X	NA
Eileen A. Mallesch	59	2010	Retired	X		Audit, N&G, Risk	1
Robert P. Restrepo, Jr.	64	2006	President and CEO of STFC until May 8, 2015, when Mr. LaRocco will succeed him, and Chairman of STFC		X	I&F

Directors Continuing in Office (pages 5 and 6)

Name	Age	Director Since	Principal Occupation	Independent Yes No	Current Committee Memberships*	Other Public Company Boards
Robert E. Baker	68	2007	Executive VP of DHR International, Inc.	X	Audit, Comp
David J. D’Antoni	70	1995	Retired	X	Comp, N&G, Indep Risk	2
Thomas E. Markert	57	2007	Executive VP of Research Now Group, Inc.	X	I&F, N&G, Risk
David R. Meuse	69	2006	Principal of Stonehenge Partners Corp.	X	Audit, I&F
S. Elaine Roberts	62	2002	President and CEO of Columbus Regional Airport Authority	X	I&F, N&G, Risk
Alexander B. Trevor	69	2006	President of Nuvocom Inc.	X	Comp, I&F, Indep

*Audit = Audit Committee; Comp = Compensation Committee; Indep = Independent Committee;

I&F = Investment and Finance Committee; N&G = Nominating and Governance Committee; Risk = Risk Committee

INFORMATION ABOUT OUR BOARD AND BOARD COMMITTEES (pages 17-19)

	Number of Members	Percent Independent	Number of Meetings During Fiscal 2014
Full Board	9*	89%	5
Audit Committee	4	100%	8
Compensation Committee	4	100%	5
Independent Committee	3	100%	3
Investment and Finance Committee	5	80%	4
Nominating and Governance Committee	4	100%	6
Risk Committee	4	100%	1

During 2014, seven Board members attended 100% of the meetings of the Board and Board committees on which they served. Our other two Board members attended 88% or more of the meetings of the Board and Board committees on which they served.

GOVERNANCE FACTS

Size of Board	9	*
Number of Independent Directors	8
Audit Committee Comprised Entirely of Independent Directors	YES
Compensation Committee Comprised Entirely of Independent Directors	YES
Nominating and Governance Committee Comprised Entirely of Independent Directors	YES
Risk Committee Comprised Entirely of Independent Directors	YES
Independent Lead Director	YES
Majority Voting for Election of Directors	NO
Annual Advisory Vote on Executive Compensation	YES
Annual Board and Committee Self-Evaluations	YES
Stock Ownership Guidelines for Directors and Executive Officers	YES
All Current Directors Own Company Stock	YES
Restrictions on Pledging of Company Shares by Directors and Executive Officers	YES
“Clawback” Obligations Imposed on Named Executive Officers	YES
Directors and Executive Officers Permitted to Hedge Company Shares	NO
Directors Involved in Related Party Transactions	NO
Super Majority Vote to Approve Amendments to Charter or Bylaws	NO
Shareholder Rights Plan (Poison Pill)	NO

*The size of the Board was increased to ten on March 27, 2015 to accommodate the nomination of Mr. LaRocco as a director. If all four nominees are elected directors on May 8, 2015, there will be ten directors on the Board.

2014 BUSINESS HIGHLIGHTS

Highlights of our 2014 results (on a GAAP basis) include:

•	net income of $107.4 million, which represented an increase of $46.6 million from 2013;

•	earnings per share of $2.63, which represented an increase of $1.13 from 2013;

•	combined ratio of 105.5%, which represented a 3.7% deterioration compared to 2013;

•	non-cat loss and loss adjustment expense (LAE) ratio of 68.8%, which represented a 4.0% deterioration compared to 2013;

•	return on average equity of 13.0%, which represented a 5.0% improvement compared to 2013;

•	book value per share of $21.32 at December 31, 2014, which represented an increase of $2.05 from December 31, 2013; and

•	our stock price increased approximately 4.6% from December 31, 2013 to December 31, 2014.

The portion of the performance-based compensation awarded to our named executive officers (“NEOs”) in 2014 that will ultimately be earned is determined based on the results we and the State Auto Group achieve with respect to certain of these and other GAAP and non-GAAP financial measures. See the “Compensation Discussion and Analysis” section of this Proxy Statement for more information regarding our executive compensation program and the performance-based compensation awarded to and earned by our NEOs in 2014.

PRIMARY COMPONENTS OF OUR 2014 EXECUTIVE COMPENSATION PROGRAM (page 35)

Component	Form	Key Features
Base Salary	Cash

•  Intended to attract and retain top-caliber executives.

•  Generally based on the median level of base salary for the executive in our competitive market, but may vary based on the executive’s scope of responsibility or unique skills or expertise.

Short-Term Incentive	Cash

•  Intended to focus our executives on achieving the objectives of our annual operating plan.

•  Consists of a Company performance component (65%-75% weighting in 2014) and an individual performance component (25%-35% weighting in 2014).

•  Payouts range from 10% of target payout to 200% of target payout depending on performance.

Performance Award Units	Cash

•  Intended to encourage business behaviors that drive appreciation in the price of our Common Shares over the long term, align the interests of our executives with the interests of our shareholders and balance the focus of our annual operating plan.

•  Payouts determined based on the performance of the State Auto Group compared to a peer group over a three-year performance period.

•  Payouts range from 40% of target payout to 200% of target payout depending on performance.

•  Represented 65% of the total long-term incentive opportunity awarded to each NEO in 2014.

Stock Options	Equity

•  Intended to encourage business behaviors that drive appreciation in the price of our Common Shares over the long term, align the interests of our executives with the interests of our shareholders and build appropriate levels of Common Share ownership among our executive team.

•  One-third of the total options granted vests on each of the first three anniversaries of the grant date.

•  Represented 20% of the total long-term incentive opportunity awarded to each NEO in 2014.

Component	Form	Key Features
Restricted Common Shares	Equity

•  Intended to reduce our usage of Common Shares under our equity compensation plans, align the interests of the NEOs with the interests of our shareholders and encourage associate retention.

•  Vest on the third anniversary of the grant date.

•  Represented 15% of the total long-term incentive opportunity awarded to each NEO in 2014.

Perquisites	Cash; Benefits	• Intended to attract and retain top-caliber executives. • Are very limited in value and participation.

IMPACT OF STATE AUTO GROUP ON 2014 COMPENSATION OF NEOs (page 27)

Because our NEOs perform services for the Company, State Auto Mutual and other members of the State Auto Group, we generally allocated the compensation expenses in 2014 for such services 65% to the Company and its subsidiaries and 35% to State Auto Mutual and certain of its subsidiaries and affiliates.

2014 EXECUTIVE COMPENSATION HIGHLIGHTS (page 26)

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Base Salary. The base salaries of our NEOs increased by approximately 3% in 2014. The increases were based on: (i) each NEO’s performance; (ii) increases in the median base salaries for individuals in similar roles at peer companies and other insurers comparable in size to the State Auto Group; and (iii) the Company’s overall merit increase budget and policies.

•

Short-Term Incentive – Company Performance Goals. The payout on the Company performance goals for 2014 as a percentage of the target payout was 146.2% for Messrs. Restrepo, English, Fitch and Yano and 157.5% for Ms. Buss compared to a payout on the Company performance goals for 2013 as a percentage of the target payout of 57.5% for Messrs. Restrepo, English and Yano, 64.3% for Mr. Fitch and 136.0% for Ms. Buss. In August 2014, the Compensation Committee made adjustments to the LBP Combined Ratio, Non-Catastrophe Loss Ratio and specialty insurance combined ratio performance measures originally selected for the Company performance component of the LBP for 2014. These adjustments excluded from the LBP Combined Ratio, Non-Catastrophe Loss Ratio and specialty insurance combined ratio performance measures $129.7 million in charges related to reserve strengthening for our terminated Risk Evaluation & Design LLC (“RED”) program business and also excluded from the LBP Combined Ratio performance measure $10.6 million in information technology reorganization-related severance expenses and vendor fees (see “Short-Term Incentive Compensation—Leadership Bonus Plan Bonuses—LBP Award Process” for more information regarding these adjustments). Accordingly, the payouts on the Company performance goals for 2014 reflected the Adjusted LBP Combined Ratio (and Adjusted specialty insurance combined ratio in the case of Ms. Buss), return on equity and Adjusted Non-Catastrophe Loss Ratio (and specialty insurance rate change in the case of Ms. Buss) we achieved in 2014. The payouts on the Company performance goals for 2013 reflected the combined ratio (or specialty insurance combined ratio in the case of Ms. Buss), return on equity and non-catastrophe loss ratio (or specialty insurance rate change and standard lines non-catastrophe loss ratio in the case of Ms. Buss and Mr. Fitch, respectively) we achieved in 2013. The Compensation Committee exercised negative discretion to reduce the payouts on the Company performance goals for 2013 to members of certain of the Company’s business units (including the business units of Mr. Fitch and Ms. Buss) by fifteen percent to more equitably allocate the results of RED across all of our business units. As a result, the Compensation Committee reduced the payouts to Mr. Fitch and Ms. Buss for 2013 on the Company performance goals as a percentage of the target payout from 75.6% and 159.3%, respectively.

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Short-Term Incentive—Individual Performance Goals. The payout on the individual performance goals for 2014 as a percentage of the target payout was 50% for Mr. Restrepo, 170% for Mr. English, 170% for Mr. Fitch, 180% for Ms. Buss and 180% for Mr. Yano compared to a payout on the individual performance goals for 2013 as a percentage of the target payout of 90% for Mr. Restrepo, 170% for Mr. English, 144.5% for Mr. Fitch, 136% for Ms. Buss and 180% for Mr. Yano. The payouts on the individual performance goals reflected the individual contributions of each NEO to our results. The Compensation Committee exercised negative discretion to reduce the payouts on the individual performance goals for 2013 to members of certain of the Company’s business units (including the business units of Mr. Fitch and Ms. Buss) by fifteen percent to more equitably allocate the results of RED across all of our business units. As a result, the Compensation Committee reduced the payouts to Mr. Fitch and Ms. Buss for 2013 on the individual performance goals as a percentage of the target payout from 170% and 160%, respectively.

•

Long-Term Incentive—Performance Award Units. Based on preliminary performance information (final information is not yet available) indicating that the State Auto Group’s overall performance for the 2012-2014 performance period relative to a peer group fell within the 40th percentile, we currently expect that the performance award units awarded to our NEOs (except for Ms. Buss) for the 2012-2014 performance period will be valued significantly below target. We currently expect that the PAUs awarded to Ms. Buss for the 2012-2014 performance period will be valued significantly above target. The anticipated payouts on the PAUs awarded to each of the NEOs other than Ms. Buss for the 2012-2014 performance period reflected the statutory combined ratio, net written premium growth (excluding the impact of the quota share reinsurance agreement entered into by the State Auto Group on December 31, 2011 relating to its homeowners book of business (the “Quota Share Agreement”)) and surplus growth of the State Auto Group during the performance period relative to a peer group (excluding the impact of the Quota Share Agreement). The anticipated payout on the PAUs awarded to Ms. Buss for the 2012-2014 performance period reflected the combined ratio, direct written premium growth and surplus growth for our Specialty Group relative to a peer group.

•

Long-Term Incentive – Equity Compensation. In 2014, we awarded stock options and restricted common shares to our NEOs. As of December 31, 2014, the value of the equity compensation we awarded to our NEOs in 2014 was approximately 48% of the targeted value of such equity compensation.

Based on the approval of the “say-on-pay” vote at our 2014 Annual Meeting of Shareholders (approximately 99% of the votes cast), the Compensation Committee did not make any changes to our executive compensation program as a result of the 2014 “say-on-pay” vote. See “Compensation Discussion and Analysis—Executive Summary—Modifications to Executive Compensation Program” on page 30 of this Proxy Statement for a description of the changes we did make to our executive compensation program and practices in 2014.

PROXY STATEMENT TABLE OF CONTENTS

STATE AUTO FINANCIAL CORPORATION

PROXY STATEMENT

GENERAL

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of State Auto Financial Corporation (the “Company” or “STFC”) to be used at its Annual Meeting of Shareholders to be held May 8, 2015 (the “Annual Meeting”). Shares represented by properly executed proxies will be voted at the Annual Meeting in accordance with the choices indicated on the proxy. A proxy may be revoked at any time, insofar as it has not been exercised, by delivery to the Company of a subsequently dated proxy or by giving notice of revocation to the Company in writing or in open meeting. A shareholder’s presence at the Annual Meeting does not by itself revoke the proxy.

The mailing address of the principal executive offices of the Company is 518 East Broad Street, Columbus, Ohio 43215. The approximate date on which this Proxy Statement and the form of proxy are first being sent or given to shareholders is April 9, 2015.

This Proxy Statement, the form of proxy, and the Company’s 2014 Annual Report to Shareholders are available at www.proxyvote.com.

PROXIES AND VOTING

The close of business on March 13, 2015 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On the record date there were outstanding and entitled to vote 41,113,480 of the Company’s common shares, without par value (the “Common Shares”). Each Common Share is entitled to one vote.

A quorum must be present at the Annual Meeting in order for the transaction of business to occur. A quorum is present if a majority of the outstanding Common Shares is present in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will be considered as Common Shares present at the Annual Meeting for purposes of determining the presence of a quorum.

“Broker non-votes” and “broker discretionary voting” refer to the rules governing whether or not banks, brokers and other intermediaries (hereafter referred to collectively as “brokers”) may vote Common Shares held in street name for the benefit of their customers. In general, brokers have discretionary voting authority on behalf of their customers with respect to “routine” matters when they do not receive timely voting instructions from their customers. Brokers do not have discretionary voting authority on behalf of their customers with respect to “non-routine” matters, and a broker non-vote occurs when a broker does not receive voting instructions from its customer on a non-routine matter.

For Proposal One (election of Class III directors), the nominees receiving the highest number of votes will be elected as directors. Shareholders do not have the right to cumulate their votes in the election of directors. Abstentions will not be counted in determining the votes cast for the election of directors and will not have a positive or negative effect on the outcome of the election. Proposal One is considered a non-routine matter under the broker discretionary voting rules, and therefore, brokers may not vote uninstructed Common Shares in the election of directors. Accordingly, if you hold your Common Shares in street name and you do not provide voting instructions to your broker as to how you want your Common Shares voted in the election of directors, no vote will be cast on your behalf. Therefore, it is important that you provide voting instructions to your broker if you want your vote to count in the election of directors.

For Proposal Two (approval of an amendment to the Company’s 1991 Employee Stock Purchase and Dividend Reinvestment Plan (the “Employee Stock Purchase Plan”)), the vote required to approve this Proposal is the favorable vote of a majority of the outstanding Common Shares voted on such Proposal. Abstentions on this Proposal have the same effect as a vote against it. Proposal Two is considered a non-routine matter, so if you do not instruct your broker as to how you want your Common Shares voted on this Proposal, no vote will be cast on your behalf. Therefore, it is important that you provide voting instructions to your broker if you want your vote to count regarding Proposal Two.

For Proposal Three (ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm), the vote required to approve such Proposal is the favorable vote of a majority of the outstanding Common Shares that are voted on such Proposal. Abstentions on this Proposal will have the same effect as a vote against it. This Proposal is considered a routine matter, which means that if you hold your Common Shares in street name and do not provide, in a timely manner, voting instructions to your broker as to how you want your Common Shares voted on Proposal Three, your broker may vote your Common Shares on this Proposal at its discretion.

Proposal Four (vote on compensation to the Company’s named executive officers as described in this Proxy Statement) is advisory only and therefore is not binding on our Board of Directors. However, the Compensation Committee may take into account the outcome of Proposal Four when considering future executive compensation arrangements. Abstentions on Proposal Four have the same effect as not voting or expressing a preference, as the case may be, and will not have a positive or negative effect on the outcome of this Proposal. Proposal Four is considered a non-routine matter, so if you do not instruct your broker as to how you want your Common Shares voted on this Proposal, no vote will be cast on your behalf. Therefore, it is important that you provide voting instructions to your broker if you want your vote to count regarding Proposal Four.

All Common Shares represented by properly executed proxies will be voted at the Annual Meeting in accordance with the choices indicated on the proxy. If no choices are indicated on a proxy, the Common Shares represented by that proxy will be voted as follows: (1) for the election of the nominees listed in this Proxy Statement as Class III directors; (2) for the approval of an amendment to the Employee Stock Purchase Plan; (3) for the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2015; and (4) for the approval of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement. Any proxy may be revoked at any time prior to its exercise by delivering to the Company a subsequently dated proxy or by giving notice of revocation to the Company in writing or in open meeting. A shareholder’s presence at the Annual Meeting does not by itself revoke the proxy.

STATE AUTOMOBILE MUTUAL INSURANCE COMPANY (“STATE AUTO MUTUAL”), WHICH OWNS APPROXIMATELY 62.6% OF THE OUTSTANDING COMMON SHARES, HAS EXPRESSED AN INTENTION TO VOTE FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL ONE OF THIS PROXY STATEMENT AND IN FAVOR OF EACH OF THE OTHER PROPOSALS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL ONE: ELECTION OF DIRECTORS

Nominees for Class III Directors

The number of directors was fixed at nine during 2014, but has been expanded to ten in 2015. Our Board of Directors is divided into three classes, Class I, Class II and Class III, with three directors in each of Class I and II and four directors in Class III. The term of office of directors in one Class expires annually at each annual meeting of shareholders at such time as their successors are elected and qualified. Directors in each Class are elected for three-year terms.

The term of office of the Class III directors expires concurrently with the holding of the Annual Meeting. Eileen A. Mallesch, Robert P. Restrepo, Jr., Michael J. Fiorile and Michael E. LaRocco, the four persons recommended by the Nominating and Governance Committee of our Board of Directors, have been nominated for election as Class III directors at the Annual Meeting. Ms. Mallesch and Mr. Restrepo are incumbent Class III directors. Mr. LaRocco has signed an employment agreement to become our President and Chief Executive Officer effective May 8, 2015, succeeding Mr. Restrepo whose term of office for these positions will end on May 8. Mr. Restrepo will remain a director of our Company and Chairman of our Board until his retirement on December 31, 2015, at which time his term as a director and our Chairman will end. Paul S. Williams, who is currently the other Class III director, previously informed the Nominating and Governance Committee that he would not stand for re-election as a director of the Company at the Annual Meeting, and Mr. Michael J. Fiorile has been nominated as Mr. Williams’ successor. See “Corporate Governance and Board of Directors—Relationship with State Auto Mutual and Changes in Board Structure” for additional information concerning the background of Mr. Fiorile’s nomination as a director.

At the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy, unless a contrary position is indicated on such proxy, to vote the proxy for the election of the four nominees named below as Class III directors, each to hold office until the 2018 annual meeting of shareholders and until a successor is elected and qualified. Each of the nominees has consented to being named in this Proxy Statement and to serve if elected. In the event that any nominee named below is unable to serve (which is not anticipated), the persons named in the proxy may vote it for another nominee of their choice.

Proxies cannot be voted at the Annual Meeting for a greater number of persons than the four nominees named in this Proxy Statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE FOUR NOMINEES NAMED BELOW AS CLASS III DIRECTORS.

Backgrounds of Class III Director Nominees (Terms expiring in 2018)

Michael J. Fiorile

Michael J. Fiorile, 60, has served as Chief Executive Officer of The Dispatch Printing Company, a privately owned, regional print and broadcast media company, since January 2008 and as its President since January 2005. He also has served as Vice Chairman and CEO of the company’s subsidiary, Dispatch Broadcast Group, which includes television and radio stations and cable operations, since 1994. Mr. Fiorile has been a director of State Auto Mutual since 2003.

Mr. Fiorile has been nominated for election as a director because of his extensive experience as a senior executive of a privately held corporation, in particular his management experience with the operation of regulated entities. Mr. Fiorile also brings his extensive experience and familiarity with the State Auto Group (as defined on Page 76), having served as a member of the State Auto Mutual Board of Directors since November 2003 and on the Board’s Nominating and Governance Committee, 2004 to present; Independent Committee, 2004 to present; Investment and Finance Committee, 2004 – 2007; Compensation Committee 2013 to present; and Risk Committee, 2014 to present.

Michael E. LaRocco

Michael E. LaRocco, 58, will become our President and Chief Executive Officer effective May 8, 2015. Mr. LaRocco has been with Business Insurance Direct, LLC (“BID”), an online seller of general liability and property insurance to small businesses, since December 2011. From January 2013 to July 2014, he was Chief Executive Officer of AssureStart Insurance Agency LLC (“AssureStart”), an online seller of general liability and property insurance to small businesses. BID had owned a minority interest in AssureStart until selling its interest to the majority owner of AssureStart in December 2014. Mr. LaRocco served as President and Chief Executive Officer of Fireman’s Fund Insurance Company, a property and casualty insurance company, from March 2008 to July 2011. Previously, he was an executive for Safeco Insurance Companies, which are property and casualty insurance companies, from July 2001 to July 2006.

Mr. LaRocco has been nominated for election as a director of the Company because of his extensive and valuable experience gained over his career in the property and casualty insurance industry, including underwriting, sales, marketing, general management and many years as a senior executive of property and casualty insurance companies. In addition, he brings valuable experience in strategic planning, leadership development, product development and on-line marketing.

Eileen A. Mallesch

Eileen A. Mallesch, 59, has been a director since August 2010. Ms. Mallesch served as Senior Vice President and Chief Financial Officer of Nationwide Property and Casualty Insurance Company from November 2005 to December 2009. She served as Senior Vice President and Chief Financial Officer of Genworth Life Insurance Company from April 2003 to November 2005. Prior to that, she was Vice President and Chief Financial Officer of General Electric Financial Employer Services Group from 2000 to 2003. Ms. Mallesch is also a director of Bob Evans Farms, Inc., a publicly traded restaurant and food products company.

Ms. Mallesch has been nominated for re-election as a director because of her extensive knowledge and experience in the areas of auditing, finance, enterprise risk management, taxation and mergers and acquisitions, in particular in the insurance industry. She also brings gender diversity to the Board.

Robert P. Restrepo, Jr.

Robert P. Restrepo, Jr., 64, has been a director since 2006, when he was appointed to the Board in connection with being retained as President and Chief Executive Officer of the Company. Mr. Restrepo has served as the Chairman of the Board, President and Chief Executive Officer of the Company, State Auto Property & Casualty Insurance Company (“State Auto P&C”) and Milbank Insurance Company (“Milbank”), each a wholly owned subsidiary of the Company, and of State Auto Mutual, since 2006.

Mr. Restrepo has been nominated for re-election as a director because of his extensive and valuable experience in operations, marketing, sales, and general management of a property and casualty insurance company, including his unique knowledge and understanding of the Company’s operations as a result of his more than nine years in serving as the Company’s President and Chief Executive Officer. He also has valuable experience in acquisitions, strategic planning and leadership development.

In accordance with his employment agreement, Mr. Restrepo will retire as an employee of the Company no later than December 31, 2015. He will continue to serve as our President and Chief Executive Officer until May 8, 2015, when he will be succeeded by Mr. LaRocco. Mr. Restrepo will remain as a director of our Company and Chairman of our Board until his retirement on December 31, 2015, at which time his term as a director and our Chairman will end. See “Corporate Governance and Board of Directors—Board and Executive Leadership: CEO Succession” for additional information concerning this succession process.

Backgrounds of Continuing Class I Directors (Terms expiring in 2016)

Robert E. Baker

Robert E. Baker, 68, has been a director since 2007. Mr. Baker has served as Executive Vice President of DHR International, Inc., an executive search firm, since June 2010. Mr. Baker was President of Puroast Coffee Inc., a maker of specialty coffee products, from 2004 until accepting his current position. He served as Vice President of Corporate Marketing for ConAgra Foods, Inc., one of North America’s largest packaged food companies, from 1999 to 2004. Mr. Baker was a director of CoolBrands International Inc., a publicly traded Canadian corporation focused on the marketing and selling of ice cream and frozen snack products, from February 2006 to November 2007. He was also a director of Natural Golf Corporation, a publicly traded company offering golf instruction and equipment, from 2004 to 2006. Mr. Baker was elected as a director of State Auto Mutual in March 2015. See “Corporate Governance and Board of Directors—Relationship with State Auto Mutual and Changes in Board Structure” for additional information concerning the background of Mr. Baker’s election as a director of State Auto Mutual.

Mr. Baker was last nominated in 2013 to serve as a director because of his experience as a senior executive of both publicly traded and privately held companies and his former experience as a director of publicly traded companies. He also brings racial and geographic diversity to the Board. In addition, Mr. Baker brings significant expertise in marketing, strategic planning and branding to the Board.

Thomas E. Markert

Thomas E. Markert, 57, has been a director since 2007. Mr. Markert has served as Executive Vice President of Research Now Group, Inc., a global online sampling and online data collection company, since August 2014. Mr. Markert was the Chief Executive Officer of Digital Tailwind LLC, a digital marketing agency, from March 2012 until July 2014. Mr. Markert was an officer of the Business Solutions Division of Office Depot, Inc., a global supplier of office products and services, from May 2008 until March 2012. He served as the Chief Executive Officer of Ipsos Loyalty Worldwide, a division of Ipsos, a leading global provider of survey-based research, from May 2007 to May 2008. He also served as Global Chief Marketing and Client Service Officer of ACNielsen, a leading global provider of marketing research and information services, from January 2004 until May 2007.

Mr. Markert was last nominated in 2013 to serve as a director because of his experience as a senior executive of both publicly traded and privately held companies. He also brings geographic diversity to the Board. In addition, Mr. Markert brings significant expertise in marketing, branding and market research to the Board.

Alexander B. Trevor

Alexander B. Trevor, 69, has been a director since 2006. Mr. Trevor has served as President of Nuvocom Incorporated, a provider of patent litigation support services, since October 1996. He was a director of Applied Innovation Inc., a publicly traded provider of network management solutions for the communications industry, from 1997 to May 2007.

Mr. Trevor was last nominated in 2013 to serve as a director because of his experience as a senior executive and his former experience as a director of a publicly traded company. He also brings geographic diversity to the Board. In addition, Mr. Trevor brings expertise in information technology and computer systems to the Board.

Backgrounds of Continuing Class II Directors (Terms expiring in 2017)

David J. D’Antoni

David J. D’Antoni, 70, has been a director since 1995. Mr. D’Antoni served as Senior Vice President and Group Operating Officer for Ashland, Inc., a chemical, energy and transportation construction company, from

March 1999 until his retirement in September 2004. He also served as President of APAC, Inc., a subsidiary of Ashland, Inc., from July 2003 until January 2004. Mr. D’Antoni is also a director of OMNOVA Solutions Inc., a publicly traded producer of decorative and functional surfaces, coatings and specialty chemicals, and Compass Minerals International, Inc., a publicly traded producer and distributor of inorganic minerals.

Mr. D’Antoni was last nominated in 2014 to serve as a director because of his experience as a senior executive of a publicly traded company, his experience as a director of publicly traded companies, and his knowledge with general management, acquisitions and divestitures. In addition, Mr. D’Antoni brings significant expertise in regulatory and environmental, health and safety matters to the Board.

David R. Meuse

David R. Meuse, 69, has been a director since 2006. Mr. Meuse has served as Principal of Stonehenge Partners Corp., a privately held provider of financial and advisory resources, since September 1999. Prior to that time, Mr. Meuse held executive positions at various investment banking firms, including Banc One Capital Holdings Corporation and Meuse, Rinker, Chapman, Endres & Brooks. Mr. Meuse was a director of Diamond Hill Investment Group, Inc., a publicly traded company providing investment advisory and fund administration services, from August 2000 to April 2011. Mr. Meuse also serves on the board of directors of several privately held companies and non-profit organizations.

Mr. Meuse was last nominated in 2014 to serve as a director because of his experience as a senior executive, his former experience as a director of publicly traded companies, and his knowledge with acquisitions and divestitures. In addition, Mr. Meuse brings significant expertise in investments, investment management, and financial market matters to the Board.

S. Elaine Roberts

S. Elaine Roberts, 62, has been a director since 2002. Ms. Roberts has served as President and Chief Executive Officer of the Columbus Regional Airport Authority, a public port authority which oversees the operations of Port Columbus International, Rickenbacker International and Bolton Field airports in Ohio, since January 2003.

Ms. Roberts was last nominated in 2014 to serve as a director because of her experience as a senior executive, in particular her senior management experience with the operation of a regulated entity. Ms. Roberts also has a legal background as an attorney, and she brings gender diversity to the Board.

Majority Voting Policy for Incumbent Directors

Our Board of Directors has adopted a majority voting policy for incumbent directors (the “Majority Voting Policy”) which is reflected in our Corporate Governance Guidelines. The Majority Voting Policy provides that if a nominee for director who is an incumbent director does not receive the vote of at least the majority of the votes cast at any meeting for the election of directors at which a quorum is present, and no successor has been elected at such meeting, then that incumbent director will promptly tender his or her resignation to the Board of Directors. For purposes of the Majority Voting Policy, a majority of votes cast means that the number of Common Shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election or, in the case where the number of nominees exceeds the number of directors to be elected, cast with respect to election of directors generally. Votes cast (i) include votes to withhold authority in each case, and (ii) exclude abstentions with respect to that director’s election or, in the case where the number of nominees exceeds the number of directors to be elected, abstentions with respect to election of directors generally.

The Nominating and Governance Committee will make a recommendation to our Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. Our Board of Directors will act on the tendered resignation, taking into account the Nominating and Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange

Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Nominating and Governance Committee, in making its recommendation, and our Board of Directors, in making its decision, may each consider any factors or other information that the Nominating and Governance Committee or Board, as the case may be, considers appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the Nominating and Governance Committee or the decision of our Board of Directors with respect to his or her resignation. If such incumbent director’s resignation is not accepted by our Board of Directors, such director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by our Board of Directors, then our Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of our Code of Regulations.

Beneficial Ownership Information for Directors and Named Executive Officers

The following table sets forth information with respect to Common Shares beneficially owned by directors, director nominees and our “Named Executive Officers” or “NEOs” (those persons listed in the Summary Compensation Table on page 53 of this Proxy Statement) as of March 13, 2015:

Name	Common Shares Beneficially Owned(1)		Stock Options(2)	Restricted Share Units(3)	Total Beneficial Ownership of Common Shares and RSUs		Percent of Class
Robert E. Baker	2,800		0	23,392	26,192		*
David J. D’Antoni	66,548		0	26,945	93,493		*
Michael J. Fiorile	0		0	0	0		*
Michael E. LaRocco	0		0	0	0		*
Eileen A. Mallesch	3,800		0	16,824	20,624		*
Thomas E. Markert	500		0	23,392	23,892		*
David R. Meuse	65,000		0	25,160	90,160		*
Robert P. Restrepo, Jr.	119,488	(4)(5)	452,332	N/A	571,820		1.37%
S. Elaine Roberts	1,000		0	26,945	27,945		*
Alexander B. Trevor	500		0	25,160	25,660		*
Paul S. Williams	325		0	26,945	27,270		*
Steven E. English	17,641	(4)(5)	122,657	N/A	140,298		*
Jessica E. Buss	7,737	(4)(5)	42,371	N/A	50,108		*
Clyde H. Fitch	20,706	(4)(5)	104,753	N/A	125,459		*
James A. Yano	14,333	(4)(5)	72,900	N/A	87,233		*
Directors and Officers as a group (22 persons)	375,581	(4)(5)	1,110,180		1,485,761	(5)	3.51	%(6)

*	Less than one (1%) percent.
(1)

Except as indicated in the notes to this table, the persons named in the table and/or their spouses have sole voting and investment power with respect to all Common Shares shown as beneficially owned by them. For Mr. D’Antoni, includes 1,100 Common Shares over which he exercises voting rights through a power of attorney on behalf of his mother.

(2)	With respect to stock options, this table includes only stock options for Common Shares which are currently exercisable or exercisable within 60 days of March 13, 2015.
(3)

Represents Restricted Share Units (“RSUs”) granted under the Outside Directors Restricted Share Unit Plan. See “Corporate Governance and Board of Directors—Compensation of Outside Directors and Outside Director Compensation Table” for further information regarding this plan.

(4)

Includes restricted stock awards made to the Named Executive Officers and other officers on March 6, 2014. On that date, the Compensation Committee made the following restricted stock awards to the Named Executive Officers: Mr. Restrepo—8,826 Common Shares; Mr. English—2,572 Common Shares;

Ms. Buss—1,857 Common Shares; Mr. Fitch—1,783 Common Shares; Mr. Yano—1,783 Common Shares; and Officers as a group—24,570 Common Shares. The Common Shares are subject to a risk of forfeiture if, prior to March 6, 2017, the award recipient’s employment is terminated or he or she violates any provision of the restricted stock agreement applicable to these Common Shares. However, these Common Shares will not be forfeited, and will automatically vest, if, prior to March 6, 2017, the award recipient’s employment is terminated in connection with a change of control of the Company. These Common Shares are also subject to restrictions on transfer until March 6, 2017.

(5)

Includes restricted stock awards made to the Named Executive Officers and other officers on March 5, 2015. On that date, the Compensation Committee made the following restricted stock awards to the Named Executive Officers: Mr. Restrepo—7,924 Common Shares; Mr. English—2,471 Common Shares; Ms. Buss—2,192 Common Shares; Mr. Fitch—1,597 Common Shares; Mr. Yano—1,602 Common Shares; and Officers as a group—24,122 Common Shares. The Common Shares are subject to a risk of forfeiture if, prior to March 5, 2018, the award recipient’s employment is terminated or he or she violates any provision of the restricted stock agreement applicable to these Common Shares. However, these Common Shares will not be forfeited, and will automatically vest, if, prior to March 5, 2018, the award recipient’s employment is terminated in connection with a change of control of the Company. These Common Shares are also subject to restrictions on transfer until March 5, 2018.

(6)	Does not include RSUs.

PROPOSAL TWO: APPROVAL OF AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN

Proposal

At the Annual Meeting, shareholders will be asked to consider and vote upon a proposal to approve an amendment to the State Auto Financial Corporation 1991 Employee Stock Purchase and Dividend Reinvestment Plan, or “Employee Stock Purchase Plan,” to increase by 250,000 the number of the Company’s Common Shares reserved for issuance under the Employee Stock Purchase Plan. The Board of Directors approved the amendment on March 6, 2015. At the Annual Meeting, unless otherwise indicated, proxies will be voted to approve the amendment to the Employee Stock Purchase Plan.

Shares Subject to the Plan

The total number of Common Shares made available for sale under the Employee Stock Purchase Plan was 3,400,000. Of that number, 166,861 remain available for sale as of March 13, 2015. Under the proposed amendment, an additional 250,000 Common Shares, without par value, would be available for sale under the Employee Stock Purchase Plan, which Common Shares may be authorized but unissued shares or issued shares reacquired by the Company and held as treasury shares.

Description of the Employee Stock Purchase Plan

The following discussion describes the important aspects of the Employee Stock Purchase Plan. This discussion is intended to be a summary of the material provisions of the Employee Stock Purchase Plan. Because it is a summary, some details that may be important to you are not included. For this reason, the entire Employee Stock Purchase Plan, including the proposed amendment, is attached as Exhibit A to this Proxy Statement. You are encouraged to read the Employee Stock Purchase Plan, including the proposed amendment, in its entirety.

Purpose

The purpose of the Employee Stock Purchase Plan is to provide each employee of the Company or its parent or subsidiaries with an opportunity to acquire or increase a proprietary interest in the Company by enabling such employees to purchase Common Shares through payroll deductions. Because the employee stock purchase feature of the Employee Stock Purchase Plan is intended to qualify as an employee stock purchase plan described in Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), eligible employees may purchase Common Shares at a discount to their fair market value, as described below.

Eligibility

All employees of the Company or its parent or subsidiary corporations are eligible to participate in the Employee Stock Purchase Plan. As of March 13, 2015, there were 579 employees participating in the Employee Stock Purchase Plan, which represents approximately 25% of the Company’s work force.

In addition to the employees described in the preceding paragraph, eligible employees also include an individual who is employed by an entity acquired by the Company or its parent or a subsidiary corporation in anticipation of and conditioned on, becoming an employee of the Company or its parent or a subsidiary corporation as of the commencement date of an applicable subscription period. Such designation as an eligible employee is solely for the purpose of the individual’s eligibility to enroll in the Employee Stock Purchase Plan during an applicable enrollment period prior to the applicable subscription period. In the event an individual is not an employee of the Company or its parent or a subsidiary corporation as of the commencement of a subscription period, the individual shall not be an eligible employee or become a participant in the Employee Stock Purchase Plan.

Stock Purchases; Purchase Price; Reinvestment of Cash Dividends

Employees who desire to participate in the Employee Stock Purchase Plan may do so by making an election to participate during one of two annual enrollment periods. Currently, the enrollment periods are June 1 through June 14 and December 1 through December 14.

Participating employees may elect to contribute, by payroll deduction, from one percent to six percent of their base pay toward the purchase of Common Shares. Amounts accumulated in the plan account of each participating employee through the last pay period during a subscription period will be credited to the purchase of Common Shares from the Company. Unless withdrawn by the participant, Common Shares purchased under the plan will be held for the participant by the Employee Stock Purchase Plan’s agent, currently Fidelity National Bank. For subscription periods on or after January 1, 2010, the Employee Stock Purchase Plan requires an active employee participant to hold Common Shares in the participant’s account for at least one year from the date of purchase or 18 months from the last trading day preceding the subscription period.

The purchase price for Common Shares purchased under the plan is the lesser of 85% of the fair market value of the Common Shares on the last trading day before the first day of each subscription period or on the last trading day before the last day of such subscription period.

Currently, the two annual subscription periods are January 1 through June 30 and July 1 through December 31.

At the election of the participant, any dividends received with respect to Common Shares held in the participant’s account will either be automatically reinvested in the participant’s account or paid to the participant in a quarterly cash distribution.

Federal Income Tax Information

The employee stock purchase feature of the Employee Stock Purchase Plan is intended to qualify as an employee stock purchase plan described in Section 423 of the Code. As such, participants will recognize no income for federal income tax purposes upon the grant or exercise of the right to purchase Common Shares. The compensation deducted to purchase Common Shares under the Employee Stock Purchase Plan during a subscription period, however, will be includable in the participant’s income.

If a participant disposes of Common Shares purchased under the employee stock purchase feature of the Employee Stock Purchase Plan within two years after the last trading day preceding the subscription period in which such Common Shares were purchased (the “Grant Date”), the participant must include in ordinary income, as compensation, an amount equal to the excess of the fair market value of the Common Shares on the purchase date over the purchase price paid for such Shares under the Employee Stock Purchase Plan. The employer company will be allowed a deduction in an amount equal to the amount included in the participant’s income as compensation. If the participant does not dispose of the Common Shares purchased under the employee stock purchase feature of the Employee Stock Purchase Plan until after the expiration of the two-year holding period described above or if the participant dies while holding the Common Shares acquired under the employee stock purchase feature of the Employee Stock Purchase Plan, the participant must include in income, as compensation, in the taxable year in which disposition or death occurs, an amount equal to the lesser of (i) the excess of the fair market value of the Common Shares at the time of their disposition or death over the purchase price paid for the Common Shares under the plan, or (ii) 15% of the fair market value of the Common Shares on the Grant Date. The basis of the participant in the Common Shares purchased under the employee stock purchase feature of the Employee Stock Purchase Plan will equal the amount paid for the Common Shares plus the amount, if any, included in the participant’s income as compensation. Any compensation resulting from the disposition of the Common Shares will be includable in the income of the participant in the participant’s taxable year in which the disposition of the Common Shares occurs. The participant’s holding period for the Common Shares purchased under the employee stock purchase feature of the Employee Stock Purchase Plan will commence on the Grant

Date. Any gain in excess of the basis will be treated as long-term capital gain if the participant’s holding period for the Common Shares is more than one year.

Participants must include in ordinary income any dividends received on the Common Shares held by the agent under the Employee Stock Purchase Plan, regardless of whether such dividends are reinvested in the participant’s account or paid to the participant in a cash distribution. The participant’s basis in the Common Shares purchased with such dividends will equal the amount paid for such Common Shares and the participant’s holding period will commence on the day such Common Shares are purchased.

2014 Information Pertaining to Named Executive Officers and Other Groups

The following table sets forth, with respect to each of the persons named in the Summary Compensation Table and certain groups of employees, certain information about Common Shares purchased under the Employee Stock Purchase Plan during 2014:

Name	Number of Common Shares Purchased	Average Per Share Purchase Price ($)(1)	Net Value of Common Shares Realized ($)(2)
Robert P. Restrepo, Jr. Chairman, President and Chief Executive Officer	0	0	0

Steven E. English Senior Vice President and Chief Financial Officer	1,136.041	18.569	5,124.165

Jessica E. Buss Senior Vice President	1,004.154	18.569	4,283.146

Clyde H. Fitch, Jr. Senior Vice President	1,122.207	18.569	4,817.224

James A. Yano Senior Vice President	770.994	18.569	3,288.441

All executive officers as a group (12 persons)	6,724.792	18.569	28,974.09

All participants, other than executive officers, as a group (579 persons)	79,679.586	18.569	339,461.87

(1)	Represents 85% of the average fair market value of the Common Shares on both purchase dates in 2014.

(2)

Represents the net value of the Common Shares on the purchase date determined by subtracting the net purchase price from the fair market value of the Common Shares on the purchase date of each subscription period that ended in 2014 and multiplying that amount by the number of shares purchased for each subscription period.

Reasons for Shareholder Approval

The Company’s shareholders are being asked to approve the amendment to the Employee Stock Purchase Plan because shareholder approval is required to make additional Common Shares available for sale under the terms of the Employee Stock Purchase Plan.

The favorable vote of a majority of the outstanding Common Shares voted on such Proposal is required to approve the amendment to the Employee Stock Purchase Plan. The effect of an abstention is the same as a vote against this proposal. Proposal Two is considered a non-routine matter, so if you do not instruct your broker as to how you want your Common Shares voted on this Proposal, no vote will be cast on your behalf.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL THREE: RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Company’s Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for 2015. Although not required, the Board of Directors is submitting the selection of Ernst & Young LLP to the Company’s shareholders for ratification. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 1994. The Audit Committee and the Board of Directors believe that the appointment of Ernst & Young LLP for 2015 is appropriate because of the firm’s reputation, qualifications and experience.

The favorable vote of a majority of the outstanding Common Shares that are voted on this Proposal at the Annual Meeting is required to approve the ratification of the selection of Ernst & Young LLP.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015.

The Audit Committee will reconsider the appointment of Ernst & Young LLP if its selection is not ratified by the Company’s shareholders. Even if the selection of Ernst & Young LLP is ratified by shareholders, the Audit Committee, in its discretion, could decide to terminate the engagement of Ernst & Young LLP and to engage another independent registered public accounting firm if the Audit Committee determines such action to be necessary or desirable.

PROPOSAL FOUR: ADVISORY VOTE ON COMPENSATION OF

NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT

We are asking shareholders to approve, on a non-binding and advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement.

The Board of Directors and the Compensation Committee believe that the policies and practices articulated in the “Compensation Discussion and Analysis” are effective in achieving the objectives of our executive compensation program. The Board of Directors urges you to read the “Compensation Discussion and Analysis,” which describes in more detail how our executive compensation policies and practices operate and are designed to achieve the objectives of our executive compensation programs, as well as the tables, notes and narrative disclosure relating to the compensation of the named executive officers, set forth on pages 26 through 70 of this Proxy Statement, which provide detailed information on the compensation of our named executive officers.

We are asking shareholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement for the Company’s 2015 Annual Meeting of Shareholders under the “Compensation Discussion and Analysis” section and the tables, notes and narrative disclosure relating to the compensation of the named executive officers of the Company.

This advisory vote on executive compensation is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement. This advisory vote on executive compensation is advisory and, therefore, is not binding on the Company, the Board of Directors or the Compensation Committee. However, the Board of Directors and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Relationship with State Auto Mutual and Changes in Board Structure

Our parent is State Auto Mutual, a mutual insurance company organized in 1921. State Auto Mutual currently owns approximately 62.6% of the outstanding Common Shares. In 1990, State Auto Mutual engaged in a corporate restructuring which, among other things, resulted in the formation of STFC as a wholly owned subsidiary of State Auto Mutual. In 1991, State Auto Mutual sold approximately 30% of its ownership interest in STFC in a public stock offering. While State Auto Mutual’s ownership interest in STFC has declined since STFC’s initial public offering, the State Auto Mutual Board has made public its determination that it is in the best interest of State Auto Mutual to maintain a 60% or greater ownership interest in STFC.

We qualify as a “controlled company” under the Nasdaq listing rules because State Auto Mutual owns more than a majority of the voting power for the election of our directors. A controlled company is exempt from a number of Nasdaq corporate governance requirements. Notwithstanding this qualification, our corporate governance operates in a manner consistent with that of a non-controlled company. For example, a majority of the members of our Board are independent directors as determined under the Nasdaq listing rules. See “—Director Independence.” In addition, the members of both our Compensation and Nominating and Governance Committees are composed entirely of independent directors as determined under the Nasdaq listing rules. See “—Board Meetings and Board Committee Meetings.”

We and our subsidiaries operate and manage our businesses in conjunction with State Auto Mutual and its subsidiaries and affiliates under various management and cost sharing agreements under the leadership and direction of the same senior management team. In addition, our insurance subsidiaries participate in a pooling arrangement with State Auto Mutual and certain of its insurance subsidiaries and affiliates. This pooling arrangement covers all of the property and casualty insurance written by our insurance subsidiaries. See “Related Person Transactions—Transactions Involving State Auto Mutual” for additional information concerning these intercompany agreements and arrangements.

In 2014, the Nominating and Governance Committee of our Board and the Nominating and Governance Committee of the State Auto Mutual Board (collectively, the “N&G Committees”) began a process to consider a potential restructuring of the STFC and State Auto Mutual Boards (collectively, the “Boards”). In broad terms, the N&G Committees considered whether or not it was in the best interest of their respective constituencies to create more overlapping, common directors on the STFC and State Auto Mutual Boards and their committees, which would result in board and committee structures that might be more similar to what they looked like when STFC was initially formed and went public. In addition, the N&G Committees considered the size of each board and the total number of directors comprising both boards. The N&G Committees also considered the current skill sets of directors and whether such skill sets would remain appropriate after anticipating the retirement of certain directors. The N&G Committees identified various reasons in support of their belief that a restructuring would be in the best interest of their respective constituencies, included the following—continuing to improve the communications and engagement between boards and committees, improving knowledge transfer and sharing, cost savings through eliminated positions, continuing to improve communications and efficiencies between directors and management, and improving skill sets and expertise.

As a result of this process, each of the N&G Committees recommended to its respective Board, and each Board approved, a structure in which each board would have two additional common directors, i.e., two directors (other than our President and Chief Executive Officer) that serve on both the STFC and State Auto Mutual Boards. In that regard, at the State Auto Mutual 2015 annual meeting of members, Robert E. Baker, currently a director of STFC, was elected as a director of State Auto Mutual. Likewise, Michael J. Fiorile, currently a director of State Auto Mutual, has been nominated for election as a Class III director at the Annual Meeting.

Director Independence

The Nominating and Governance Committee has affirmatively determined that seven of our eight incumbent directors, namely Robert E. Baker, David J. D’Antoni, Eileen A. Mallesch, Thomas E. Markert, David R. Meuse, S. Elaine Roberts and Alexander B. Trevor, and director nominee Michael J. Fiorile, are “independent” as determined by the Nasdaq listing rules. The Nominating and Governance Committee made this determination based upon its review of information included in director questionnaires provided by each of the incumbent directors and a report by our General Counsel. The information reviewed by the Nominating and Governance Committee included information on the relationships between Mr. Meuse and Stonehenge Financial Holdings and RED Capital Group, two of his affiliates. From time to time we make investments in debt and equity funds sponsored by affiliates of these two companies and receive securities broker-dealer services from an affiliate of RED Capital Group. The Nominating and Governance Committee of our Board affirmatively determined that Mr. Meuse is independent as determined under the Nasdaq listing rules because our investments in the funds sponsored by, and the fees paid to, these two companies and their affiliates are not material to us or to them and Mr. Meuse’s relationships with these companies do not interfere with his independent judgment in carrying out his responsibilities as a director. The fees paid to either Stonehenge Financial Holdings and RED Capital Group in 2014 did not exceed $200,000. The information reviewed by the Nominating and Governance Committee also included information on the relationships of Mr. Baker and Mr. Fiorile as directors of State Auto Mutual. The Nominating and Governance Committee of our Board affirmatively determined that Mr. Baker and Mr. Fiorile are independent as determined under the Nasdaq listing rules.

Our Corporate Governance Guidelines expressly provide that five of the six standing committees are to be comprised solely of independent directors. Our Board’s Audit, Compensation, standing Independent, Nominating and Governance, and Risk Committees meet this standard. Our Board of Directors has concluded that the Investment and Finance Committee does not need to be comprised solely of independent directors. Robert P. Restrepo, Jr. is and will remain our employee until his retirement and Michael E. LaRocco will be our employee, and thus they do not qualify as independent directors as determined under the Nasdaq listing rules. Mr. Restrepo is a member of the Investment and Finance Committee, and it is anticipated that Mr.  LaRocco (if elected) will be appointed to the Investment and Finance Committee after the Annual Meeting.

Board and Executive Leadership: CEO Succession

We are managed under the direction of our Board in the interest of all shareholders. Our Board delegates its authority to our senior executive team to manage the day-to-day operations and ongoing affairs of our business. Our Board requires that our senior executive team review major initiatives and actions with our Board prior to implementation.

As discussed elsewhere in this Proxy Statement, we and our subsidiaries operate and manage our businesses in conjunction with State Auto Mutual and its subsidiaries and affiliates under various management and cost sharing agreements under the leadership and direction of the same senior management team, and our insurance subsidiaries participate in a pooling arrangement with State Auto Mutual and certain of its insurance subsidiaries and affiliates which covers all of the property and casualty insurance written by our insurance subsidiaries. Because of this corporate structure, our Company and State Auto Mutual have always had a leadership structure whereby the same person serves as both chairman and chief executive officer of both companies. As such, our current chairman and chief executive officer, Mr. Restrepo, also currently serves in these same positions with State Auto Mutual.

In accordance with his employment agreement, Mr. Restrepo will retire as an employee of the Company no later than December 31, 2015. Mr. Restrepo will be succeeded by Mr. LaRocco as the Company’s President and Chief Executive Officer effective May 8, 2015, with Mr. Restrepo continuing as a director and Chairman of the Company’s Board of Directors until his retirement.

Both our Board and the State Auto Mutual Board formed their own executive search committees that worked together to identify and hire Mr. LaRocco as Mr. Restrepo’s successor as chief executive officer of both our Company and State Auto Mutual. Members of our Board’s executive search committee were Mr. Baker, Ms. Mallesch and Mr. Williams. Mr. Fiorile was a member of the State Auto Mutual Board’s executive search committee.

Mr. LaRocco has entered into an employment agreement with the Company and State Auto Mutual commencing on April 27, 2015 and ending on December 31, 2018, unless terminated earlier due to Mr. LaRocco’s disability, death, voluntary termination of employment, or involuntary termination of employment by the Company for cause or without cause. Under the terms of the agreement, Mr. LaRocco will perform the duties and offices of President and Chief Executive Officer of the Company, State Auto Mutual and their subsidiaries and affiliates effective May 8, 2015. Beginning on January 1, 2019 and each anniversary of that date, the term of Mr. LaRocco’s employment agreement may be extended for an additional one-year period upon the mutual written consent of Mr. LaRocco, the Company and State Auto Mutual, not to exceed the end of the calendar year in which Mr. LaRocco attains age 65. Mr. LaRocco’s base salary will be $850,000, which amount may be increased by the Company’s Compensation Committee. He will also participate in the Company’s Leadership Bonus Plan (“LBP”), Long-Term Incentive Compensation Plan (“LTIP”), the Company’s stock purchase and retirement plans available to all employees, and will receive other compensation including relocation expenses. Mr. LaRocco’s employment agreement is more fully discussed in the Form 8-K filed by the Company with the Securities and Exchange Commission on April 2, 2015.

Once Mr. LaRocco commences his duties as Chief Executive Officer, we will have a leadership structure whereby the positions of chief executive officer and chairman are separated, with Mr. LaRocco serving as Chief Executive Officer and Mr. Restrepo serving as Chairman. However, neither of these persons is independent under the Nasdaq listing rules. Furthermore, this leadership structure is temporary until Mr. Restrepo’s retirement. Our Board and the State Auto Mutual Board have begun the process of considering whether or not to maintain our historical leadership structure, whereby the same person serves as chairman and chief executive officer of both our Company and State Auto Mutual, or to implement a different leadership structure, such as a structure whereby the positions of chief executive officer and chairman are separated with an independent director serving as chairman. As part of this process, the Boards will consider a number of factors, including the following:

•

whether separating the positions of chief executive officer and chairman could cause unnecessary complexity and complications and perhaps a split in our strategic direction, given the manner in which our businesses are operated;

•	whether the qualifications of our chief executive officer are better suited for the combined role or a separate position;

•

the possible benefits of separating the positions of chairman and chief executive officer, such as creating a level of accountability in that the chief executive officer reports directly to another person, i.e., the chairman, rather than a board; and

•	the extent to which separating the roles allows the person holding such position to focus on the responsibilities and duties of the chief executive officer or chairman, as the case may be.

Irrespective of whether or not the positions of chief executive officer and chairman are separated, our Board has adopted a governance structure which includes:

•	A Board composed entirely of independent directors as determined under the Nasdaq listing rules, other than the Company’s current chairman and current and former chief executive officers;

•	A Board composed of a majority of directors independent from State Auto Mutual;

•	An Independent Committee composed entirely of directors independent from State Auto Mutual and as determined under the Nasdaq listing rules;

•	Audit and Compensation Committees composed entirely of independent directors as determined under the Nasdaq listing rules; and

•	Established governance structures and processes and ethics guidelines.

Under our current structure, we have a designated Lead Director. Our Lead Director’s responsibilities include, among other things, leading the executive session of our independent directors, being a primary advisor to and principal point of contact with our chairman and chief executive officer, working with our chairman and soliciting input from other Board members to develop a regular board meeting schedule and an agenda for each meeting, securing input from other directors on agenda items, ensuring the adequate flow of information from management to our Board and delivering the chief executive officer’s performance evaluation on behalf of the Compensation Committee of our Board. Because our current Lead Director, Paul S. Williams, is not standing for re-election as a director, our Board has elected Director David R. Meuse to succeed Mr. Williams as Lead Director effective upon the adjournment of the Annual Meeting.

As described above, our Board and the State Auto Mutual Board will be considering whether or not to maintain our historical leadership structure whereby the same person serves as chairman and chief executive officer of both our Company and State Auto Mutual. If the decision is made to not maintain that leadership structure and the positions of chairman and chief executive officer are to be held by different persons, our Board will consider whether or not to maintain the position of Lead Director or whether the Lead Director’s responsibilities can be carried out by our new chairman.

Board Meetings and Board Committee Meetings

Our Board of Directors held five Board meetings during the fiscal year ended December 31, 2014. Seven of our incumbent directors attended 100% of the Board meetings and the meetings of all committees on which they served. Our other two directors attended 88% or more of the Board meetings and the meetings of all committees on which they served.

Our Board has established an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, a Risk Committee, an Investment and Finance Committee and a standing Independent Committee. All of the members of the Audit, Compensation, Nominating and Governance, Risk and Independent Committees are independent as determined by the Nasdaq listing rules. In addition, all of the members of the Audit and Compensation Committees are independent under the heightened standards of independence under the applicable rules of the Securities and Exchange Commission (the “SEC”) and Nasdaq. Finally, none of the members of the Independent Committee serve as directors of State Auto Mutual. Our Board has adopted charters for each of the foregoing committees. The current charters for each of these committees, along with our Corporate Governance Guidelines, Board of Directors’ Ethical Principles, Employee Code of Business Conduct and Code of Ethics for Senior Financial Officers, are available on our website. To access these documents, go to http://www.stateauto.com and click on “Investors” and then “Corporate Governance.”

The Audit Committee is charged with several responsibilities, including: (1) appointment, compensation, retention and oversight of the work performed by our independent registered public accounting firm; (2) reviewing our accounting functions, operations and management; (3) considering the adequacy and effectiveness of our internal controls and internal auditing methods and procedures; (4) meeting and consulting with our independent registered public accounting firm and with our financial and accounting personnel concerning the foregoing matters; (5) reviewing with our independent registered public accounting firm the scope of their audit and the results of their examination of our financial statements; (6) participating in the process of administering our Employee Code of Business Conduct and our Board of Directors’ Ethical Principles set forth in our Corporate Governance Guidelines; (7) establishing procedures for receipt, retention and treatment of compliance regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters; and (8) approving in advance any other work performed by our independent registered public accounting firm that it is permitted by law to perform for us. Present members of the Audit Committee are Chairperson Eileen A. Mallesch, Robert E. Baker, David R. Meuse, and Paul S. Williams. Based on a recommendation of the Audit Committee, our Board has designated Eileen A. Mallesch as the “Audit Committee Financial Expert.” The Audit Committee held eight meetings during 2014.

The Compensation Committee is charged with several responsibilities, including: (1) evaluating and approving the compensation and fringe benefits provided to our executive officers and adopting compensation policies and practices that appropriately align pay and performance; (2) approving stock-based compensation plans and grants thereunder to employees or members of the Board; and (3) evaluating the compensation provided to the members of the Board and its committees. Present members of the Compensation Committee are Chairperson Robert E. Baker, David J. D’Antoni, Alexander B. Trevor and Paul S. Williams. The Compensation Committee held five meetings during 2014.

Our executive officers also serve as executive officers of State Auto Mutual, and, in general, during 2014 the compensation expenses associated with our executive officers were allocated 65% to us and our subsidiaries and 35% to State Auto Mutual and its subsidiaries and affiliates under the Pooling Arrangement. See also “Related Person Transactions—Transactions Involving State Auto Mutual.” It is for this reason that the Board of Directors of State Auto Mutual has its own compensation committee. The members of the State Auto Mutual compensation committee attend meetings of our Compensation Committee with regard to the compensation and benefit matters applicable to our and their executive officers, and report on such matters to the State Auto Mutual Board of Directors. During 2014, the members of the State Auto Mutual compensation committee were Chairperson Dwight E. Smith, Michael J. Fiorile and James E. Kunk. In March 2015, Robert E. Baker joined this committee as its chair.

The Nominating and Governance Committee is charged with several responsibilities, including: (1) selecting nominees for election as directors; (2) reviewing the performance of our Board and individual directors; and (3) annually reviewing and recommending to our Board changes to our Corporate Governance Guidelines and Board of Directors’ Ethical Principles. The members of the Nominating and Governance Committee are Chairperson S. Elaine Roberts, David J. D’Antoni, Eileen A. Mallesch and Thomas E. Markert. The Nominating and Governance Committee met six times in 2014. See also “Corporate Governance—Nomination of Directors” contained elsewhere in this Proxy Statement. It is expected that, if elected, Mr. Fiorile will serve on and chair the Nominating and Governance Committee following the Annual Meeting.

The Risk Committee’s purpose is to assist the Board in fulfilling its risk management oversight responsibilities, including oversight of the Company’s enterprise risk management systems and processes. Some of the Risk Committee’s chief duties include: (1) reviewing with management the Company’s risk appetite statement; (2) monitoring and discussing with management the Company’s major enterprise risk exposures and the strategies and programs addressing these exposures; and (3) discussing information and technology risks with management. The members of the Risk Committee are Chairperson S. Elaine Roberts, David J. D’Antoni, Eileen A. Mallesch and Thomas E. Markert. Formed in late 2014, the Risk Committee met only once during 2014 but, beginning in 2015, will meeting at least quarterly in accordance with its charter. It is expected that, if elected, Mr. Fiorile will serve on and chair the Risk Committee following the Annual Meeting.

The Investment and Finance Committee oversees our investment functions and those of our insurance subsidiaries. The members of the Investment and Finance Committee are Chairperson David R. Meuse, Thomas E. Markert, Robert P. Restrepo, Jr., S. Elaine Roberts and Alexander B. Trevor. The Investment and Finance Committee met four times in 2014.

Independent Committees of STFC and State Auto Mutual

Both STFC and State Auto Mutual have standing Independent Committees. The members of the STFC Independent Committee must be independent from State Auto management, be independent as determined under the Nasdaq listing rules, and be independent from State Auto Mutual. The members of the State Auto Mutual Independent Committee must be both independent from State Auto management and independent from STFC.

These Independent Committees principally serve to review related person transactions between or among us and our subsidiaries, on the one hand, and State Auto Mutual and its subsidiaries and affiliates, on the other. Accordingly, before our Company and State Auto Mutual may enter into a related person transaction, each of these Independent Committees must separately review the agreement and separately recommend approval to their respective Boards. Also, each of these Independent Committees separately reviews, on an annual basis, related person transactions which by their terms contain no specific termination date or which renew automatically at the end of the current term, and each of these Independent Committees separately decides whether to recommend that their respective Boards approve the renewal of such related person transaction.

These Independent Committees also help to determine which entity, our Company or State Auto Mutual, is best suited to take advantage of transactional opportunities presented by a third party. In evaluating business opportunities, these Independent Committees may elect to meet jointly, but in any event it is understood that each Independent Committee must receive substantially identical information in making its respective evaluation of the business opportunity. In this context, our Independent Committee strives to vigorously protect the interests of STFC and its shareholders, considering only the merits of the proposal, free from extraneous considerations or influences. As part of the review process, each of these Independent Committees must separately evaluate the business opportunity and separately recommend approval to their respective Boards before the two Boards of Directors may vote on any joint recommendation to proceed with the business transaction.

The members of our Independent Committee are Chairperson Alexander B. Trevor, David J. D’Antoni, and Paul S. Williams; none of whom are members of the Board of Directors of State Auto Mutual. The members of the State Auto Mutual Independent Committee are Chairperson James E. Kunk, Marsha P. Ryan, Edwin J. Simcox, Dwight E. Smith and Roger P. Sugarman; none of whom are members of our Company’s Board of Directors. Our Independent Committee, which only meets as needed, held three meetings in 2014. It is expected that, following the Annual Meeting, the members of our Independent Committee will be Mr. Trevor, Mr. D’Antoni, Ms. Mallesch (if elected), Mr. Markert, Mr. Meuse and Ms.  Roberts.

Executive Sessions of Independent Directors

Our Board meets in executive session, without management present, prior to each regular quarterly Board meeting. Consistent with our Corporate Governance Guidelines and the Nasdaq listing rules, during 2014 there were four executive sessions with only independent directors present. In addition, following each regular quarterly Board meeting, our Board meets in executive session with the State Auto Mutual board of directors, without management present. Our Corporate Governance Guidelines provide that the Lead Director acts as the presiding director at these executive sessions.

Compensation of Outside Directors and Outside Director Compensation Table

Our non-employee directors, who we refer to as our “outside directors,” receive compensation for the services they perform as members of our Board and the Board committees on which they serve. The charter for the Compensation Committee requires the Compensation Committee to annually review the compensation of our outside directors and recommend any changes to such compensation to our Board. For 2014, the total annual retainer paid to our outside directors was $125,000, with $65,000, or 52%, paid in cash and $60,000, or 48%, paid in equity in the form of RSUs. For 2015, in conjunction with the decision by the Boards of Directors of our Company and State Auto Mutual to have two common directors on each Board, the Compensation Committees of our Company and State Auto Mutual met jointly to consider the director compensation arrangements for both Boards. The Compensation Committees reviewed peer group compensation and market date provided by Pay Governance, LLC, our Compensation Committee’s compensation consultant. Our Compensation Committee recommended to our Board, and our Board approved, increasing the total annual retainer paid to our outside directors for 2015 to $145,000, with $75,000, or 52%, to be paid in cash and $70,000, or 48%, to be paid in equity in the form of RSUs.

No meeting fees are payable to any of our directors, as our directors are expected to attend and participate in all meetings of the Board and the Board committees on which they serve without the incentive of additional compensation. Our Board may, however, elect to pay additional meeting fees to directors if it determines that extraordinary circumstances warrant the formation of a special committee or necessitate a large number of meetings. No additional meeting fees were paid to our directors in 2014. For 2015, each chairperson of our permanent Board committees is to receive an additional $7,500 annual cash retainer, the same amount as paid in 2014, other than the chairpersons of the Audit Committee and the Compensation Committee, who are to receive an additional annual cash retainer of $17,500 and $12,500, respectively, the same amounts as paid in 2014. The chairperson of the ad hoc executive search committee (see “—Board and Executive Leadership: CEO Succession”) received an additional cash retainer of $3,750 per quarter during 2014, and the committee members received a cash retainer of $1,875 per quarter. The executive search committee received the same quarterly fee for the first quarter of 2015, after which the committee was disbanded upon the selection of Mr. LaRocco as our new chief executive officer. Our Lead Director will receive an additional cash retainer of $20,000, the same amount as paid in 2014. We reimburse our outside directors for the travel expenses they incur to attend Board and committee meetings and an annual Board retreat. The Company also reimburses each of our outside directors for the travel expenses incurred by a guest of the outside director to attend the annual Board retreat, subject to applicable tax laws.

Our outside directors may defer all or any portion of the cash compensation they receive for Board or committee service under our deferred compensation plan for directors. The amount of cash compensation earned by each director in 2014, whether or not deferred, is included in the amounts shown in the “Fees Paid or Earned in Cash” column of the “2014 Outside Director Compensation” table set forth below.

Our outside directors also receive equity compensation in the form of RSUs granted pursuant to our Outside Directors Restricted Share Unit Plan (the “Directors’ RSU Plan”). An RSU is a unit representing one Common Share. The value of each RSU, on any particular day, is equal to the last reported sale price of a Common Share on the Nasdaq Stock Market on the immediately previous trading day. Each outside director was granted 3,245 RSUs under the Directors’ RSU Plan promptly following our 2014 Annual Meeting of our Shareholders. To determine the number of RSUs granted to each outside director, the targeted annual equity compensation for each director is divided by the average daily closing price of a Common Share during the prior calendar year. In addition, whenever a dividend is paid with respect to our Common Shares, an amount equal to the value of the dividend is paid to the holders of RSUs with respect to each RSU in their account on the dividend record date in the form of additional RSUs. RSUs vest upon the completion of six months of service as an outside director from the date of grant.

Our Compensation Committee has the authority, in its capacity as the administrative committee under the Directors RSU Plan, to decrease or increase the annual award of RSUs to outside directors by 500 to 5,000 RSUs without shareholder approval. The Directors’ RSU Plan generally requires outside directors to hold their RSUs until their service on the Board terminates, at which time the director may settle the RSUs in cash or Common Shares payable, at the director’s election, in a single lump sum or in annual installments over a five- or ten-year period. An outside director elected or appointed to the Board outside of an annual meeting of our shareholders will be granted a pro rata amount of RSUs based upon the number of anticipated days after the date of election or appointment until our next annual meeting of shareholders.

2014 Outside Director Compensation

In 2014, our outside directors received the following compensation:

Name	Fees Paid or Earned in Cash ($)	Restricted Share Unit Awards ($)(1)	Total ($)
Robert E. Baker	92,500	74,115	166,615
David J. D’Antoni	68,750	74,115	142,865
Eileen A. Mallesch	90,000	74,115	164,115
Thomas E. Markert	65,000	74,115	139,115
David R. Meuse	72,500	74,115	146,615
S. Elaine Roberts	68,750	74,115	142,865
Alexander B. Trevor	72,500	74,115	146,615
Paul S. Williams	92,500	74,115	166,615

(1)

The total dollar amount shown in the Restricted Share Unit Awards column represents the cash value of the total number of RSUs awarded in 2014 valued at the closing price of Common Shares on the grant valuation date ($22.84 per RSU). This valuation, required for proxy statement reporting purposes, is based on a single day’s market value, which differs substantially from the one-year average price used to determine the actual grant. We believe the valuation methodology used by the Company is more representative of the value of the RSUs at the time of grant.

Outside Directors’ Ownership of Restricted Share Units

The following table sets forth the aggregate number of RSUs owned by each of our current outside directors as of March 13, 2015.

Name	Number of Restricted Share Units
Robert E. Baker	23,392
David J. D’Antoni	26,945
Eileen A. Mallesch	16,824
Thomas E. Markert	23,392
David R. Meuse	25,160
S. Elaine Roberts	26,945
Alexander B. Trevor	25,160
Paul S. Williams	26,945

Outside directors receive no other forms of compensation than as described in this section.

No stock options have been awarded to any of the outside directors since 2004, and all previously awarded stock options have been exercised or have expired by their terms.

Communications with the Board

As further described in our Corporate Governance Guidelines, we provide a process by which security holders may send communications to our Board. Any security holder who desires to communicate with one or more of our directors may send such communication to any or all directors through our Corporate Secretary, by e-mail to corporatesecretary@stateauto.com or in writing to the Corporate Secretary at our principal executive offices, 518 East Broad Street, Columbus, Ohio 43215. Security holders should designate whether such communication should be sent to a specific director or to all directors. The Corporate Secretary is responsible for forwarding such communication to the director or directors so designated by the security holder.

Director Attendance at Annual Meeting of Shareholders

Our Corporate Governance Guidelines provide that directors are expected to attend our annual meetings of shareholders. All of our directors who were members of the Board at the time of last year’s annual meeting of shareholders attended that meeting.

Nomination of Directors

The Nominating and Governance Committee sets the minimum qualifications for persons it will consider to recommend for nomination for election or re-election (election and re-election are hereafter collectively referred to as “election”) as a director of the Company. These minimum qualifications are described in the Nominating and Governance Committee’s charter, which is posted on our website as set forth in this section. The following matters will be considered in the Nominating and Governance Committee’s determination of persons to recommend for nomination as directors of the Company: (i) freedom from relationships or conflicts of interest that could interfere with that person’s duties as a director of the Company or to its shareholders; (ii) status as independent based on the then-current Nasdaq listing rules; (iii) business or professional skill and experience; (iv) temperament; (v) integrity; (vi) educational background; and (vii) judgment. The objective of the Nominating and Governance Committee in this regard is to nominate for election as directors persons who share our values and possess the following minimum qualifications: high personal and professional integrity; the ability to exercise sound business judgment; an inquiring mind; professional demeanor; and the time available to devote to Board activities and the willingness to do so. The Nominating and Governance Committee will consider these criteria in the context of an assessment of the perceived needs of our Board as a whole. Ultimately, the Nominating and Governance Committee’s intention is to select nominees for election to our Board who the Nominating and Governance Committee believes will be effective, in conjunction with the other members of our Board, in collectively serving the long-term interests of the shareholders. In the context of recommending an incumbent director to be re-nominated for election to our Board, the Nominating and Governance Committee will focus its assessment on the contributions of such person during his or her Board tenure and such person’s independence at that time.

As required by its charter, the Nominating and Governance Committee seeks to achieve diversity of occupational and personal backgrounds. The Nominating and Governance Committee considers diversity as a factor in director nominations. In making such selections, the Nominating and Governance Committee views diversity in a broad context to include race, gender, geography, industry experience and personal expertise.

In addition to incumbent directors who will be evaluated for re-nomination as described above, the Nominating and Governance Committee may maintain a list of other potential candidates whom the Nominating and Governance Committee may evaluate pursuant to the criteria set forth above for consideration as Board members. By following the procedures set forth below, shareholders may recommend potential candidates to be included on this list. As a matter of policy, the Nominating and Governance Committee will consider and evaluate such candidates recommended by shareholders in the same manner as all other candidates for nomination to our Board who are not incumbent directors.

The charter of the Nominating and Governance Committee details the process by which our Board of Directors fills vacancies on the Board. The Nominating and Governance Committee’s charter provides that, in the absence of extraordinary circumstances, when a director vacancy arises for any reason, the Nominating and Governance Committee will first look to the list of names of potential nominees, as described above, and make a preliminary evaluation of such person(s) based on the criteria set forth above. If there are no names on the list or if all of the names on this list are eliminated following such evaluation process, the Nominating and Governance Committee may solicit other potential nominees’ names from our other directors, directors of our parent, the chairman or other persons who the Nominating and Governance Committee reasonably believes would have the opportunity to possess firsthand knowledge of a suitable candidate based on the criteria described above. The Nominating and Governance Committee may also hire a director search firm to identify potential candidates. Once the Nominating and Governance Committee has preliminarily concluded that a person(s) may meet the criteria described above, the Nominating and Governance Committee will, at a minimum, obtain from such person(s) a completed Prospective Director Questionnaire which shall solicit information regarding the person’s business experience, educational background, personal information, potential conflicts of interest and information relating to the person’s business, personal or family relationships with the Company and other directors, among other matters. Following a review of such completed Prospective Director Questionnaire by the Nominating and Governance Committee and the chairman and counsel for the Company, the Nominating and Governance Committee will conduct at least one interview with a person(s) whose candidacy it desires to pursue. Based on all information secured from the prospective nominee, including a background check and a criminal record check, the Nominating and Governance Committee will meet and decide whether or not to recommend such person(s) for nomination for election as a director of the Company. Any decision by the Nominating and Governance Committee in this regard will reflect its judgment of the ability of the person(s) to fulfill the objectives outlined above.

We have adopted procedures by which shareholders may recommend individuals for membership to our Board. As described in its charter, it is the policy of the Nominating and Governance Committee to consider and evaluate candidates recommended by shareholders for membership on our Board in the same manner as all other candidates for nomination to our Board who are not incumbent directors. If a shareholder desires to recommend an individual for Board membership, then that shareholder must provide a written notice to the Corporate Secretary of the Company at 518 East Broad Street, Columbus, Ohio 43215 (the “Recommendation Notice”). For a recommendation to be considered by the Nominating and Governance Committee, the Recommendation Notice must contain, at a minimum, the following: (i) the name and address, as they appear on our books, and telephone number of the shareholder making the recommendation, including information on the number of shares owned; (ii) if such person is not a shareholder of record or if such shares are owned by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity; (iii) the full legal name, address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience and qualifications of that individual; (iv) a written acknowledgement by the individual being recommended that he or she has consented to that recommendation and consents to our undertaking of an investigation into that individual’s background, experience and qualifications in the event that the Nominating and Governance Committee desires to do so; (v) the disclosure of any relationship of the individual being recommended with our Company or any of our subsidiaries or affiliates, whether direct or indirect; and (vi) if known to the shareholder, any material interest of such shareholder or individual being recommended in any proposals or other business to be presented at our next annual meeting of shareholders (or a statement to the effect that no material interest is known to such shareholder).

Other Governance Issues of Interest

Formal Stock Ownership Holding Periods

The Company’s Ownership Guidelines require its Section 16 officers to hold the net amount of Common Shares obtained through the exercise of stock options or vesting of restricted stock until the later of (i) the first anniversary of the date the officer exercised the stock options or vested in the restricted stock or (ii) the date on which the officer satisfies the Ownership Target Amounts. (See “Compensation Discussion and Analysis—Stock Ownership Guidelines.”)

Directors’ Stock Ownership Guidelines

Our Company’s Corporate Governance Guidelines contain the expectation that each of our outside directors will own Company shares or RSUs granted under the RSU Plan having a total market value of at least four times the then current cash portion of the director’s annual retainer, which was $65,000 for 2014 and will be $75,000 for 2015. Each director has five years to attain this level of ownership. Our directors are required to hold all RSUs until their membership on the Board terminates.

As of March 13, 2015, all of our current directors have satisfied their ownership requirements under these guidelines.

Anti-Hedging Policy

A policy adopted by our Board prohibits all Company employees and members of the Board from engaging in certain hedging transactions with respect to Company securities held by them, including short sales and other transactions that shift the economic consequences of ownership of Company securities to a third party. Another policy adopted by the Board prohibits our Section 16 officers and members of the Board from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan. See “Compensation Discussion and Analysis—Anti-Hedging Policy.”

Availability of Corporate Governance Documents

The following documents are available on our website at www.stateauto.com under “Investors” and then under “Corporate Governance”:

•	The charters for our Audit Committee, Compensation Committee, Nominating and Governance Committee, Risk Committee, Investment and Finance Committee and standing Independent Committee;

•	Our Corporate Governance Guidelines, including Board of Directors’ Ethical Principles;

•	Our Employee Code of Business Conduct; and

•	Our Code of Ethics for Senior Financial Officers.

ENTERPRISE RISK MANAGEMENT

The Board’s Role in Enterprise Risk Management

Risk management activities include the development of strategies and implementation of actions intended to anticipate, identify, assess, monitor, mitigate and manage risks. Our Board views enterprise risk management as an integral part of our business and strategic planning.

Our Board’s role in the process of enterprise risk management is one of oversight. The independent structure of our Board enables objective oversight of the process through a governance structure that includes Board and management committees.

The direct responsibility for enterprise risk management lies with our senior management. We utilize an internal enterprise risk management committee comprised of our Chief Executive Officer, our Chief Risk Officer (“CRO”) and other senior executives. Among other things, this internal committee works with business units across the Company in carrying out its responsibility of anticipating, identifying, assessing, monitoring, mitigating and managing risks that could materially impact the Company, including its reputation, and the successful execution of its strategy.

Our Board has delegated its enterprise risk oversight responsibility to various committees of the Board, believing risk oversight is best performed by the committee with relevant knowledge in its area of responsibility.

The Risk Committee is the committee with primary responsibility to assist the Board in fulfilling its oversight responsibilities, including oversight of the Company’s enterprise risk management systems and processes. The Risk Committee’s charter specifies that the Risk Committee is responsible to review with management the Company’s risk appetite, including quarterly reviews to measure compliance with the risk appetite. The charter also provides that the Risk Committee is responsible to monitor and discuss with management the Company’s major enterprise risk exposures and the strategies and programs management has implemented or anticipates implementing into its practices, processes and control structure to address these exposures. The Risk Committee discusses with management at least annually information and technology risks, including business continuity and crisis management. The Risk Committee annually reviews and evaluates the

Risk Committee’s own effectiveness in performing its enterprise risk management oversight duties. The Risk Committee provides quarterly reports on its enterprise risk oversight activities to our Board.

To assist the Risk Committee in discharging its duties under its charter, management provides quarterly reports which monitor the status of major risks inherent in our business, including credit, market, liquidity, underwriting, operational, strategic, legal, litigation, compliance and regulatory risks. In addition, the Risk Committee regularly meets with our CRO, who reports to the Chairman and Chief Executive Officer. The CRO has direct access to the Risk Committee, including quarterly executive sessions without other members of management in attendance. Besides meeting with the CRO, the Risk Committee also meets periodically with other members of management as the Risk Committee deems appropriate.

Other Board committees provide enterprise risk management oversight in their specific areas of responsibility. The Risk Committee coordinates with these Board committees to avoid overlaps as well as potential gaps in overseeing the Company’s enterprise risk management.

The Audit Committee is responsible for oversight of risks related to accounting, auditing and financial reporting, establishing and maintaining effective internal controls, and the process for establishing insurance reserves. Management provides quarterly reports on these related risk areas and the Audit Committee meets periodically with our officers responsible for the adequacy of legal and regulatory compliance. The CRO and General Counsel have direct access to the Audit Committee, including quarterly executive sessions without other members of management in attendance.

The Investment and Finance Committee considers financial risks relevant to our investment portfolio and activities, including credit and market risks, capital management and availability, liquidity and financing arrangements.

The Compensation Committee oversees the risks related to human capital and people risk, including our compensation plans and arrangements. As required by its charter, the Compensation Committee annually reviews and monitors incentive compensation arrangements to confirm that incentive pay policies and practices do not encourage unnecessary risk taking and are aligned with competitive market practices, utilizing our independent compensation consultant and outside legal counsel in this process. The Compensation Committee reviews and discusses, at least annually, the relationship between the Company’s risk management policies and practices, corporate strategy and executive management compensation. Also, the Compensation Committee annually reviews and discusses with our Company’s management any disclosures required by SEC rules and regulations relating to the Company’s compensation risk management. This discussion includes, among other things, whether and the extent to which the Company compensates and incentivizes our associates in ways that may create risks that are reasonably likely to have a material adverse effect on the Company.

Risk Assessment in Compensation Programs

Following the Compensation Committee’s review with senior management, our independent compensation consultant and outside legal counsel of potential risks within the compensation programs, the Compensation Committee has concluded that no risks exist due to the compensation programs that are reasonably likely to have a material adverse effect on the Company.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the compensation program for our named executive officers (NEOs).

Executive Summary

2014 Compensation Summary

•	Base Salary. The salaries of our NEOs increased by approximately 3% in 2014, which is consistent with the practices of other financial services and insurance companies (including many of our peers).

•

Short-Term Incentive Compensation. The payout on the Company performance goals under the LBP as a percentage of the target Company performance LBP bonus for 2014 (where the target percentage equals 100%) was 146.2% for Messrs. Restrepo, English, Fitch and Yano and 157.5% for Ms. Buss. The payout on the individual performance goals under the LBP as a percentage of the target individual performance LBP bonus for 2014 (where the target percentage equals 100%) was 50% for Mr. Restrepo, 170% for Mr. English, 170% for Mr. Fitch, 180% for Mr. Yano and 180% for Ms. Buss. In August 2014, the Committee made adjustments to the LBP Combined Ratio, Non-Catastrophe Loss Ratio and specialty insurance combined ratio performance measures originally selected for the Company performance component of the LBP. The adjustments excluded from the LBP Combined Ratio, Non-Catastrophe Loss Ratio and specialty insurance combined ratio performance measures $129.7 million in charges related to reserve strengthening for our terminated Risk Evaluation & Design LLC (“RED”) program business and also excluded from the LBP Combined Ratio performance measure $10.6 million in information technology reorganization-related severance expenses and vendor fees (see “Short-Term Incentive Compensation—Leadership Bonus Plan Bonuses—LBP Award Process” for more information regarding these adjustments).

•

Performance Award Units. We awarded cash-based performance award units (“PAUs”) to our NEOs for the 2012-2014 performance period under the State Auto Financial Corporation Long-Term Incentive Plan, as amended (“LTIP”). We have not determined the value of these PAUs because the final peer group data for the 2012-2014 performance period has yet to be released. However, based on preliminary performance information indicating that the Company’s overall performance for the 2012-2014 performance period relative to the LTIP Peer Group (as defined below in “Executive Compensation Program Elements—Long-Term Equity and Cash Incentive Compensation—Performance Award Units—PAU Award Process”) falls within the 40th percentile, we currently expect that the PAUs awarded to our NEOs (except for Ms. Buss) for the 2012-2014 performance period will be valued significantly below target. We currently expect that the PAUs awarded to Ms. Buss for the 2012-2014 performance period will be valued significantly above target.

•

Equity Compensation. In 2014, we awarded stock options and restricted common shares to our NEOs under the State Auto Financial Corporation 2009 Equity Incentive Compensation Plan, as amended (“2009 Equity Plan”).

The following table shows for each NEO: (i) the targeted bonus payout under the LBP for 2014 and the actual payout under the LBP for 2014; (ii) the targeted value of the PAUs granted for the 2012-2014 performance period and the amount accrued by the Company for the PAUs granted for the 2012-2014 performance period; and (iii) the targeted value of the equity compensation awarded to our NEOs in 2014 and the value of the equity compensation awarded to our NEOs in 2014 as of December 31, 2014.

	Short-Term Incentive Compensation		PAUs		Equity Compensation		TOTAL
	Target	Actual	Target	Accrued	Target	Value	Target	Value
Robert P. Restrepo, Jr. Chairman, President and Chief Executive Officer	$662,002	$808,635	$753,027	$320,790	$484,212	$233,172	$1,899,241	$1,362,597
Steven E. English Senior Vice President and Chief Financial Officer	$337,500	$521,708	$219,375	$93,454	$141,081	$67,946	$697,956	$683,108
Clyde H. Fitch Senior Vice President and Chief Sales Officer	$270,000	$417,366	$152,100	$64,795	$97,812	$47,103	$519,912	$529,264
James A. Yano Senior Vice President, Secretary and General Counsel	$198,000	$312,998	$152,100	$64,795	$97,812	$47,103	$447,912	$424,896
Jessica E. Buss Senior Vice President, Specialty Lines	$206,250	$339,879	$158,438	$291,843	$101,881	$49,060	$466,569	$680,782

Impact of State Auto Group on Compensation of NEOs

Our executive compensation program reflects our corporate and management structure and our relationship with State Auto Mutual and the other members of the State Auto Group (as defined on page 76 of this Proxy Statement). We and our subsidiaries operate and manage our businesses together with State Auto Mutual and the other members of the State Auto Group under various pooling, management and cost sharing agreements under the leadership and direction of the same senior management team. See “Related Person Transactions—Transactions Involving State Auto Mutual” on page 76 of this Proxy Statement for a discussion of these agreements.

As a result, our NEOs are also officers of State Auto Mutual and provide services to the Company, State Auto Mutual and the other members of the State Auto Group (e.g., Mr. Restrepo serves as the Chairman, President and Chief Executive Officer of both the Company and State Auto Mutual). Therefore, when determining the compensation of our NEOs, the Committee takes into account the services our NEOs perform for the Company and the services they perform for State Auto Mutual and the other members of the State Auto Group. The Committee targets the total amount of each element of compensation payable to our NEOs at or close to the median compensation level in our competitive market, which we define as insurance companies similar in size to the State Auto Group, as opposed to insurance companies similar in size to the Company (See “—Benchmarking of Executive Compensation Program Elements” on page 34 of this Proxy Statement). In addition, the performance measures applicable to the Company performance LBP bonus opportunity and the PAUs awarded to our NEOs in 2014 are based on the performance of the State Auto Group. The charts below set forth the total revenues and total assets of the median company within the NEO Peer Group and the Company and the total net written premiums and total admitted assets of the State Auto Group, in each case for the year ended and at December 31, 2013 (the companies included in the NEO Peer Group used for 2014 compensation decisions were selected based on 2013 financial data).

Total Revenues in 2013

Total Assets as of December 31, 2013

Because our NEOs perform services for the Company, State Auto Mutual and other members of the State Auto Group, we generally allocated the compensation expenses in 2014 for such services 65% to the Company and its subsidiaries and 35% to State Auto Mutual and certain of its other subsidiaries and affiliates. The compensation of our NEOs as disclosed in this Proxy Statement, however, includes all compensation expenses for the services performed by our NEOs for the Company, State Auto Mutual and the other members of the State Auto Group. As a result, any analysis conducted regarding the Company and its peers based on the compensation disclosed in this Proxy Statement should consider that such disclosure includes compensation provided to our NEOs for services they performed for State Auto Mutual and the other members of the State Auto Group. The following table allocates the compensation reported for each NEO in the “Total” column of the Summary Compensation Table on page 53 of this Proxy Statement between the Company, on the one hand, and State Auto Mutual and certain of its other subsidiaries and affiliates, on the other hand, based on the compensation expense allocation in effect on December 31, 2014 (i.e., 65% to the Company and 35% to State Auto Mutual and certain of its other subsidiaries and affiliates):

	2014		2013		2012
	State Auto Financial	State Auto Mutual	State Auto Financial	State Auto Mutual	State Auto Financial	State Auto Mutual
Robert P. Restrepo, Jr.	$1,966,775	$1,059,032	$1,795,674	$966,901	$1,728,804	$930,894
Steven E. English	$910,122	$490,066	$688,143	$370,538	$531,101	$276,078
Clyde H. Fitch	$721,569	$388,537	$565,518	$304,510	$482,346	$259,724
James A. Yano	$651,303	$350,701	$507,502	$273,271	$379,295	$204,235
Jessica E. Buss	$632,748	$340,711	$646,432	$348,079	$519,227	$239,583

Pay for Performance

The Committee conducted a pay for performance analysis comparing (i) the total realizable pay earned by our CEO over the five-year period ended December 31, 2013 to the total realizable pay earned by the CEOs of each member of the NEO Peer Group over that period, and (ii) the total shareholder return (“TSR”), premium growth, GAAP combined ratio, total equity growth and return on equity of the Company over the five-year period ended December 31, 2013 to the TSR, premium growth, GAAP combined ratio, total equity growth and return on equity of the members of the NEO Peer Group over that period.

The total realizable pay used in our pay for performance analysis includes:

•	base salary earned during the five-year period;

•	actual annual cash bonuses earned during the period;

•	value of cash incentives earned for multi-year performance plans that began and ended during the period;

•

the vesting date value (as opposed to grant date value) of service-based restricted common share awards granted during the period and the value of any unvested restricted common share awards made during the period based on the Company’s stock price as of December 31, 2013; and

•

any exercise gains of options granted during the period and the paper value of any gains on any unexercised options received during the period based on the Company’s stock price as of December 31, 2013.

Based on input from its compensation consultant, Pay Governance, LLC, the Committee concluded that total realizable pay provides a more accurate basis for comparing the historical alignment of pay and performance than the information reported in the Summary Compensation Table. Unlike the amounts reported in the Summary Compensation Table, total realizable pay increases or decreases depending on our annual and long-term results and increases or decreases in our stock price and, as a result, better reflects the Company’s performance in comparison to the results of our peers.

The Committee uses a five-year period in its analysis to provide a long-term perspective and include multiple complete PAU performance periods. The Committee uses the NEO Peer Group (which includes insurance companies comparable to the State Auto Group in terms of both size and type of business) in its analysis because the Committee (i) takes into account the services our CEO performs for the Company and the services he performs for State Auto Mutual and the other members of the State Auto Group when determining the amount of his compensation and (ii) targets the total amount of each element of compensation payable to our CEO at or close to the median compensation level in our competitive market, which we define as insurance companies similar in size to the State Auto Group (See “—Benchmarking of Executive Compensation Program Elements” on page 34 of this Proxy Statement for a more detailed description of the NEO Peer Group).

As shown in the chart below, (i) the total realizable pay earned by our CEO during the five-year period ended December 31, 2013 placed the Company in the 33rd percentile when compared to the NEO Peer Group (the individual members of which are identified as diamonds in the chart below) and (ii) the TSR of the Company over the five-year period ended December 31, 2013 placed the Company in the lowest percentile when compared to the NEO Peer Group.

CEO REALIZABLE PAY vs. TSR: 2009 to 2013

The premium growth, GAAP combined ratio, total equity growth and return on equity of the Company over the five-year period ended December 31, 2013 placed the Company in the 15th percentile, 3rd percentile, 11th percentile and lowest percentile, respectively, when compared to the NEO Peer Group. Based on the percentile rankings of the Company yielded by our pay for performance analysis, both the Committee and Pay Governance, LLC concluded that the compensation we paid to our CEO for the five-year period ended December 31, 2013 was aligned with our performance for the period.

Modifications to Executive Compensation Program

We held our annual shareholder advisory vote regarding the compensation of our Named Executive Officers, commonly referred to as a “say-on-pay” vote, at our 2014 Annual Meeting of Shareholders. Our shareholders overwhelmingly approved the compensation of our Named Executive Officers, with approximately 99% of the votes cast in favor of our 2014 “say-on-pay” resolution. Since our 2014 Annual Meeting of Shareholders, the Committee has considered the results of the 2014 “say-on-pay” vote in its evaluation of our executive compensation programs and practices. Based on the strong support our shareholders expressed at our 2014 Annual Meeting of Shareholders, the Committee did not make any changes to our executive compensation program as a result of the 2014 “say-on-pay” vote. We did, however, make the following changes to our executive compensation program and practices, which we believe will better align the program with what we consider to represent good corporate governance practices and improve our program and its administration.

•

Restructuring of Board and Compensation Committee. In 2014, as described in more detail in “Corporate Governance and Board of Directors—Relationship with State Auto Mutual and Changes in Board Structure,” the N&G Committees restructured the STFC and State Auto Mutual Boards so that each board would have two common directors (i.e., a director that serves on both the STFC and State Auto Mutual Boards). In that regard, Robert E. Baker, currently an STFC director and Chairman of the Committee, was elected to the State Auto Mutual Board of Directors and appointed Chairman of its compensation committee in March 2015. Also, Michael J. Fiorile, currently a director of State Auto Mutual, has been nominated for election as an STFC Class III director at the Annual Meeting. It is expected that, if elected, Mr. Fiorile will serve on the Committee following the Annual Meeting. The members of the State Auto Mutual compensation committee will continue to attend meetings of the Committee and report on such matters to the State Auto Mutual Board of Directors. The N&G Committees believe that the restructuring will (i) improve communications and engagement between the boards, their committees and management, (ii) encourage knowledge transfer and sharing, (iii) produce cost savings through eliminated positions and (iv) enhance the skill sets and expertise of the directors.

•

Revised Weighting of LBP Components. For 2014, the Committee (i) reduced the percentage of the LBP target bonus opportunity based on Company performance relative to annual plan targets to 70% for Ms. Buss and 65% for Messrs. English, Fitch and Yano and (ii) increased the percentage of the LBP target bonus opportunity based on individual performance to 30% for Ms. Buss and 35% for Messrs. English, Fitch and Yano. The Committee made these adjustments to enhance the emphasis of the LBP for our non-CEO NEOs during the CEO transition period on (i) teamwork among our non-CEO NEOs and (ii) the individual responsibilities of our non-CEO NEOs for corporate initiatives. The Committee made smaller adjustments to the allocation of Ms. Buss’s LBP target bonus opportunity because, unlike our other NEOs, a portion of her LBP bonus is subject to the achievement of performance measures relating to her business unit.

•

Awarded Restricted Stock to all NEOs. In 2014, we awarded restricted common shares to all of our NEOs in addition to stock options to (i) reduce our usage of Common Shares under our equity compensation plans, (ii) strengthen the alignment between the interests of the NEOs and our shareholders and (iii) encourage retention. Restricted stock also represents a significant element of the compensation paid to executives at many peer companies that we compete with for executive talent and builds appropriate levels of Common Share ownership among our executive team.

•

Entered into New Executive Agreements with non-CEO NEOs. We entered into a new change of control agreement, which we refer to as “executive agreements,” with each of our NEOs other than Mr. Restrepo effective as of October 27, 2014. The new executive agreements with these NEOs, which are identical in all respects, replaced their previous change of control agreements which were expiring by their terms.

Compensation Policies and Practices

We endeavor to maintain governance practices that are consistent with what we believe represent current best practices, including with respect to the oversight of our executive compensation program. Our compensation policies and practices include the following:

•

No Tax Gross-Up Payments in Change of Control Agreements. The executive change of control agreements between the Company and our NEOs do not entitle our NEOs to any tax gross-up payments. (See “Agreements with Named Executive Officers” on page 62 of this Proxy Statement.)

•

Acceleration of Vesting of Equity Awards Subject to “Double Trigger.” The 2009 Equity Plan permits the accelerated vesting of awards upon a change of control only if the recipient’s employment with the

Company terminates within one year of the change in control, provided, that if the change in control involves a change in the ownership of the Company and the successor entity does not provide benefits to the recipient of equal or greater value at the time of the change in control transaction, the award will automatically vest upon the closing of the transaction.

•

Stock Ownership Holding Periods. The Company’s Ownership Guidelines (as defined below in “Stock Ownership Guidelines”) require our Section 16 officers to hold the net amount of Common Shares obtained through the exercise of stock options or vesting of restricted common shares until the later of (i) the first anniversary of the date the officer exercised the stock options or (ii) the date on which the officer satisfies the Ownership Target Amounts (as defined below in “Stock Ownership Guidelines”).

•

Anti-Hedging Policy. All Company employees, including our NEOs, and members of the Board are subject to a Company policy that prohibits them from engaging in certain hedging transactions with respect to Company securities held by them, including short sales and other transactions that shift the economic consequences of ownership of Company securities to a third party. Our executive officers and members of the Board are also subject to a Company policy that prohibits them from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

•	Independent Compensation Consultant. The Committee’s independent compensation consultant, Pay Governance, LLC, is engaged directly by the Committee and performs services solely for the Committee.

•

“Clawback” Obligations Imposed in Change of Control Agreements. The employment agreement and executive agreement between the Company and Mr. Restrepo and the executive change of control agreements between the Company and our other NEOs include a “clawback” provision that authorizes the Board to require the NEO to repay all or any portion of the severance benefits paid to the NEO thereunder upon the occurrence of the events described below in “Agreements with Named Executive Officers” on page 62 of this Proxy Statement. If the Board determines that the NEO engaged in fraudulent conduct, the Board must seek repayment of such severance benefits.

•

Limited Perquisites. We provide our NEOs minimal perquisites not tied to individual or Company performance, which we believe are well below the typical practices of companies of comparable size and have limited cost.

•

Limited Committee Discretion to Increase Awards. Except for the individual performance component of the LBP, the Committee may not increase awards under our short-term or long-term incentive plans. The Committee retains the discretion to decrease awards under our short-term and long-term incentive plans.

•	No Repricing of Underwater Stock Options. As stated in the 2009 Equity Plan, the Company will not reprice, replace or repurchase underwater stock options without first obtaining shareholder approval.

Executive Compensation Philosophy

We structure our executive compensation program to attract, retain, motivate and reward top caliber executives who deliver on the following key elements of our business strategy:

•	Capital Management as measured by return on equity.

•	Enterprise Risk Management that is operationalized and integrated into our capital allocation, product development, pricing, claims and service capabilities.

•	Top-Quartile Performance as measured against peers.

We continue to believe that achieving success in these areas will increase the price of our Common Shares over the long term and should be rewarded by our compensation program. In addition to incenting our executives to achieve success in these areas, our executive compensation program is also designed to:

•	Align the individual compensation of our executives with the long-term value delivered to our shareholders.

•	Offer compensation that reflects Company performance and is competitive.

•	Encourage appropriate share ownership while balancing short- and long-term perspectives.

Each element of our executive compensation program serves a unique role in establishing an appropriate balance between the rewards for short-term and long-term performance that we believe will support our efforts to increase the price of our Common Shares over the long-term. (See “Executive Compensation Program Elements” on page 35 of this Proxy Statement.)

How the Amount of Executive Compensation is Determined

Role of Committee, Senior Management, Compensation Consultants and Other Advisors

In carrying out its responsibilities, the Committee requests and receives regular input and recommendations from the Board, management, the Board of Directors and Compensation Committee of State Auto Mutual, an executive compensation consultant and other advisors. The Committee also regularly engages in discussions and continuing education to better understand compensation trends, regulatory developments relating to compensation issues and the Company’s compensation issues and objectives. New members of the Committee also complete an additional comprehensive initial training program. Management informs and assists the Committee in establishing and monitoring performance goals, and in refining our executive compensation program.

As a result of the sharing of services and compensation expenses among the Company and the other members of the State Auto Group (See “—Impact of State Auto Group on Compensation of NEOs” on page 27 of this Proxy Statement), the Board of Directors and Compensation Committee of State Auto Mutual are involved in the performance evaluation process of our CEO. In addition, the members of State Auto Mutual’s Compensation Committee attend the meetings of the Committee. (See “Corporate Governance and Board of Directors—Board Meetings and Board Committee Meetings” on page 17 of this Proxy Statement.)

In making compensation decisions related to both the form and the amount of compensation, the Committee has historically relied upon competitive information obtained from its compensation consultant. In 2014, the Committee engaged and utilized the services of Pay Governance, LLC, a compensation consultant. Pay Governance, LLC performs services solely for the Committee. During 2014, Pay Governance, LLC attended and participated in all Committee meetings and advised the Committee regarding (i) the effectiveness, competitiveness and design of our overall executive compensation program, its policies and practices and specific compensation packages for our NEOs and other executives, (ii) the competitiveness of compensation to our outside directors in comparison to their peers at similar public companies, (iii) the composition of the NEO Peer Group, (iv) the content and form of this Compensation Discussion and Analysis, (v) the alignment between the compensation of our NEOs and our performance and (vi) special requests of the Committee with respect to issues relating to the Company’s executive compensation program. During 2014, the Company did not engage Pay Governance, LLC or its affiliates for any services beyond its support of the Committee.

In 2014, the Committee requested and received completed questionnaires from Pay Governance, LLC and the Committee’s outside legal counsel relating to their respective independence. Based on the completed questionnaires and other factors, the Committee has confirmed the independence of Pay Governance, LLC and the Committee’s outside legal counsel and determined that its engagement of Pay Governance, LLC and the Committee’s outside legal counsel did not raise any conflict of interest.

Benchmarking of Executive Compensation Program Elements

We believe that in order to achieve the objectives of our executive compensation program, including retaining our executive talent, the Company must target competitive compensation. To determine what constitutes competitive compensation for our NEOs, the Committee considers data contained in (and analysis of such data provided by its compensation consultant):

•	proxy statements filed by other publicly-held insurance companies comparable to the State Auto Group in terms of both size and type of business (the “NEO Peer Group”); and

•	pay surveys of the insurance and financial services industry relating to public, private and mutually-owned insurance companies and public and private financial services companies (the “Survey Data”).

NEO Peer Group

The Committee, with input from its compensation consultant and management, approves property and casualty insurance companies to be part of the NEO Peer Group based on (i) their status as public companies and (ii) whether their size and business overlap with the State Auto Group, which is larger than the Company. Public companies are selected because they are required to publicly disclose detailed information in their SEC filings regarding the compensation of their NEOs and their executive compensation programs, which allows us to compare the competitiveness of the compensation of our NEOs and executive compensation program with those of our public company competitors. In considering business overlap, companies are selected that have a significant portion of their business in personal and commercial automobile, homeowners, specialty, workers’ compensation and commercial property and casualty insurance. The Committee considers premium volume, total assets, market capitalization and number of employees when determining whether a company’s size overlaps with the State Auto Group. Companies similar in size to the State Auto Group are selected because our NEOs are also officers of State Auto Mutual and provide services to our Company, State Auto Mutual and the other members of the State Auto Group. Some of the companies in the NEO Peer Group, however, are substantially larger than the State Auto Group while others are smaller. Normally, companies included in the NEO Peer Group are within one-half to two times the size of State Auto Group. The size of the median company within the NEO Peer Group is comparable to the State Auto Group. The members of the NEO Peer Group change periodically because of mergers, acquisitions, start-ups, spinoffs and similar transactions.

The NEO Peer Group used for 2014 compensation decisions was comprised of the following 19 companies:

Alleghany Corporation	AmTrust Financial Services Inc.	Argo Group International Holdings, Ltd.
Cincinnati Financial Corporation	Erie Indemnity Company	Horace Mann Educators Corporation
Infinity Property & Casualty Corporation	Kemper Corporation	Meadowbrook Insurance Group, Inc.
Mercury General Corporation	Montpelier Re Holdings Ltd.	The Navigators Group, Inc.
Old Republic International Corporation	OneBeacon Insurance Group, Ltd.	Safety Insurance Group, Inc.
Selective Insurance Group Inc.	The Hanover Insurance Group	United Fire Group, Inc.
White Mountains Insurance Group

Survey Data

The Survey Data complements the NEO Peer Group information by providing broader comparisons, which allows us to more comprehensively assess the compensation we pay to our executive officers relative to the compensation paid in the insurance and financial services industry to similar positions.

Use of Compensation Data

When setting base salaries, short-term and long-term incentive compensation, we use NEO Peer Group data when it relates to a comparable position at the Company and Survey Data that relates to individuals in similar positions at insurers similar in size to the State Auto Group (which we refer to as our “competitive market”). We use NEO Peer Group data to benchmark the compensation of some NEOs and Survey Data to benchmark the compensation of our NEOs and other executives. If relevant data is available from both the NEO Peer Group and the Survey Data for a position, we average the results to determine the benchmark. For example, if the median level of base salary for chief executive officers reported by the NEO Peer Group and the Survey Data was $815,000 and $840,000, respectively, we would average the two results to establish a median base salary target of $827,500.

The Committee targets the total amount of compensation payable to our NEOs at or close to the median compensation level in the competitive market by setting the target amount of each element of compensation at or near the median level of compensation in the competitive market. Because it believes superior performance should be rewarded, the Committee provides our NEOs with the opportunity to earn total compensation in the 75th percentile (or higher) of the competitive market if performance significantly exceeds target results. Conversely, if Company or individual performance is substantially below target or planned results, the Committee believes NEOs should receive substantially less than the median level of total compensation in the competitive market (i.e., in the bottom quartile). The total amount of compensation that the Committee targeted as payable to each of our NEOs for 2014 was reasonably competitive with the median level of compensation in the NEO Peer Group and the Survey Data, except for Mr. Fitch who is paid above this range due to his substantial experience and the importance of his skill set to our strategic objectives. Certain compensation elements for Mr. Restrepo, such as base salary, retirement benefits, employee benefits and executive perquisites, are subject to the terms of his employment agreement. (See “Agreements with Named Executive Officers—Restrepo Employment Agreement” on page 62 of this Proxy Statement.)

The Committee also uses the compensation data disclosed in the proxy statements of members of the NEO Peer Group to conduct pay for performance comparisons that help it (i) understand the expectations of companies within the NEO Peer Group regarding incentive payouts and (ii) evaluate our executive compensation program and practices. The Committee also uses the Survey Data, in combination with information for the NEO Peer Group, to assess competitive pay levels and evaluate our executive compensation program and practices.

Use of Tally Sheets

The Committee uses tally sheets in its annual review of NEO compensation to review total compensation and each element of compensation provided to our NEOs. The tally sheets used by the Committee in its review of NEO compensation for 2014: (i) listed each individual element of compensation along with the amount earned in each category for 2011, 2012 and 2013; (ii) listed the target and maximum amounts of incentive compensation payable for 2013; and (iii) summarized the current value of employee benefits and perquisites. The tally sheets provide a useful perspective on the total value of NEO compensation and show how total compensation changes from year to year. The Committee also used tally sheets to evaluate each NEO’s total compensation in 2015.

Executive Compensation Program Elements

We believe that the mix of elements in our executive compensation program supports its objectives and provides appropriate reward opportunities. Each of these elements is discussed separately below, other than employee benefits which we offer to our NEOs on the same basis as all of our other employees and certain additional long-term disability benefits provided to Mr. Restrepo pursuant to his employment agreement in the event he is terminated by reason of disability. (See “Potential Payments Upon Termination or Change in Control—Restrepo Employment Agreement—Disability” on page 65 of this Proxy Statement.)

The Company applies the following principles in designing our executive compensation program to achieve the objectives of our executive compensation program:

•	The Company does not have a prescribed mix between cash and non-cash compensation and short- and long-term compensation;

•	The Company targets each element of executive compensation to approximate the median level of our competitive market so that total compensation is also positioned at median levels;

•

Neither the Committee nor the CEO considers the other elements of compensation available to NEOs, such as salary increases, annual bonuses, option gains and equity ownership, when setting any one element; and

•	Awards made in prior years or in other parts of our compensation program have not influenced the opportunities or payments made available in the current year.

Some of our NEOs’ compensation is governed by the terms of specific agreements between the NEO and the Company. (See “—Contractual Arrangements with Named Executive Officers” beginning on page 50 of this Proxy Statement.)

The following chart shows the elements of our executive compensation program for 2014 (except for perquisites, which are minimal in nature).

*

In 2014 and 2015, all of the NEOs were granted 20% of their total long-term incentive opportunity in the form of stock options, 65% in the form of target PAUs and 15% in the form of restricted common shares.

**

These Company performance measures applied to each of the NEOs participating in the LBP in 2014 other than Ms. Buss. For Ms. Buss, Adjusted LBP Combined Ratio, return on equity and Adjusted Non-Catastrophe Loss Ratio applied to one half of her 2014 Company performance LBP bonus opportunity and Adjusted specialty insurance combined ratio, specialty insurance rate change and the Company’s return on equity applied to the other half of her 2014 Company performance LBP bonus opportunity.

Base Salary

Base Salary Adjustment Process

The Committee believes that in order for the Company to attract and retain the caliber of executives it needs to achieve both short- and long-term success it is critical for the Company to provide the NEOs with base salaries competitive with those provided to executives in our competitive market with similar skills, competencies, experience and levels of responsibility. Accordingly, the Committee may adjust the amount of an NEO’s base salary based on the median level of base salary for the NEO in our competitive market or to reflect a change in the NEO’s scope of responsibility or unique skills or expertise. These adjustments are subject to an aggregate base salary merit increase budget set by the Company based on our anticipated cost structure.

2014 Base Salaries of NEOs

The Committee set the 2014 base salaries of the NEOs in March 2014 as follows. The adjustments were based on: (i) an evaluation of each individual’s performance; (ii) increases in the median base salaries for individuals in similar roles at peer companies and other insurers comparable in size to the State Auto Group; and (iii) the Company’s overall merit increase budget and policies.

Named Executive Officer	2013 Base Salary ($)	2014 Base Salary ($)	Increase (%)
Robert P. Restrepo, Jr.	803,400	827,502	2.9
Steven E. English	438,000	450,000	2.7
Clyde H. Fitch	350,000	360,000	2.9
James A. Yano	350,000	360,000	2.9
Jessica E. Buss	365,000	375,000	2.7

2015 Base Salaries of NEOs

The Committee set the 2015 base salaries of the NEOs in March 2015 as follows. The adjustments were based on: (i) an evaluation of each individual’s performance; (ii) increases in the median base salaries for individuals in similar roles at peer companies and other insurers comparable in size to the State Auto Group; and (iii) the Company’s overall merit increase budget and policies. In addition, Ms. Buss’ increase was designed to move her compensation closer to the 75th percentile of the competitive market for similar executives to reward her for the results of her business unit and her strategic value to the Company.

Named Executive Officer	2014 Base Salary ($)	2015 Base Salary ($)	Increase (%)
Robert P. Restrepo, Jr.	827,502	$852,327	3.0
Steven E. English	450,000	$465,000	3.3
Clyde H. Fitch	360,000	$370,000	2.8
James A. Yano	360,000	$371,000	3.1
Jessica E. Buss	375,000	$440,000	17.3

Short-Term Incentive Compensation

The LBP—the short-term incentive plan in which our NEOs participate—is intended to provide personal liquidity to our NEOs, focus our NEOs on achieving our short-term strategic objectives and balance the focus of our long-term incentive plans. The following table shows the amount of short-term cash incentive compensation paid to each NEO for 2014 under the LBP. Total bonuses for the NEOs were above target.

Named Executive Officer	Company Performance LBP Bonus ($)	Individual Performance LBP Bonus ($)	Total Short- Term Bonus ($)	Total Short-Term Bonus (%)(1)
Robert P. Restrepo, Jr.	$725,885	$82,750	$808,635	122
Steven E. English	$320,896	$200,813	$521,708	155
Clyde H. Fitch	$256,716	$160,650	$417,366	155
James A. Yano	$188,258	$124,740	$312,998	158
Jessica E. Buss	$228,504	$111,375	$339,879	165

(1)	Expressed as a percentage of “target” where target is set at 100%.

Leadership Bonus Plan Bonuses

Basis for LBP Bonuses

The LBP is an annual cash incentive program for our executives. For our NEOs, the LBP consists of two components—a Company performance component and an individual performance component. For 2014, the Committee (i) maintained the percentages of the LBP target bonus opportunity based on Company performance relative to annual plan targets and individual performance at 75% and 25%, respectively, for Mr. Restrepo, (ii) reduced the percentage of the LBP target bonus opportunity based on Company performance relative to annual plan targets to 70% for Ms. Buss and 65% for Messrs. English, Fitch and Yano and (iii) increased the percentage of the LBP target bonus opportunity based on individual performance to 30% for Ms. Buss and 35% for Messrs. English, Fitch and Yano. The Committee made these adjustments to enhance the emphasis of the LBP for our non-CEO NEOs during the CEO transition period on (i) teamwork among our non-CEO NEOs and (ii) the individual responsibilities of our non-CEO NEOs for corporate initiatives. The Committee made smaller adjustments to the allocation of Ms. Buss’s LBP target bonus opportunity because, unlike our other NEOs, a portion of her LBP bonus is subject to the achievement of performance measures relating to her business unit. The Committee maintained the allocation of Mr. Restrepo’s LBP target bonus opportunity because it believed the emphasis of such allocation on the Company’s results and business plan remained appropriate for our CEO. The Committee believes that all of these allocations appropriately focus our NEOs on attaining objective, quantitative financial results based on the Company’s results and business plan, while also providing for the recognition of individual achievements and strategically important non-financial outcomes.

LBP Award Process

The Committee typically selects the performance measures for the Company performance component of the LBP for each NEO, establishes the threshold, target and maximum performance goals for each performance measure and determines the amounts payable to each NEO upon satisfaction of the threshold, target and maximum performance goals at the beginning of each year. At the end of the year, management provides the Committee with the audited financial results achieved by the Company for each performance measure selected by the Committee. Based on this information, the Committee certifies the extent to which the performance goals were achieved and determines the amount of the Company performance bonus payable to each NEO. In 2014, the Committee deviated from this approach by approving adjustments (i) in May 2014 to the allocation of the NEOs’ target bonus opportunities between the Company performance component and the individual performance component and (ii) in August 2014 to the LBP Combined Ratio, Non-Catastrophe Loss Ratio and specialty insurance combined ratio performance measures selected for the Company performance component of the LBP. These adjustments excluded from the LBP Combined Ratio, Non-Catastrophe Loss Ratio, and specialty insurance combined ratio performance measures $129.7 million in charges related to reserve strengthening for our terminated RED program business and also excluded from the LBP Combined Ratio performance measure $10.6 million in information technology reorganization-related severance expenses and vendor fees. These performance measures, as adjusted, are referred to in this Proxy Statement as Adjusted LBP Combined Ratio, Adjusted Non-Catastrophe Loss Ratio and Adjusted specialty insurance combined ratio. The Committee approved these adjustments because these charges, expenses and fees were not anticipated when it originally selected and established the 2014 performance measures for the Company performance component of the LBP. The Committee believed that the adjustments were appropriate to preserve the 2014 bonus opportunities of the LBP participants, consistent with the objectives of our short-term incentive compensation program and in the best interests of the Company and its shareholders. As a result of these adjustments, the portion of the Company performance bonus earned by the NEOs for 2014 that was attributable to the Adjusted LBP Combined Ratio, Adjusted Non-Catastrophe Loss Ratio and Adjusted specialty insurance combined ratio performance measures does not constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

At the beginning of each year, the Committee (with input from the Board of Directors and Compensation Committee of State Auto Mutual) and the CEO establish the performance goals for the individual performance component of the LBP for the CEO and the other NEOs, respectively, and allocate a specific weight to each of the individual performance goals that they establish. The individual performance goals relate to specific strategic and business objectives relevant to each NEO’s area of responsibility and, as a result, the individual performance goals are unique for each NEO. At the end of the year, the Committee (with input from the Board of Directors and Compensation Committee of State Auto Mutual), for the CEO, and the CEO, for the other NEOs, evaluate the satisfaction of the individual performance goals by designating the NEO’s performance for each individual performance goal into one of the following categories: (i) does not meet; (ii) somewhat meets; (iii) meets; (iv) somewhat exceeds; and (v) exceeds. The Committee and the CEO then determine, based on their evaluation of the satisfaction of the individual performance goals, whether the NEO’s overall performance satisfied the threshold, target or maximum performance levels applicable to the individual performance component of the LBP and, therefore, merits the award of an individual performance bonus. The Committee retains full positive and negative discretion to adjust awards made under the individual performance component of the LBP.

LBP Bonus—2014 Company Performance Component

The following table shows the threshold, target and maximum amounts of 2014 Company performance LBP bonuses, both as a percentage of the NEO’s annual base salary and as a dollar amount, for each of the NEOs based on the potential achievement of the Company’s performance goals.

	Company Performance Threshold		Company Performance Target		Company Performance Maximum
Named Executive Officer	% of Salary	Dollar Amount	% of Salary	Dollar Amount	% of Salary	Dollar Amount
Robert P. Restrepo, Jr.	6.0	49,650	60.0	496,501	120.0	993,002
Steven E. English	4.875	21,938	48.75	219,375	97.5	438,750
Clyde H. Fitch	4.875	17,550	48.75	175,500	97.5	351,000
James A. Yano	3.575	12,870	35.75	128,700	71.5	257,400
Jessica E. Buss	3.85	14,438	38.5	144,375	77.0	288,750

The Committee selected Adjusted LBP Combined Ratio, return on equity and Adjusted Non-Catastrophe Loss Ratio as the performance measures for the Company performance component of the LBP for each of the NEOs participating in the LBP in 2014 other than Ms. Buss. For Ms. Buss, the Committee selected (i) Adjusted LBP Combined Ratio, return on equity and Adjusted Non-Catastrophe Loss Ratio as the performance measures applicable to one half of her 2014 Company performance LBP bonus opportunity and (ii) Adjusted specialty insurance combined ratio, specialty insurance rate change and the Company’s return on equity as the performance measures applicable to the other half of her 2014 Company performance LBP bonus opportunity.

The Committee selected these performance measures for our NEOs because it believes they: (i) align the individual compensation of our executives with the achievement of the strategic objectives of the State Auto Group; (ii) are among the most important drivers of a long-term increase in the price of our Common Shares; and (iii) reward our NEOs for performance or results that are within their control or subject to their influence. The Committee believes the additional performance measures it selected for Ms. Buss serve the additional purpose of focusing her on the performance of the operating segments for which she is responsible.

•

“LBP Combined Ratio” or “combined ratio” is a measure of the State Auto Group’s underwriting profitability and is equal to the sum of (i) the State Auto Group’s loss and loss adjustment expense ratio (i.e., losses and loss expenses as a percentage of net earned premium) and (ii) the State Auto Group’s expense ratio (i.e., underwriting expenses and miscellaneous expenses offset by miscellaneous income), in each case based upon statutory accounting principles. The LBP Combined Ratio includes positive or negative catastrophe development from the prior year. LBP Combined Ratio is expressed as a percentage and a LBP Combined Ratio of less than 100% indicates underwriting profitability. “Adjusted LBP Combined Ratio” is the LBP Combined Ratio excluding, for 2014, the $10.6 million in information technology reorganization-related severance expenses and vendor fees and the $129.7 million in charges related to reserve strengthening for our terminated RED program business.

•	“Return on equity” is the percentage determined by dividing the Company’s net income by the Company’s average shareholders’ equity, based upon generally accepted accounting principles.

•

“Non-Catastrophe Loss Ratio” is a measure for all lines of business of the State Auto Group of the total losses and loss adjustment expenses (“LAE”) incurred as a percentage of the net earned premium. LAE are comprised of the allocated loss adjustment expenses (“ALAE”), or the costs that can be related to a specific claim, for all of the State Auto Group’s lines of business and the unallocated loss adjustment expenses (“ULAE”), or the costs incurred in the process of settling claims that cannot be attributed to a specific claim, in each case based upon statutory accounting principles. “Adjusted Non-Catastrophe Loss Ratio” is the Non-Catastrophe Loss Ratio excluding the impact of charges related to reserve strengthening for our terminated RED program business.

•

“Specialty insurance combined ratio” for the State Auto Group’s specialty insurance segment is a measure of the profitability of the State Auto Group’s specialty insurance segment and is equal to the sum of (i) the State Auto Group’s specialty insurance segment’s loss and loss adjustment expense ratio (i.e., losses and loss expenses as a percentage of net earned premium) and (ii) the State Auto Group’s specialty insurance segment’s expense ratio (i.e., underwriting expenses and miscellaneous expenses offset by miscellaneous income), in each case based upon statutory accounting principles. Specialty insurance combined ratio is expressed as a percentage and a ratio of less than 100% indicates underwriting profitability. “Adjusted specialty insurance combined ratio” is equal to the Specialty insurance combined ratio excluding the impact of charges related to reserve strengthening for our terminated RED program business.

•

“Specialty insurance rate change” is a measure for all lines of business of the State Auto Group’s specialty insurance segment of the percentage change in premium rate charged for the current year compared to the premium rate charged for the prior year. For new products, a benchmark is substituted for the premium rate charged for the prior year.

The following table shows the threshold, target and maximum payout percentages and performance goals established for each performance measure applicable to our NEOs’ 2014 Company performance LBP bonus opportunities:

	Adjusted LBP Combined Ratio		Return on Equity		Adjusted Non-Catastrophe Loss Ratio
	Payout as (%) of Target	Performance Goal (%)	Payout as (%) of Target	Performance Goal (%)	Payout as (%) of Target	Performance Goal (%)
Threshold	10	104.0	10	2.4	10	64.0
Target	100	99.0	100	9.0	100	60.5
Maximum	200	95.0	200	13.8	200	57.5

The following table shows the threshold, target and maximum payout percentages and performance goals established for each of the additional performance measures applicable to Ms. Buss’s 2014 Company performance LBP bonus opportunity:

	Adjusted Specialty Insurance Combined Ratio		Return on Equity		Specialty Insurance Rate Change
	Payout as (%) of Target	Performance Goal (%)	Payout as (%) of Target	Performance Goal (%)	Payout as (%) of Target	Performance Goal (%)
Threshold	10	98.9	10	2.4	10	-3.3
Target	100	94.7	100	9.0	100	.7
Maximum	200	87.4	200	13.8	200	7.7

Target performance is equal to the goal for the financial measure set forth in the 2014 business plan presented by management and approved by the Board in March 2014 following review and discussion of the business plan with the Board of Directors of State Auto Mutual. The Committee believes that target performance is reasonable to attain but includes an element of “stretch” performance. Maximum performance goals are intended to reflect superior performance and, although possible, may be extremely difficult to attain. Threshold performance, which the Committee views as a minimally acceptable level of performance, is the lowest level of performance meriting any form of financial reward. The Committee recognizes that target performance may not be attained and believes that providing for payments to be made for threshold performance mitigates the incentive for NEOs and others to take excessive risks to achieve the target level of performance. The Committee retains the power to reduce, but not increase, the amount of any Company performance bonus payable to an NEO subject to Section 162(m) of the Code. (See “—Tax Deductibility of Executive Compensation” on page 50 of this Proxy Statement.)

The following table shows (i) the result achieved for each Company performance measure applicable to our NEOs’ 2014 Company performance LBP bonus opportunities, (ii) the percentage payout for that result relative to the target payout for that performance measure, (iii) the weight of each such performance measure within the Company performance component of LBP and (iv) the value of the actual payout for the result achieved as a percentage of the NEO’s target bonus for the Company performance component of the LBP. The Committee assigned each of the performance measures an equal weight to balance profitability, shareholder return and growth.

Performance Measure	2014 Result	% of Target Payout for Result	Weight	Payout Value (% of Target)
Adjusted LBP Combined Ratio(1)	97.2	154.3	.3333	51.4
Return on Equity	13	190	.3333	63.3
Adjusted Non-Catastrophe Loss Ratio(1)	60.7	94.3	.3334	31.4
Adjusted Specialty Insurance Combined Ratio (Ms. Buss)	89.1	193.0	.1667	32.2
Specialty Insurance Rate Change (Ms. Buss)	4.0	123.0	.1667	20.5

(1)	For Ms. Buss, the weight of this performance measure for her 2014 Company performance LBP bonus opportunity was .1667.

LBP Bonus—2014 Individual Performance Component

The following table shows the 2014 threshold, target and maximum payouts, both as a percentage of salary and as a dollar amount, for each of the NEOs assuming attainment of each respective level of the individual performance goals.

Named Executive Officer	Individual Performance Bonus Threshold		Individual Performance Bonus Target		Individual Performance Bonus Maximum
	% of Salary	Dollar Amount	% of Salary	Dollar Amount	% of Salary	Dollar Amount
Robert P. Restrepo, Jr.	2	16,550	20	165,500	40	331,000
Steven E. English	2.625	11,813	26.25	118,125	52.5	236,250
Clyde H. Fitch	2.625	9,450	26.25	94,500	52.5	189,000
James A. Yano	1.925	6,930	19.25	69,300	38.5	138,600
Jessica E. Buss	1.65	6,188	16.5	61,875	33	123,750

The following table shows (i) the amount earned by each NEO for the individual performance component of the LBP for 2014, (ii) the value of the amount earned as a percentage of the NEO’s 2014 target bonus for the individual performance component of the LBP, (iii) a description of each individual performance goal set for each NEO for 2014 and (iv) the weight of each performance goal within the individual performance component of LBP:

Named Executive Officer	2014 Individual Performance LBP Bonus ($)	Payout Value (% of Target)	Performance Goal	Weight (%)
Robert P. Restrepo, Jr.	82,750	50	1. IT Sourcing Initiative(1)	20
			2. Pricing(1)	15
			3. Leadership Development(1)	15
			4. Cash Budget(1)	10
			5. Regulatory Exam(1)	10
			6. Claim Performance(1)	10
			7. Risk Management(1)	10
			8. Customer Experience(1)	10
Steven E. English	200,183	170	1. Capital Management(1)	40
			2. Procurement	25
			3. Finance Transformation(1)	25
			4. Personal Development(1)	10
Clyde H. Fitch	160,650	170	1. Field Management: Business, Personal, Specialty(1)	40
			2. Sales Management(1)	30
			3. Associate Development(1)	15
			4. Industry Regulatory Community(1)	15
James A. Yano	124,740	180	1. Corporate Legal: Manage Corporate Legal to provide sound legal advice to the executive team, operational units and boards of directors.	40
			2. Board Relations: Continue to support and promote the executive team’s relationship with the Board and continue effective coordination of Board and committee meetings.	35
			3. Succession Planning(1)	10
			4. Risk(1)	10
			5. Engagement(1)	5
Jessica E. Buss	111,375	180	1. Specialty Insurance Pricing(1)	20
			2. Specialty Cash Budget(1)	10
			3. Profitable Growth(1)	20
			4. Portal Implementation(1)	10
			5. Integration(1)	15
			6. Business Development(1)	10
			7. Integration and Assimilation into State Auto(1)	15

(1)

We are not disclosing a more specific description of this performance goal because doing so would reveal confidential information that we do not disclose to the public, and we believe that disclosure of this information would cause us competitive harm.

For 2014, the Committee awarded Mr. Restrepo an individual performance bonus for continuing to achieve progress in our Homeowners’ and Specialty lines of business, continuing to exceed goals in claims, agent and customer experience, and improving the Company’s information technology strategy and infrastructure and leadership, development and associate engagement. The size of the bonus reflected the Committee’s desire for further improvements in business insurance and for overall capital management to achieve even stronger results.

Mr. Restrepo recommended, and the Committee approved, individual performance bonuses for the other NEOs based primarily on the following accomplishments during 2014:

•

Mr. English somewhat exceeded target performance by evaluating and implementing a number of innovative reinsurance and capital solutions following the completion of the homeowner remediation initiative, establishing appropriate reserves for the RED program business in runoff, leading the evaluation and reversal of the allowance for deferred tax assets, maintaining effective communications with rating agencies and regulators, and actively involving the Board in all capital management strategies and actions.

•

Mr. Fitch somewhat exceeded target performance by improving standard lines profitability, strengthening agency relationships, improving workers compensation marketing, focusing new business initiatives on larger accounts, providing superior service to independent agents, and managing staffing levels.

•

Mr. Yano exceeded target performance by delivering responsive and high quality legal advice, providing Board guidance on how to best restructure and right size the Board, enhancing our risk management capability, and providing superior counsel to the CEO and Boards.

•

Ms. Buss exceeded target performance by achieving financial goals for profit, production and pricing, leading and integrating the acquisition of Partners General, surpassing plan for E&S property despite a challenging competitive environment, exceeding expectations and industry performance for workers compensation, achieving scale in the program line, broadening wholesale distribution, and building out a new E&S systems platform.

LBP Bonus Opportunities—2015 Company and Individual Performance Bonuses

On March 5, 2015, the Committee set the total 2015 LBP bonus opportunities for our NEOs, including the Company performance and individual performance components of the LBP. The Committee selected LBP Combined Ratio, return on equity and Non-Catastrophe Loss Ratio as the performance measures for the 2015 Company performance component of the LBP and assigned each such performance measure the same weight as in 2014. The Committee also set the threshold, target and maximum payout percentages for the Company performance and individual performance components of the LBP for 2015, including a range of payout levels between threshold and maximum. We believe that the disclosure of the specific performance measures for the Company performance and individual performance components of the LBP and the range of awards related to the achievement of such measures are reflective of our 2015 business plan, and as such constitute confidential information. We believe that the disclosure of this information in this Compensation Discussion and Analysis would cause us competitive harm. The Committee believes that the target performance goals are difficult but attainable. For 2013 and 2014, the payout on the Company performance goals was 57.5% and 146.2%, respectively, of the target LBP bonus (where the target percentage equals 100%) for all of our NEOs except for Ms. Buss, whose payout on the Company performance goals under the LBP for 2013 and 2014 was 135.6% and 157.5%, respectively, of her target LBP bonus and Mr. Fitch, whose payout on the Company performance goals under the LBP for 2013 was 64.3% of his target LBP bonus. For 2015, the payment of an individual performance LBP bonus for our NEOs, if any, will be determined by the Committee and the CEO at the end of the Company’s 2015 fiscal year on the same basis as in 2014.

Long-Term Equity and Cash Incentive Compensation

The Committee awards long-term incentive compensation to our NEOs in the form of stock options and restricted common shares under the 2009 Equity Plan and PAUs under the LTIP. The Committee targets the long-term incentive compensation awards to the NEOs at the median of long-term incentive compensation awards in our competitive market. For 2014 and 2015, the Committee provided 20% of each NEO’s total long-term incentive compensation opportunity in the form of stock options, 65% in the form of target PAUs and 15% in the form of restricted common shares.

Stock Options

Basis for Stock Option Awards

We believe that issuing stock options to our executives (i) encourages business behaviors that drive appreciation in the price of our Common Shares over the long-term because the stock options we award have no value unless the price of the underlying Common Shares increases from the date of grant and (ii) helps align the interests of our executives who hold stock options, including our NEOs, with the interests of our shareholders. Stock options also represent a significant element of the compensation paid to executives at many peer companies that we compete with for executive talent and build appropriate levels of Common Share ownership among our executive team. The Company has not and will not reprice or replace underwater stock options without first obtaining shareholder approval.

Stock Option Award Process

In 2014 and 2015, the Committee granted stock options to our NEOs representing the number of Common Shares set forth in the table below. Each grant of options consisted of non-qualified stock options with a ten-year exercise period, a three-year graduated vesting schedule (i.e., one third of the total options granted vests on each anniversary of the grant date for three years) and an option exercise price equal to the closing price of our Common Shares on the grant date.

Named Executive Officer	2014 Stock Option Awards (# of Common Shares)	Exercise Price ($)	2015 Stock Option Awards (# of Common Shares)	Exercise Price ($)
Robert P. Restrepo, Jr.	37,432	21.23	33,472	22.72
Steven E. English	10,905	21.23	10,435	22.72
Clyde H. Fitch	7,561	21.23	6,747	22.72
James A. Yano	7,561	21.23	6,765	22.72
Jessica E. Buss	7,876	21.23	9,257	22.72

The Committee grants stock options each year at the same time as other annual awards are determined, based on the CEO’s recommendations to the Committee, which the CEO determines using competitive market data. Although the Committee retains the discretion to set the terms of any options granted, including the number of options granted to any optionee, the Committee did not exercise such discretion for the 2014 or 2015 stock option grants and instead implemented the CEO’s recommendations.

The Committee determined the number of stock options granted by multiplying (i) the average daily closing price of our Common Shares for the prior fiscal year (ii) by a “Black-Scholes” factor. The “Black-Scholes” factor is a financial model used to determine the current value of stock options and was provided to the Company by Pay Governance, LLC. Pay Governance, LLC advised the Committee that this method, which is consistent with the practice the Committee used in prior years, provides stability in option grants, is similar to the practices of other companies and prevents significant fluctuation in the number of options granted that may be caused by short-term swings in stock price associated with focusing on the closing stock price for a particular day.

Restricted Common Shares

Basis for Restricted Common Share Awards

We believe that issuing restricted common shares to our executives (i) reduces our usage of Common Shares under our equity compensation plans, (ii) aligns the interests of the NEOs with the interests of our shareholders and (iii) encourages associate retention. Restricted stock also represents a significant element of the compensation paid to executives at many peer companies that we compete with for executive talent and builds appropriate levels of Common Share ownership among our executive team.

Restricted Common Share Award Process

In 2014 and 2015, the Committee granted restricted common shares to our NEOs representing the number of Common Shares set forth in the table below. These restricted common shares vest on the third anniversary of the grant date.

Named Executive Officer	2014 Restricted Common Share Awards (# of Common Shares)	2015 Restricted Common Share Awards (# of Common Shares)
Robert P. Restrepo, Jr.	8,826	7,924
Steven E. English	2,572	2,471
Clyde H. Fitch	1,783	1,597
James A. Yano	1,783	1,602
Jessica E. Buss	1,857	2,192

The Committee grants restricted common shares each year at the same time as other annual awards are determined, based on the CEO’s recommendations to the Committee, which the CEO determines using competitive market data. Although the Committee retains the discretion to set the terms of any restricted common shares granted, including the number of restricted common shares granted, the Committee did not exercise such discretion for the 2014 or 2015 restricted common share grants and instead implemented the CEO’s recommendations.

The Committee determined the number of restricted common shares granted by dividing the portion of the NEO’s target long-term incentive opportunity awarded in restricted common shares by the sum of (i) the average daily trading price of our Common Shares during the immediately preceding year and (ii) the estimated value of three years of anticipated cash dividends. Pay Governance, LLC advised the Committee that this method, which is consistent with the practice the Committee used in prior years, provides stability in restricted common share grants, is similar to the practices of other companies and prevents significant fluctuation in the number of restricted common shares granted that may be caused by short-term swings in stock price associated with focusing on the closing stock price for a particular day.

Performance Award Units

Basis for PAU Awards

PAUs reward participants for achieving sustained financial results that we believe should increase the price of our Common Shares over the long term. The Committee also believes that PAUs balance the focus of our annual operating plan by rewarding participants for our financial results relative to the results of other property and casualty insurers, which is consistent with our executive compensation program objective to provide compensation relative to our performance as compared to the performance of our peers. In addition, PAUs minimize shareholder dilution as they are paid in cash.

PAU Award Process

PAUs are awarded annually by the Committee to the NEOs and are paid in cash at the end of a three-year performance period. The amount payable at the end of the performance period is determined by multiplying the number of PAUs by the “value” of the PAU at the end of the performance period. PAUs are granted with a target value of $1.00, although the final value of each PAU can range from $0.00 to $2.00 depending on our performance. The final value of a PAU depends on the State Auto Group’s performance relative to a peer group of other property and casualty insurers during the performance period (the “LTIP Peer Group”). The peer-comparison approach reduces the subjectivity involved in setting performance goals for a three-year period.

PAUs are valued based on the State Auto Group’s achievement of performance goals selected by the Committee compared against the results of the LTIP Peer Group during the three-year period. Each goal has threshold, target and maximum levels of performance. The target level for each performance measure is achieved if the State Auto Group’s performance equals the median level of performance of the companies in the LTIP Peer Group for such performance measure. The maximum level for each performance measure is achieved if the State Auto Group performs at or above the 80th percentile of the LTIP Peer Group. The threshold level of performance is achieved if the State Auto Group performs at the 20th percentile. No amount is payable for a performance measure if the State Auto Group performs below the 20th percentile.

For example, if at the end of the 2014–2016 performance period there are 60 insurance companies in the LTIP Peer Group, and if such companies are ranked 1 – 60 (best to worst) in average statutory combined ratio, each NEO will receive a target award if the State Auto Group’s three-year average statutory combined ratio is between the 30/31st ranked companies. A maximum award will be received if our three-year average statutory combined ratio equals or exceeds the 12th ranked company (equal to the group’s 80th percentile). Finally, a threshold award will be received if our three-year statutory combined ratio equals the 48th ranked company (or the group’s 20th percentile). The same comparison is performed for the other performance measures, with the results equally weighted to determine the final PAU value awarded to each NEO.

PAU Awards—2012-2014 Performance Period

PAUs awarded to each of the NEOs other than Ms. Buss for the 2012-2014 performance period are valued based on the achievement of three equally-weighted performance measures: (i) statutory combined ratio for the State Auto Group; (ii) the State Auto Group’s net written premium growth (excluding the impact of the quota share reinsurance agreement entered into by the State Auto Group on December 31, 2011 relating to its homeowners book of business (the “Quota Share Agreement”)); and (iii) the State Auto Group’s surplus growth (excluding the impact of the Quota Share Agreement). PAUs awarded to Ms. Buss for the 2012-2014 performance period are valued based on the achievement of three equally-weighted performance measures: (i) combined ratio for our Specialty Group; (ii) direct written premium growth for our Specialty Group; and (iii) surplus growth for our Specialty Group.

We have not determined the value of the PAUs awarded for the 2012-2014 performance period because the final LTIP Peer Group data for the 2012-2014 performance period has not been released as of the date of this Proxy Statement. However, based on preliminary performance information for the 2012-2014 performance period, we currently expect that the PAUs awarded for the 2012-2014 performance period will be valued below target for all of the NEOs, except for Ms. Buss. We currently expect that the PAUs awarded to Ms. Buss for the 2012-2014 performance period will be valued significantly above target. We will determine the value of the PAUs awarded to our NEOs for the 2012-2014 performance period (and pay such amount to our NEOs) in May 2015 after the final LTIP Peer Group data for the 2012-2014 performance period is released.

PAU Awards—2014

PAUs awarded to each of the NEOs for (except for Ms. Buss) the 2014-2016 performance period are valued based on the achievement of target results for three equally-weighted performance measures: (i) statutory combined ratio for the State Auto Group; (ii) the State Auto Group’s net written premium growth (excluding the impact of the Quota Share Agreement); and (iii) the State Auto Group’s surplus growth (excluding the impact of the Quota Share Agreement). PAUs awarded to Ms. Buss for the 2014-2016 performance period are valued based on the achievement of three equally-weighted performance measures: (i) combined ratio for our Specialty Group; (ii) direct written premium growth for our Specialty Group; and (iii) surplus growth for the State Auto Group (excluding the impact of the Quota Share Agreement). The performance measures selected by the Committee focus on our ability to appropriately price and underwrite business, control expenses, develop new products and services, invest in assets that best balance risks and rewards and enter new markets. They also assess long-term profitability and the capital we need to underwrite future business. We believe sustained, high levels of performance in each of these areas should create value for our shareholders.

The LTIP Peer Group used to determine our achievement of (i) the surplus growth performance measure applicable to PAUs awarded to our NEOs in 2014 and (ii) the net written premium growth and direct, statutory combined ratio performance measures applicable to PAUs awarded to all of our NEOs in 2014 except for Ms. Buss initially consisted of 60 insurance companies included in the A.M. Best Total U.S. P&C Agency Companies Composite with net written premiums ranging from $0.5 billion to $5.0 billion. The LTIP Peer Group used to determine our achievement of the performance measures applicable to PAUs awarded to Ms. Buss in 2014 initially consisted of 45 surplus lines peers with gross written premiums ranging from $100 million to $500 million and 33 workers compensation peers with gross written premiums ranging from $50 million to $200 million. For Ms. Buss, the results of the surplus lines group of our Specialty Group will be compared against the results of the surplus lines peers and the results of the workers compensation group of our Specialty Group will be compared against the results of the workers compensation peers. The total performance of the Specialty Group will be determined by weighting the results of its surplus lines and workers compensation groups based on their respective gross written premium contribution.

For the 2014-2016 performance period, our NEOs received PAUs in the number and with the target, threshold and maximum values described below:

Named Executive Officer	2014 Target Units(#)	Target Award Value($)	Threshold Award Value($)(1)	Maximum Award Value($)
Robert P. Restrepo Jr.	753,027	753,027	301,211	1,506,054
Steven E. English	219,375	219,375	87,750	438,750
Clyde H. Fitch	152,100	152,100	60,840	304,200
James A. Yano	152,100	152,100	60,840	304,200
Jessica E. Buss	158,438	158,438	63,375	316,876

(1)	Units have a target value equal to $1.00, a threshold value of $0.40 and a maximum value of $2.00.

PAU Awards—2015

PAUs awarded for the 2015-2017 performance period are valued based on the achievement of three equally-weighted performance measures. The Committee selected the same performance measures for the 2015-2017 performance period as it did for the 2014-2016 performance period for the reasons discussed above in “—PAU Awards—2014.” For the 2015-2017 performance period, our NEOs received PAUs in the number and with the target, threshold and maximum values described below:

Named Executive Officer	2015 Target Units(#)	Target Award Value($)(1)	Threshold Award Value($)(1)	Maximum Award Value($)(1)
Robert P. Restrepo Jr.	775,618	775,618	310,247	1,551,236
Steven E. English	241,800	241,800	96,720	483,600
Clyde H. Fitch	156,325	156,325	62,530	312,650
James A. Yano	156,748	156,748	62,699	313,496
Jessica E. Buss	214,500	214,500	85,800	429,000

(1)	Units have a target value equal to $1.00, a threshold value of $0.40 and a maximum value of $2.00.

Retirement and Deferred Compensation

Retirement Plans

We maintain a defined benefit pension plan, referred to as our “Retirement Plan,” to recognize the career contributions and service of our employees, assist in the retention of our employees and provide our employees with income continuity into retirement. We also maintain a non-qualified Supplemental Executive Retirement Plan, referred to as our “SERP,” to offset the impact of limitations imposed by tax laws on the amount of income or wages that can be considered in calculating benefits under traditional defined benefit pension plans, such as our Retirement Plan. All of our current NEOs are eligible to participate in the Retirement Plan and SERP except for Ms. Buss. The SERP enables highly compensated officers to achieve the same percentage of salary replacement as other employees upon retirement. An NEO is automatically enrolled in the SERP when his or her annual base salary exceeds the limit that can be considered in calculating benefits under the Retirement Plan. In addition to the standard SERP, we have entered into an individual SERP agreement with Mr. Restrepo to offset the impact of the relatively shorter duration of employment available to him at our Company. Under the Retirement Plan, an employee’s period of service has a significant impact on the amount of retirement benefits they would be eligible to receive. Under the standard SERP, the amount of retirement benefits that an employee would be eligible to receive is determined solely by the employee’s actual period of service. The emphasis of our Retirement Plan and SERP on period of service may negatively affect our ability to attract a CEO who would not have the same opportunity to earn benefits under the Retirement Plan and SERP comparable to other employees with longer service periods. For this reason, the Committee approved the individual SERP agreement for Mr. Restrepo. Mr. Restrepo’s individual SERP agreement does not provide him with any additional age or service credits upon his entry into the plan. See “—Contractual Arrangements with Named Executive Officers—Employment Agreements” on page 50 of this Proxy Statement and “Retirement Plans” on page 59 of this Proxy Statement for more information regarding our retirement plans.

Defined Contribution Plan/401(k) Plan

We maintain a defined contribution plan intended to be a qualified plan under Sections 401(a) and 401(k) of the Code that we refer to as our “Retirement Savings Plan” or “RSP.” The RSP is intended to help ensure the long-term financial stability of our employees. Participation in the RSP is available on the same terms to all of our employees, including our NEOs. Each participant can elect to contribute from 1% to 50% of his or her base salary to the RSP. The Company may make a discretionary matching contribution of 100% of each participant’s RSP contributions for the first 1% of base salary, plus 50% of each participant’s RSP contribution between 2% and 6% of base salary, subject to limits imposed by the Internal Revenue Service. In 2010, all of our employees hired before January 1, 2010, including our NEOs, made an election to either (i) continue participating in the Retirement Plan and RSP or (ii) cease participating in the Retirement Plan as of June 30, 2010 in favor of participating in an expanded benefit under the RSP beginning on July 1, 2010, under which the Company annually contributes to the RSP an amount equal to 5% of their annual base salary until the termination of their employment with the Company. If an employee elected to participate in the expanded RSP benefit, they would continue to be eligible to receive upon retirement their accrued benefit under the Retirement Plan as of June 30, 2010. See “Deferred Compensation Plans—Defined Contribution Plan/401(k) Plan” on page 60 of this Proxy Statement for more information regarding the RSP.

Non-Qualified Deferred Compensation Plan/Supplemental 401(k) Plan

We maintain a non-qualified, unfunded deferred compensation plan for eligible key employees, which we refer to as our “Shadow Plan.” Non-qualified plans provide highly compensated employees with the same retirement savings opportunities, on a relative basis, as other employees. Participants in non-qualified plans become unsecured creditors and incur the credit risk associated with that status. Employees eligible to participate in the Shadow Plan include those who are precluded by regulatory limitations from contributing a full 6% of salary to the RSP or who may choose to defer a portion of their salary beyond the amount matched by the RSP. Each employee who is eligible to participate in the Shadow Plan is credited annually with his or her allocable share of Company matching contributions on the same basis that contributions are matched under the RSP, provided that no more than 6% of any employee’s base salary is subject to being matched in the aggregate under the RSP and the Shadow Plan. See “Deferred Compensation Plans—Non-Qualified Deferred Compensation Plan/Supplemental 401(k) Plan” on page 61 of this Proxy Statement for more information regarding the Shadow Plan.

Executive Perquisites and Other Compensation

We provide our executive officers certain minimal perquisites not tied to individual or Company performance. We believe these benefits are well below the typical practices of companies of comparable size, are highly valued by recipients, have limited cost and are part of a competitive reward program that helps us attract and retain the best executives.

In 2014, a third party service provider that administers certain payments made on behalf of the Company to our NEOs inadvertently failed to withhold taxes on a payment it issued to Ms. Buss. We determined that seeking repayment of this amount from Ms. Buss would be unreasonable and inappropriate because the failure to withhold was not immediately identified and solely resulted from the actions of the third party service provider. The additional compensation paid to Ms. Buss as a result of the failure to withhold is reported in the “All Other Compensation” column of the Summary Compensation Table.

Contractual Arrangements with Named Executive Officers

Employment Agreements

The Company enters into employment agreements to provide appropriate protection to the employee and the Company and clarity to the employee and the Company about the Company’s expectations. The Company’s only current employment agreement is with Mr. Restrepo, its Chairman, President and Chief Executive Officer. The Company believes that having an employment agreement in place with Mr. Restrepo ensures leadership stability and focus and assists in long-term retention. The Company also believes that continuity has a cumulative effect on the achievement of our long-term strategic and operational objectives and, therefore, also furthers the objectives of our executive compensation program.

The terms of Mr. Restrepo’s employment agreement were the result of arm’s length negotiations between the Committee and Mr. Restrepo. As is the case with most executive employment agreements, our employment agreement with Mr. Restrepo addresses separation and severance benefits in connection with the termination of his respective employment with us, either prior to or at the end of the employment term. These provisions benefit both us and the executive in that they provide a clear understanding of the rights and obligations of the parties upon events resulting in the termination of the employment relationship. The terms of the employment agreement with Mr. Restrepo, including the severance and separation benefits provided to Mr. Restrepo upon the occurrence of certain termination events, are described in detail below under “Agreements with Named Executive Officers—Restrepo Employment Agreement.”

Change of Control Agreements

Change of control agreements are part of our corporate strategy to retain our well-qualified senior executive officers, notwithstanding a potential or actual change of control of our Company. Change of control agreements also serve our shareholders’ interests by ensuring that senior executives will view any potential transaction objectively since an adverse change in their employment situation will not have adverse personal financial consequences. We entered into new change of control agreements, which we refer to as “executive agreements,” with each of our NEOs in 2014. The terms of the executive agreements with our NEOs are described in detail below under “Agreements with Named Executive Officers—Executive Agreements.” The severance and separation benefits provided to the NEOs under their respective executive agreements are described below under “Agreements with Named Executive Officers—Restrepo Employment Agreement” and “Agreements with Named Executive Officers—English, Fitch, Yano and Buss Executive Agreements.”

Tax Deductibility of Executive Compensation

Section 162(m) of the Code imposes a limit on the amount of compensation that we may deduct in any one year for our NEOs unless certain specific criteria are satisfied. “Qualified performance-based compensation,” as defined in Section 162(m) of the Code, is fully deductible if the programs are approved by shareholders and meet other requirements. Our shareholders have approved the material terms of the LBP, the 2009 Equity Plan and the LTIP as required by Section 162(m) of the Code. Accordingly, compensation paid for the attainment of Company performance-based awards under the LBP, stock options awarded under the 2009 Equity Plan and compensation paid for the attainment of the PAUs under the LTIP are intended to be deductible for federal income tax purposes under Section 162(m) of the Code; provided, however, that the portion of the Company performance bonus earned by the NEOs for 2014 that was attributable to the Adjusted LBP Combined Ratio, Adjusted Non-Catastrophe Loss Ratio and Adjusted specialty insurance combined ratio performance measures performance measures does not constitute “qualified performance-based compensation” for purposes of Section 162(m) due to the adjustments made by the Committee to those performance measures in August 2014. These adjustments are described in detail above in “Short-Term Incentive Compensation—Leadership Bonus Plan Bonuses—LBP Award Process.” While we generally attempt to tax qualify our compensation programs, we also seek to maintain flexibility in compensating our executives. As a result, our Committee has not adopted a policy requiring all compensation to be deductible. For example, restricted common shares awarded under the 2009 Equity Plan and compensation paid for the attainment of individual performance-based awards under the LBP are not intended to constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Code.

Stock Ownership Guidelines

We have adopted stock ownership guidelines (“Ownership Guidelines”) for our Section 16 officers, including our NEOs. These Ownership Guidelines reinforce one of the objectives of our executive compensation program and primary reasons for awarding equity compensation—to build appropriate levels of Common Share ownership among our executive team. Each person subject to the Ownership Guidelines is required to acquire and maintain ownership of a designated number of Common Shares based on the person’s position with us (the “Ownership Target Amounts”). Our Stock Ownership Guidelines also require our Section 16 officers to hold the net amount of Common Shares they obtain through the exercise of stock options or vesting of restricted common shares until the later of (i) the first anniversary of the date the officer exercised the stock options or the restricted stock vested, as applicable, or (ii) the date on which the officer satisfies the Ownership Target Amounts.

Equity grants vary based on an individual’s level in the Company, our competitive market data, the scope of the NEO’s responsibility and the number of Common Shares available for issuance under our equity compensation plans. As a result, it makes sense to also vary the level of ownership we require of these individuals based on their level in the Company and the number of option grants they receive. The following Ownership Target Amount categories will remain in place until changed by the Committee:

Chairman/CEO	100,000	Common Shares
Senior Vice President	15,000	Common Shares
Vice President	7,000	Common Shares

Executives are in compliance with the Ownership Guidelines if they meet the Ownership Target Amounts within five years of assuming the designated category of management or if they invest a minimum of 6% of their annual base salary in Company stock through a payroll deduction plan. All Common Shares directly owned by officers count toward meeting their respective Ownership Target Amounts, including unvested restricted common shares. In addition, for purposes of the Ownership Target Amounts we count as owned by officers one-third of their vested “in-the-money” stock options. The following table shows the Ownership Target Amounts for the NEOs and the number of Common Shares currently owned by the NEOs as of March 13, 2015.

Named Executive Officer	Ownership Target Amount for Common Shares	Eligible Options Owned by NEO(1)	Unvested Restricted Stock Owned by NEO	Common Shares Owned Directly by NEO	Total Common Share Ownership Toward Target
Robert P. Restrepo, Jr.	100,000	116,343	16,750	102,738	235,831
Steven E. English	15,000	32,306	5,043	12,598	49,947
Clyde H. Fitch	15,000	24,978	3,380	17,327	45,685
James A. Yano	15,000	19,852	3,385	10,951	34,188
Jessica E. Buss	15,000	14,076	4,049	3,688	21,813

(1)

One-third of vested “in the money” stock options count toward the ownership level requirement. Vested options with an exercise price that is higher than the fair market value of the Company’s Common Shares

(i.e., underwater stock options) do not count towards the Ownership Guidelines. The stock options included in this table are one-third of those exercisable within 60 days of March 13, 2015 and “in the money” based on a price of $22.00, which represents the average closing price for the Company’s Common Shares during the 30-day period ending on January 30, 2015.

Anti-Hedging Policy

Our anti-hedging policy prohibits all Company employees, including our NEOs, and members of the Board from engaging in certain hedging transactions relating to Company securities held by them, including short sales and other transactions that shift the economic consequences of ownership of Company securities to a third party (e.g., the purchase or sale of puts, calls or listed options and hedging transactions such as prepaid variable forwards, equity swaps, caps, collars and exchange funds). Our executive officers and members of the Board are also subject to a policy that prohibits them from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

Summary Compensation Table for 2014

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Robert P. Restrepo, Jr.	2014	821,940	0	187,376	(6)	296,836	808,635	807,578	103,442	3,025,807
Chairman, President and Chief Executive Officer	2013	798,900	0	0		683,876	601,633	581,148	97,018	2,762,575
	2012	780,000	0	291,247	(6)	314,150	383,022	776,837	114,442	2,659,698

Steven E. English	2014	447,231	0	54,604	(6)	86,477	521,708	269,185	20,983	1,400,188
Senior Vice President and Chief Financial Officer	2013	435,500	0	0		199,738	346,845	61,525	15,073	1,058,681
	2012	420,192	0	0		51,783	207,840	121,112	16,152	817,079

Clyde H. Fitch	2014	357,692	0	37,853	(6)	59,959	417,366	216,490	20,746	1,110,106
Senior Vice President and Chief Sales Officer	2013	348,077	0	0		138,329	269,629	98,920	15,073	870,028
	2012	340,000	0	150		38,150	241,759	105,859	16,152	742,070

James A. Yano	2014	357,692	0	37,853	(6)	59,959	312,998	212,756	20,746	1,002,004
Senior Vice President,	2013	344,231	0	0		128,447	204,610	88,412	15,073	780,773
Secretary and General Counsel	2012	320,000	0	150		27,618	124,153	98,301	13,308	583,530

Jessica E. Buss	2014	372,692	0	39,424	(6)	62,457	339,879	0	159,007	973,459
Senior Vice President, Specialty Lines	2013	362,834	0	0		144,253	454,209	0	33,215	994,511
	2012	353,736	0	0		30,531	385,891	0	28,652	798,810

(1)

Except as described in other footnotes, the dollar amounts shown in this column represent the grant date fair value of Common Shares awarded to the NEOs on holidays and certain service anniversary milestones. These awards are made to all employees of the Company on the same basis and in the same amounts.

(2)

The dollar amounts shown in this column represent the aggregate grant date fair value of the stock options awarded in the fiscal year indicated. The grant date fair value of each stock option granted was calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Options (“ASC Topic 718”). For a discussion of the assumptions used in the calculations, see Note 13 to our Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K for our fiscal year ended December 31, 2014.

(3)

The amounts earned in 2014 by the NEOs with respect to the PAUs awarded in 2012 under our LTIP for the 2012-2014 performance period are not included in this column as the results for the 2012-2014 performance period applicable to such PAUs were not available as of the date of this Proxy Statement. We expect to determine the amounts payable to the NEOs with respect to such PAUs in May 2015.

For 2014 non-equity incentive plan compensation, the dollar amounts shown in this column reflect the aggregate total of the following awards earned in 2014 by each NEO under the Company performance component of the LBP and the individual performance component of the LBP:

	LBP Company Performance Award ($)	LBP Individual Performance Award ($)	Total Non-Equity Incentive Plan Compensation Awards ($)
Robert P. Restrepo, Jr.	725,885	82,750	808,635
Steven E. English	320,896	200,813	521,708
Clyde H. Fitch	256,716	160,650	417,366
James A. Yano	188,258	124,740	312,998
Jessica E. Buss	228,504	111,375	339,879

For 2013 non-equity incentive plan compensation, the dollar amounts shown in this column reflect the aggregate total of the following awards earned in 2013 by each NEO under the Company performance component of the LBP, the individual performance component of the LBP and the PAUs relating to the 2011-2013 performance period:

	LBP Company Performance Award ($)	LBP Individual Performance Award ($)	PAU Award ($)	Total Non-Equity Incentive Plan Compensation Awards ($)
Robert P. Restrepo, Jr.	277,205	144,612	179,816	601,633
Steven E. English	141,682	139,613	65,550	346,845
Clyde H. Fitch	126,512	94,828	48,289	269,629
James A. Yano	83,025	86,625	34,960	204,610
Jessica E. Buss	203,912	68,255	182,042	454,209

For 2012 non-equity incentive plan compensation, the dollar amounts shown in this column reflect the aggregate total of the following awards earned in 2012 by each NEO under the Company performance component of the LBP, the individual performance component of the LBP, the Quarterly Performance Bonus Plan (the “QPB”) and the PAUs relating to the 2010-2012 performance period:

	LBP Company Performance Award ($)	LBP Individual Performance Award ($)	PAU Award ($)	Total Non-Equity Incentive Plan Compensation Awards ($)
Robert P. Restrepo, Jr.	28,579	140,400	214,043	383,022
Steven E. English	14,600	119,530	73,710	207,840
Clyde H. Fitch	84,941	89,250	67,568	241,759
James A. Yano	7,328	68,000	48,825	124,153
Jessica E. Buss	176,126	79,590	130,175	385,891

(4)

The dollar amounts shown in this column reflect the change in the pension values for each of our NEOs, including amounts accruing under our Retirement Plan and SERPs in which certain of our NEOs participate. None of our NEOs who participate in our non-qualified deferred compensation plan receive preferential or above-market earnings.

(5)	The table below shows the components of the “All Other Compensation” column for 2012 through 2014.

	Year	Company Matches ($)(a)	Spousal Travel Expenses ($)(b)	Restricted Stock Dividends ($)	Club Membership Dues ($)(c)	Legal Expenses ($)(d)	Insurance Premiums ($)		Other ($)(f)	Total ($)
Robert P. Restrepo, Jr.	2014	28,768	11,111	15,964	2,790	0	44,809	(e)	0	103,442
	2013	27,962	6,148	17,011	2,790	0	43,107	(e)	0	97,018
	2012	27,300	7,402	30,018	2,790	4,013	42,919	(e)	0	114,442

Steven E. English	2014	9,100	11,111	772	0	0	0		0	20,983
	2013	8,925	6,148	0	0	0	0		0	15,073
	2012	8,750	7,402	0	0	0	0		0	16,152

Clyde H. Fitch	2014	9,100	11,111	535	0	0	0		0	20,746
	2013	8,925	6,148	0	0	0	0		0	15,073
	2012	8,750	7,402	0	0	0	0		0	16,152

James A. Yano	2014	9,100	11,111	535	0	0	0		0	20,746
	2013	8,925	6,148	0	0	0	0		0	15,073
	2012	8,750	4,558	0	0	0	0		0	13,308

Jessica E. Buss	2014	22,100	6,876	557	0	0	0		129,474	159,007
	2013	27,067	6,148	0	0	0	0		0	33,215
	2012	21,250	7,402	0	0	0	0		0	28,652

(a)

The dollar amounts in this column reflect Company-paid matches and contributions under our 401(k) and/or non-qualified deferred compensation plans. None of the amounts paid as matches or contributions received preferential earnings or interest.

(b)

The dollar amounts in this column reflect spousal/guest travel hosting on agent incentive trips and gross-up payments for the taxes incurred by the NEOs in connection with their receipt of such payments in 2014.

(c)	All of the dollar amounts in this column reflect non-golf club membership dues.

(d)	The dollar amount in this column reflects certain legal expenses paid by the Company on behalf of Mr. Restrepo.

(e)

These dollar amounts reflect the income attributed to Mr. Restrepo as a result of the long term disability policy obtained by the Company to address its disability obligation under his Employment Agreement ($28,992 in 2014, 2013 and 2012), and an amount to reimburse Mr. Restrepo for the income tax liability that he incurred as a result of such policy ($15,818, $14,115 and $13,927 in 2014, 2013 and 2012, respectively).

(f)

The dollar amount in this column reflects (i) $66,942 in payments made to Ms. Buss to reimburse her for expenses she incurred in connection with relocation to Columbus, Ohio (including $16,796 in gross-up payments for the taxes incurred by Ms. Buss in connection with her receipt of such relocation payments) and (ii) $62,532 paid to Ms. Buss as a result of a third party service provider failing to withhold taxes on a payment it issued to Ms. Buss on behalf of the Company (for more information regarding this payment see “—Executive Compensation Program Elements—Executive Perquisites and Other Compensation”).

(6)

This dollar amount represents the grant date fair value of the restricted common shares awarded under our 2009 Equity Plan in the fiscal year indicated. The grant date fair value of the restricted common shares was determined by multiplying the closing price of our Common Shares on the date of grant ($21.23 and $13.53 for 2014 and 2012, respectively) by the number of restricted common shares granted.

Grants of Plan-Based Awards in 2014

Name	Grant Date	Non-Equity Incentive Plan Number of Units (#)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)
Robert P. Restrepo, Jr.:
Restricted stock award(1)	3-6-14					8,826			187,376
Stock option award(2)	3-6-14						37,432	21.23	296,836
LBP Company performance award(3)	3-6-14		49,650	496,502	993,003
LBP individual performance award(4)	3-6-14		16,550	165,500	331,001
PAU award(5)	3-6-14	753,027	301,211	753,027	1,506,054

Steven E. English:
Restricted stock award(1)	3-6-14					2,572			54,604
Stock option award(2)	3-6-14						10,905	21.23	86,477
LBP Company performance award(3)	3-6-14		21,938	219,375	438,750
LBP individual performance award(4)	3-6-14		11,813	118,125	236,250
PAU award(5)	3-6-14	219,375	87,750	219,375	438,750

Clyde H. Fitch:
Restricted stock award(1)	3-6-14					1,783			37,853
Stock option award(2)	3-6-14						7,561	21.23	59,959
LBP Company performance award(3)	3-6-14		17,550	175,500	351,000
LBP individual performance award(4)	3-6-14		9,450	94,500	189,000
PAU award(5)	3-6-14	152,100	60,840	152,100	304,200

James A. Yano:
Restricted stock award(1)	3-6-14					1,783			37,853
Stock option award(2)	3-6-14						7,561	21.23	59,959
LBP Company performance award(3)	3-6-14		12,870	128,700	257,400
LBP individual performance award(4)	3-6-14		6,930	69,300	138,600
PAU award(5)	3-6-14	152,100	60,840	152,100	304,200

Jessica E. Buss:
Restricted stock award(1)	3-6-14					1,857			39,424
Stock option award(2)	3-6-14						7,876	21.23	62,457
LBP Company performance award(3)	3-6-14		14,438	144,375	288,750
LBP individual performance award(4)	3-6-14		6,188	61,875	123,750
PAU award(5)	3-6-14	158,438	63,375	158,438	316,876

(1)

In 2014, all of our NEOs received restricted common shares under our 2009 Equity Plan. The restricted common shares shown in this column were granted on the date indicated pursuant to action of the Compensation Committee at a meeting held on that day. These restricted common shares vest on the third anniversary of the grant date. The grant date fair value of these restricted common shares was determined by multiplying the closing price of Common Shares on the date of grant ($21.23) by the number of restricted common shares granted. For a further discussion of the 2009 Equity Plan, see “—Executive Compensation Program Elements—Long-Term Equity and Cash Incentive Compensation.”

(2)

In 2014, all of our NEOs received options under our 2009 Equity Plan. The options shown in this column were granted on the date indicated, at the closing price on that date, pursuant to action of the Compensation Committee at a meeting held on that day. These options vest in equal annual installments over a three-year period and are exercisable for a ten-year term. All of these options are non-qualified stock options. The grant date fair value of these options was determined in accordance with ASC Topic 718. These options have not been re-priced or otherwise materially amended. For a further discussion of the 2009 Equity Plan, see “—Executive Compensation Program Elements—Long-Term Equity and Cash Incentive Compensation.”

(3)

In 2014, all of our NEOs participated in the LBP, an annual cash incentive bonus plan that has a Company performance component and an individual performance component. For our NEOs, awards for the Company performance component of the LBP are based solely upon the achievement of certain Company performance measures established by the Compensation Committee at the beginning of a performance year. The Compensation Committee selected Adjusted LBP Combined Ratio, return on equity and Adjusted Non-Catastrophe Loss Ratio as the performance measures for the Company performance component of the LBP for each of the NEOs participating in the LBP in 2014 other than Ms. Buss. For Ms. Buss, the Committee selected (a) Adjusted LBP Combined Ratio, return on equity and Adjusted Non-Catastrophe Loss Ratio as the performance measures applicable to one half of her 2014 Company performance LBP bonus opportunity and (b) Adjusted specialty insurance combined ratio, specialty insurance rate change and the Company’s return on equity as the performance measures applicable to the other half of her 2014 Company performance LBP bonus opportunity. The actual payments made to each NEO for the Company performance component of the LBP for 2014 are reported in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column and the footnotes thereto. For a further discussion of the Company performance component of the LBP, see “—Executive Compensation Program Elements—Short-Term Incentive Compensation—Leadership Bonus Plan Bonuses.”

(4)

For our NEOs, awards for the individual performance component of the LBP are based on the attainment of individual performance goals for a performance year. Our Compensation Committee, with input from the Board of Directors and the State Auto Mutual Board, establishes the individual performance goals for the CEO. The CEO establishes the individual performance goals for the other NEOs. The actual payments made to each NEO for the individual performance component of the LBP for 2014 are reported in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column and the footnotes thereto. For a further discussion of the individual performance component of the LBP, see “—Executive Compensation Program Elements—Short-Term Incentive Compensation—Leadership Bonus Plan Bonuses.”

(5)

In 2014, all of our NEOs were selected to participate in the LTIP, a cash incentive bonus plan, for the performance period beginning January 1, 2014 and ending December 31, 2016. Under the LTIP, the NEOs (except for Ms. Buss) receive performance award units, or “PAUs,” the value of which is determined by our Company’s performance in three equally weighted measures—(a) statutory combined ratio for the State Auto Group, (b) the State Auto Group’s net written premium growth (excluding the impact of the Quota Share Agreement) and (c) the State Auto Group’s surplus growth (excluding the impact of the Quota Share Agreement)—in comparison to the LTIP Peer Group over the three-year performance period. PAUs awarded to Ms. Buss for the 2014-2016 performance period are valued based on the achievement of three equally-weighted performance measures: (i) combined ratio for our Specialty Group; (ii) direct written premium for our Specialty Group; and (iii) surplus growth for the State Auto Group (excluding the impact of the Quota Share Agreement) — in comparison to the LTIP Peer Group over the three-year performance period. PAUs are granted with a target value of $1.00, although the final value of each PAU can range from $0.00 to $2.00. For a further discussion of the LTIP, see “—Executive Compensation Program Elements—Long-Term Equity and Cash Incentive Compensation.”

Outstanding Equity Awards at Fiscal 2014 Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)*	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robert P. Restrepo, Jr.	30,000	0	0	31.94	3/1/16	30,352	674,421
	23,012	0	0	29.53	5/2/17
	49,624	0	0	25.81	3/5/18
	52,088	0	0	14.49	3/4/19
	54,015	0	0	18.78	3/3/20
	52,890	0	0	17.03	3/2/21
	63,019	31,038	0	13.53	2/28/22
	42,586	82,666	0	16.80	2/27/23
	0	37,432	0	21.23	3/5/24

Steven E. English	2,500	0	0	26.45	5/9/15	2,572	57,150
	6,300	0	0	33.50	5/16/16
	5,910	0	0	29.53	5/2/17
	10,834	0	0	25.81	3/5/18
	12,025	0	0	14.49	3/4/19
	18,601	0	0	18.78	3/3/20
	21,796	0	0	17.03	3/2/21
	11,037	5,436	0	13.53	2/28/22
	12,438	24,144	0	16.80	2/27/23
	0	10,905	0	21.23	3/5/24

Clyde H. Fitch	18,850	0	0	25.72	11/4/17	1,783	39,618
	10,834	0	0	25.81	3/5/18
	10,994	0	0	14.49	3/4/19
	17,051	0	0	18.78	3/3/20
	16,056	0	0	17.03	3/2/21
	7,653	3,769	0	13.53	2/28/22
	8,614	16,721	0	16.80	2/27/23
	0	7,561	0	21.23	3/5/24

James A. Yano	5,682	0	0	29.53	5/2/17	1,783	39,618
	7,527	0	0	25.81	3/5/18
	7,929	0	0	14.49	3/4/19
	12,322	0	0	18.78	3/3/20
	11,625	0	0	17.03	3/2/21
	5,541	2,728	0	13.53	2/28/22
	8,614	16,721	0	16.80	2/27/23
	0	7,561	0	21.23	3/5/24

Jessica E. Buss	12,850	0	0	17.03	3/2/21	1,857	41,263
	6,125	3,016	0	13.53	2/28/22
	8,983	17,437	0	16.80	2/27/23
	0	7,876	0	21.23	3/5/24

*	The closing price of our Common Shares on December 31, 2014 was $22.22.

(1)

All options listed in this table are exercisable for a ten-year period from their respective date of grant. The following schedule describes the vesting dates for the options listed as unexercisable by date of grant:

•	Options expiring February 28, 2022 were granted on March 1, 2012. These options vest in equal annual installments over a three-year period. All of these options will fully vest as of March 1, 2015.

•

Options expiring February 27, 2023 were granted on February 28, 2013. These options vest in equal annual installments over a three-year period. All of these options will fully vest as of February 28, 2016.

•	Options expiring March 5, 2024 were granted on March 6, 2014. These options vest in equal annual installments over a three-year period. All of these options will fully vest as of March 6, 2017.

(2)

All restricted common shares listed in this table vest on the third anniversary of the date of grant. Accordingly, all such shares will vest on March 6, 2017 except for 21,526 of such shares for Mr. Restrepo, which vested on March  1, 2015.

Option Exercises and Stock Vested in Fiscal 2014

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Exercise ($)
Robert P. Restrepo, Jr.	0	—	16,707	333,806
Steven E. English	0	—	0	—
Clyde H. Fitch	0	—	0	—
James A. Yano	0	—	0	—
Jessica E. Buss	0	—	0	—

(1)

Mr. Restrepo surrendered 5,560 of these Common Shares to pay the tax obligations he incurred in connection with the vesting of the 16,707 shares of restricted stock. Mr. Restrepo has not sold the remaining Common Shares that he acquired upon the vesting of the restricted stock as such Common Shares are subject to a one-year holding requirement following the vesting date.

Retirement Plans

Retirement Plan

We maintain a defined benefit pension plan, referred to as our “Retirement Plan.” The Retirement Plan is intended to be a qualified plan under Section 401(a) of the Code and is subject to the minimum funding standards of Section 412 of the Code. All of our current NEOs (except Ms. Buss) and other employees hired before January 1, 2010 who did not elect to opt out are eligible to participate in the Retirement Plan. Benefits payable under the Retirement Plan are funded entirely through Company contributions to a trust fund. Only base salary, not incentive compensation, is taken into consideration in the calculation of benefits under our Retirement Plan.

Supplemental Executive Retirement Plans

Our SERP, which mirrors the Retirement Plan, provides a lump sum or deferred cash payments in actuarially determined amounts upon retirement for certain officers. Like the Retirement Plan, the SERP considers only base salary, not incentive compensation, in calculating the benefit due each participant. The Committee approved participation in this SERP for all NEOs, except for Ms. Buss who is not eligible to participate in the SERP. Executives are automatically enrolled in the SERP when his or her annual base salary exceeds the limit that can be considered in calculating benefits under the Retirement Plan.

In addition to the standard SERP discussed above, we have entered into an individual SERP agreement with Mr. Restrepo to offset the impact of the relatively shorter duration of employment available to him at our Company. We have a mandatory retirement age of 65 for certain officers. Mr. Restrepo is currently 64 and has been an employee for nine years. The Retirement Plan and the standard SERP, discussed above, both use a career average plan formula for benefit determinations. Under those plans, an employee’s period of service has a significant impact on the amount of retirement benefits they would be eligible to receive. As a result, our regular plans may inhibit our ability to attract mid-career executives who would not have the same opportunity to earn benefits comparable to other employees. For this reason, the Committee approved the individual SERP agreement for Mr. Restrepo. (See “Agreements with Named Executive Officers” on page 62 of this Proxy Statement.)

Pension Benefits in Fiscal 2014

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Robert P. Restrepo, Jr.	Retirement Plan	9		184,874	0
	SERP	9		412,693	0
	Individual SERP	9		210,012	0

Steven E. English	Retirement Plan	14	(2)	157,153	0
	SERP	14	(2)	112,032	0

Clyde H. Fitch	Retirement Plan	7		158,361	0
	SERP	7		58,129	0

James A. Yano	Retirement Plan	8		163,256	0
	SERP	8		49,500	0

Jessica E. Buss(3)

(1)

The amounts shown in this column represent the present value of the normal retirement benefit each NEO would receive under the Retirement Plan, SERP and individual supplemental executive retirement plans if the NEO were to retire at his normal retirement age. Normal retirement age under the plans is defined as attaining age 65. The normal retirement benefit is equal to the sum of (i) 1.75% of a participant’s “covered compensation” multiplied by the participant’s years of service, plus (ii) 0.65% of a participant’s covered compensation multiplied by the participant’s years of service. The normal form of benefit under the Retirement Plan is a single life annuity; however, participants may elect a joint and survivor annuity with a survivor benefit of up to 100% of the participant’s benefit. A participant who elects a joint and survivor annuity receives a reduced annual benefit, with a joint and 100% survivor annuity providing the smallest annual benefit. Participants who have attained age 55 with 15 years of service may receive an early retirement benefit under the plans. The early retirement benefit for a participant is reduced by 5% for each year prior to age 65 for a participant who terminates between ages 55 and 59, and 4% for each year prior to age 65 for a participant who terminates between ages 60 and 65. If a participant were to retire at age 55, their normal retirement benefit would be reduced by 45%. As of December 31, 2014, no NEOs were eligible for early retirement benefits under the plans. Participants may elect to receive up to 50% of their benefits under the Retirement Plan in a lump-sum upon their retirement.

(2)

Includes Mr. English’s one year of service with Meridian Insurance Group, Inc. (“MIGI”). Mr. English was previously an executive officer with MIGI, which was acquired by State Auto Mutual in 2001. Following this acquisition, Mr. English became our employee, and for purposes of the Retirement Plan, he was given credit for his one year of eligible service with MIGI (total actuarial value of $21,327 within the SERP).

(3)	Ms. Buss is not eligible to participate in the Retirement Plan or SERP and is not a party to an individual supplemental executive retirement plan.

Deferred Compensation Plans

Defined Contribution Plan/401(k) Plan

Our defined contribution plan, which we refer to as the “Retirement Savings Plan” or “RSP,” is intended to be a qualified plan under Sections 401(a) and 401(k) of the Code. Participation in the RSP is available on the same terms to all of our employees, including our NEOs. Each participant may elect to contribute from 1% to 50% of his or her base salary to the RSP. The deferred amount is contributed to the RSP trust fund and invested in accordance with the election of the participant from among investment funds established under the trust agreement. Investment options include Common Shares, but only up to 20% of new contributions and the total account balance may be invested in Common Shares. None of our NEOs made this election.

The Company may make a discretionary matching contribution of 100% of each participant’s RSP contributions for the first 1% of base salary, plus 50% of each participant’s RSP contribution between 2% and

6% of base salary, subject to limits imposed by the Internal Revenue Service. This equates to a Company contribution in the RSP of 58 cents for each salary dollar contributed by an employee who contributed a full 6% of salary to RSP. While a participant is always vested in his or her own salary reduction contributions, the right of a participant to amounts credited to his or her account as matching contributions is subject to vesting as provided by the RSP.

In 2010, all of our employees hired before January 1, 2010, including our NEOs, made an election to either (i) continue participating in the Retirement Plan and RSP on the terms discussed above or (ii) cease participating in the Retirement Plan as of June 30, 2010 in favor of participating in an expanded benefit under the RSP beginning on July 1, 2010, pursuant to which the Company would annually contribute to the RSP an amount equal to 5% of their annual base salary until the termination of their employment with the Company. If an employee elected to participate in the expanded RSP benefit, they would continue to be eligible to receive upon retirement their accrued benefit under the Retirement Plan as of June 30, 2010.

Non-Qualified Deferred Compensation Plan/Supplemental 401(k) Plan

Our Non-Qualified Deferred Compensation Plan, which we refer to as our “Shadow Plan,” is a non-qualified, unfunded deferred compensation plan for eligible key employees. Eligible employees include those who are precluded by regulatory limitations from contributing a full 6% of salary to the RSP or who choose to defer a portion of their salary beyond the amount matched by the RSP. Under the Shadow Plan, eligible employees who wish to participate enter into a salary reduction agreement to defer payment of an additional portion of the employee’s salary. Each employee who is eligible to participate in the Shadow Plan is credited annually with his or her allocable share of Company matching contributions on the same basis that contributions are matched under the RSP, provided that no more than 6% of any employee’s base salary is subject to being matched in the aggregate under the RSP and the Shadow Plan.

The total amount of salary deferred under the RSP and the Shadow Plan cannot exceed in the aggregate 50% of a participant’s base salary. The Shadow Plan also allows participants to defer up to 100% of short-term and long-term incentive compensation, although bonuses remain ineligible for a Company match. Amounts deferred under the Shadow Plan, along with the Company match on any portion of salary deferral eligible for the match, are invested by State Auto P&C in a variety of mutual fund-type investment options in accordance with the election of the participants (including a Company stock option), which the participants may modify on a daily basis. Participants may choose from a variety of mutual fund-type investment options, and elect a five or ten-year payout option or a “date-certain” distribution option for withdrawal of funds from the Plan. Neither the Shadow Plan nor the RSP provides for above market or preferential earnings opportunities for any participant.

Nonqualified Deferred Compensation for Fiscal 2014

Name	Executive Contributions in Last Fiscal Year ($)(1)(2)	Registrant Contributions in Last Fiscal Year ($)(1)(3)	Aggregate Earnings in Last Fiscal Year ($)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Robert P. Restrepo, Jr.	26,316	19,668	35,482	0	611,214
Steven E. English	0	0	20,003	0	597,403
Clyde H. Fitch	0	0	1,427	0	26,644
James A. Yano	0	0	2,446	0	27,752
Jessica E. Buss	0	0	1,236	0	20,717

(1)	Contributions by the NEO or by us, as the case may be, were made pursuant to the Shadow Plan.

(2)	The dollar amounts shown in this column are included in the “Salary” column in the Summary Compensation Table.

(3)	The dollar amounts shown in this column are included in the “All Other Compensation” column in the Summary Compensation Table and are discussed in the footnotes thereto.

(4)

The dollar amounts shown in this column reflect the total earnings on dollars deposited into the NEO’s account in 2014 and all prior years for which the NEO deferred compensation on a non-qualified basis. Earnings are not preferential, in any sense. The dollars in these accounts are invested in investment funds that mirror the investment funds offered to participants in our RSP.

Agreements with Named Executive Officers

Restrepo Employment Agreement

We entered into an employment agreement with Robert P. Restrepo, Jr., our Chairman, President and Chief Executive Officer, on December 22, 2011. The employment agreement has a four-year term ending on December 31, 2015, unless terminated earlier due to Mr. Restrepo’s disability, death, voluntary termination of employment, or involuntary termination of employment by the Company for cause or without cause. Mr. Restrepo’s retirement from the Company, whether initiated by Mr. Restrepo or mandatory, will be treated as his voluntary termination of employment.

Under his employment agreement, Mr. Restrepo receives an annual base salary and is entitled to participate in the LBP, the QPB (for so long as the Company continues to offer the QPB to its executives), the LTIP, any Company employee stock purchase plan, the Retirement Plan, the RSP, the SERP, the Restrepo SERP (as defined below) and the 2009 Equity Plan, and is eligible to participate in all other incentive compensation plans, stock purchase plans, retirement plans, equity-based compensation plans and fringe benefits generally made available to executives of the Company. The employment agreement further provides that unless Mr. Restrepo otherwise agrees (i) his annual base salary shall not be less than $780,000, (ii) his target bonus under the LBP shall not be less than 75% of his then-current annual base salary and (iii) his potential bonus compensation under the LBP shall not be less than his potential bonus compensation under the LBP as of December 22, 2011. The compensation paid to Mr. Restrepo in 2012, 2013 and 2014 is set forth in the “Summary Compensation Table” on page 53 of this Proxy Statement.

Mr. Restrepo’s employment agreement also imposes post-employment covenants that prohibit Mr. Restrepo from disclosing or using our confidential information, engaging in activities which compete with our businesses and soliciting our employees to work for another company. The obligations imposed by the non-competition and non-solicitation covenants will continue for a period of two years following Mr. Restrepo’s separation of service with the Company, provided, that the non-competition obligations will only continue for a period of one year if Mr. Restrepo’s separation from service with the Company is voluntary.

The severance and separation benefits provided to Mr. Restrepo under his employment agreement upon the occurrence of certain termination events are described below under “Potential Payments Upon Termination or Change of Control—Restrepo Employment Agreement.” Mr. Restrepo may be required to repay all or any part of such severance and separation benefits if:

•	Mr. Restrepo violates any of the non-competition, non-solicitation or confidentiality covenants applicable to Mr. Restrepo;

•

(i) the amount of such benefits are calculated based upon the achievement of certain financial results that are subsequently the subject of a financial statement restatement by the Company; (ii) Mr. Restrepo engages in conduct detrimental to the Company that causes or substantially contributes to the need for the financial statement restatement; and (iii) the amount of his severance and separation benefits would have been lower than the amount actually awarded to him had the financial results been properly reported; or

•	Mr. Restrepo engages in (i) any conduct detrimental to the Company during the employment term which has a material adverse effect on the Company or (ii) any fraudulent conduct.

Mr. Restrepo is also eligible to participate in an individual Supplemental Executive Retirement Plan established for him by the Company (the “Restrepo SERP”). The Restrepo SERP generally provides Mr. Restrepo with supplemental retirement benefits to the extent necessary to cause his aggregate retirement benefits to equal 50% of his average total cash compensation during his final three years of employment by the Company; provided, however, that the benefits payable pursuant to the Restrepo SERP will be proportionately reduced if Mr. Restrepo has less than 20 years of service with the Company at retirement. The Company has a mandatory retirement age of 65 for executive officers, and Mr. Restrepo was age 55 when he began his employment with the Company. As a result, Mr. Restrepo will have no more than 10 years of service with the Company when he reaches mandatory retirement age, which will reduce the benefits payable pursuant to the Restrepo SERP accordingly.

Restrepo Executive Agreement

We entered into an executive agreement with Mr. Restrepo on December 22, 2011 contemporaneously with our entry into his new employment agreement. The term of Mr. Restrepo’s executive agreement coincides with the term of his employment agreement, subject to an extension for 36 months after any month in which a Change of Control occurs. Mr. Restrepo’s executive agreement will terminate if his employment terminates prior to a Change of Control unless the termination occurs in the event of a pending Change of Control event.

We will provide certain severance benefits to Mr. Restrepo under his executive agreement if Mr. Restrepo incurs a separation of service (as defined by Section 409A of the Code) during the term of his executive agreement:

•	by us at any time within 24 months after a Change of Control;

•	by Mr. Restrepo for good reason (as defined in the executive agreement) at any time within 24 months after a Change of Control; or

•

by us at any time after an agreement has been reached with an unaffiliated third party, the performance of which would result in a Change of Control involving that party, if such Change of Control is consummated within 12 months after the date of Mr. Restrepo’s termination.

The severance and separation benefits provided to Mr. Restrepo under his executive agreement are described below under “Potential Payments Upon Termination or Change of Control—Restrepo Executive Agreement.”

Mr. Restrepo’s executive agreement also provides that, for a period of five years after the earlier to occur of a Change of Control or a separation of service, we would provide Mr. Restrepo with coverage under a standard directors’ and officers’ liability insurance policy at our expense. Furthermore, we will indemnify and hold harmless Mr. Restrepo to the fullest extent permitted under Ohio law if he is made a party to any proceeding by reason of having served as our director, officer or employee.

English, Fitch, Yano and Buss Executive Agreements

We entered into a new change of control agreement, which we refer to as “executive agreements,” with each of our NEOs other than Mr. Restrepo effective as of October 27, 2014. The new executive agreements with these Named Executive Officers, which are identical in all respects, replaced their previous change of control agreements which were expiring by their terms.

The term of the executive agreements ends on the earlier to occur of the third anniversary of the agreement and the end of the month in which the Executive attains age 65; provided, that if a Change of Control occurs during the three-year period, the term of the executive agreement will automatically extend until the earlier to occur of the 36-month anniversary of the date of the Change of Control or the date on which the executive reaches age 65. The executive agreement will terminate if the executive’s employment terminates prior to a Change of Control.

Each of the executive agreements defines a “Change of Control” to include the following:

•

the acquisition by any person of beneficial ownership of 30% or more of the Company’s outstanding voting securities (which percentage will increase or decrease, as the case may be, such that the percentage of securities ownership is consistent with any future changes to the percentage of securities ownership represented in the Change of Control definition in the 2009 Equity Plan);

•	a majority of the Board is comprised of other than continuing directors;

•	a merger involving the Company where the Company’s shareholders immediately prior to the merger own 50% or less of the combined voting power of the surviving entity immediately after the merger;

•

a sale or other disposition of all or substantially all of the assets of the Company, including a sale of assets or earning power aggregating more than 50% of the assets or earning power of the Company on a consolidated basis;

•	a reorganization or other corporate event involving the Company which would have the same effect as any of the above-described events; and

•

State Auto Mutual affiliates with or is merged into or consolidated with a third party or completes a conversion to a stock insurance company and, as a result, a majority of the Board of Directors of State Auto Mutual or its successor is comprised of other than continuing directors.

We will provide certain severance benefits to the executive under the executive agreement if during the term of his or her executive agreement the executive’s employment is terminated:

•	by us at any time within 24 months after a Change of Control (for any reason other than for cause, the death or disability of the executive or mandatory retirement at age 65);

•	by the executive for good reason (as defined in the executive agreement) at any time within 24 months after a Change of Control; or

•

by us (for any reason other than for cause or the death or disability of the executive) at any time after an agreement has been reached with an unaffiliated third party, the performance of which would result in a Change of Control involving that party, if such Change of Control is actually consummated within 12 months after the date of the executive’s termination.

The severance and separation benefits provided to each of our other executives under his executive agreement are described below under “Potential Payments Upon Termination or Change of Control—English, Fitch, Yano and Buss Executive Agreements.”

These executive agreements prohibit the executive from disclosing or using our confidential information. The Board may require the executive to repay all or any portion of the severance benefits if:

•	the executive violates any of the non-competition, non-solicitation or confidentiality covenants applicable to the executive;

•

(i) the amount of such benefits are calculated based upon the achievement of certain financial results that are subsequently the subject of a financial statement restatement by the Company; (ii) the executive engages in conduct detrimental to the Company that causes or substantially contributes to the need for the financial statement restatement; and (iii) the amount of his or her severance and separation benefits would have been lower than the amount actually awarded to him had the financial results been properly reported; or

•	the executive engages in any conduct detrimental to the Company during the employment term which has a material adverse effect on the Company.

These executive agreements also provide that, for a period of five years after a Change of Control, we will provide the executive with coverage under a standard directors’ and officers’ liability insurance policy at our expense. Furthermore, we will indemnify and hold harmless the executive to the fullest extent permitted under Ohio law if he or she is made a party to any proceeding by reason of having served as our director, officer or employee.

Potential Payments Upon Termination or Change of Control

Restrepo Employment Agreement

Mr. Restrepo’s employment agreement provides him with the following severance and separation benefits under the following termination events:

Termination for Cause. If Mr. Restrepo is terminated for cause, he would be entitled to receive his base salary through the date of termination plus any compensation to which he would have been entitled under the LBP, QPB and LTIP as then in effect. Mr. Restrepo’s employment agreement defines cause as:

•

the willful and continued failure of the executive to perform the executive’s duties (other than any such failure resulting from incapacity due to a disability), after a written demand for performance is delivered to the executive which specifically identifies the manner in which the executive has not performed the executive’s duties;

•	the willful engaging by the executive in illegal conduct or gross misconduct which has a material adverse effect on the Company;

•	the breach of any of the confidentiality, non-competition or non-solicitation covenants imposed by the employment agreement; or

•	the willful failure by the executive to comply with any code of conduct or code of ethics applicable to the executive.

For purposes of the definition of cause, no act or failure to act, on the part of the executive, will be considered “willful” unless it is done, or omitted to be done, by the executive in bad faith or without reasonable belief that the executive’s action or omission was in the best interests of the Company.

Termination Without Cause. If Mr. Restrepo is terminated without cause (other than in the event of his death, disability or retirement), he would be entitled to receive:

•	his then-current base salary for the lesser of 24 months or until December 31, 2015;

•

a one-year bonus payment equal to the average of the aggregate bonuses Mr. Restrepo earned under the QPB, LBP and LTIP for the two years immediately preceding the year in which the employment agreement is terminated; and

•

an amount equal to the then current monthly per employee cost of providing State Auto’s health insurance benefit multiplied by the lesser of 24 or the number of months from the date of termination until December 31, 2015.

In addition, if Mr. Restrepo is terminated without cause, any stock options granted to Mr. Restrepo shall vest on the termination date.

Death. In the event Mr. Restrepo dies while employed by State Auto, his beneficiaries will receive his then-current base salary for the lesser of 12 months or until December 31, 2015 plus a pro rata share of the compensation he earned under the QPB, LBP and LTIP as of the date of death.

Disability. If Mr. Restrepo becomes disabled for more than six consecutive months in any 12-month period, the Company may terminate Mr. Restrepo’s employment. In the event of a termination for disability, Mr. Restrepo would be entitled to receive his base salary and payments under our incentive compensation plans to the date of termination. After the date of termination, he would be entitled to receive 80% of his then-current base salary, less any disability benefits received from any of State Auto’s long-term disability benefit plans, until the earlier to occur of the end of the period of his disability or December 31, 2015. In addition, Mr. Restrepo shall continue to receive such health insurance benefits as he and his spouse receive on the date of the disability and such group life insurance as Mr. Restrepo has in place on his life as of the date of the disability.

Voluntary Termination. If Mr. Restrepo voluntarily terminates his employment, including retirement initiated solely by Mr. Restrepo and mandatory retirement on December 31, 2015, he shall cease to receive compensation as of the date of his separation from service, except for any compensation to which he is entitled under the QPB, LBP or LTIP as then in effect, provided, that he is employed by State Auto on the date such compensation is paid under the QPB, LBP or LTIP.

Restrepo Executive Agreement

We will provide the following severance benefits (in addition to accrued compensation, bonuses and vested benefits and stock options) to Mr. Restrepo under his executive agreement if his employment with State Auto is terminated during the term of his executive agreement under the circumstances set forth above under “Change of Control Agreements with Named Executive Officers—Restrepo Executive Agreement”:

•	a lump sum cash payment equal to 2.99 times Mr. Restrepo’s then-current annual base salary (subject to reduction if Mr. Restrepo is within two years of mandatory retirement on December 31, 2015);

•

a lump sum cash payment equal to 2.99 times the average of the annual aggregate bonuses Mr. Restrepo earned under the LBP for the two years immediately preceding the year in which the Change of Control occurs (subject to reduction if Mr. Restrepo is within two years of mandatory retirement on December 31, 2015);

•

an amount equal to the then current monthly per employee cost of providing the Company’s health insurance benefit multiplied by the lesser of 24 or the number of months from the date of termination until December 31, 2015;

•

life and accidental death and dismemberment insurance coverage and disability insurance coverage in effect on the date of termination (other than payment of income replacement benefits) for a two-year period commencing on the date of termination or until December 31, 2015, whichever is earlier;

•

retirement benefits in an amount equal to the excess of (i) the retirement benefits that would be payable to Mr. Restrepo or his beneficiaries, under the defined benefit retirement plans in which Mr. Restrepo participates (including the SERP and the Restrepo SERP) if (A) the terms of such plans were those most favorable to Mr. Restrepo and (B) Mr. Restrepo’s highest average annual compensation as defined under such defined benefit retirement plans over (ii) the retirement benefits that are payable to Mr. Restrepo or Mr. Restrepo’s beneficiaries under such defined benefit retirement plans in which Mr. Restrepo participates;

•

outplacement benefits up to a maximum amount equal to 15% of Mr. Restrepo’s annual base salary plus up to $5,000 to reimburse Mr. Restrepo for travel expenses he incurs in connection with seeking new employment; and

•	stock options or other equity-based awards held by Mr. Restrepo become exercisable in accordance with the applicable terms of the equity compensation plans and award agreements.

If Mr. Restrepo’s severance payments and benefits would not be subject to excise tax if the total of such payments and benefits were reduced by 10% or less, then such payments and benefits would be reduced by the minimum amount necessary (not to exceed 10% of such payments and benefits) so that we would not have to pay an excess severance payment and Mr. Restrepo would not be subject to an excise tax.

English, Fitch, Yano and Buss Executive Agreements

We will provide the following severance benefits (in addition to accrued compensation and bonuses) to the executive under the executive agreement if the executive’s employment with the Company is terminated during the term of his executive agreement under the circumstances set forth above under “Agreements with Named Executive Officers—English, Fitch, Yano and Buss Executive Agreements.”

•	a lump sum cash payment equal to two times the executive’s annual base salary (subject to reduction if the executive is within two years of age 65);

•

a lump sum cash payment equal to two times the average of the annual aggregate bonus earned by the executive under each of the LBP and QPB during the three fiscal years immediately preceding the year in which the Change of Control occurs (subject to reduction if the executive is within two years of age 65);

•

outplacement benefits up to a maximum amount equal to 15% of the executive’s annual base salary plus up to $5,000 to reimburse the executive for travel expenses incurred in connection with seeking new employment;

•	stock options and other equity awards held by the executive become exercisable in accordance with the terms of the applicable plan; and

•

an amount equal to the then current monthly per employee cost of providing the Company’s health insurance benefit multiplied by 24 (subject to reduction if the executive is within two years of age 65).

These executive agreements also provide that if the executive’s severance payments and benefits would not be subject to excise tax if the total of such payments and benefits were reduced by 10% or less, then such payments and benefits would be reduced by the minimum amount necessary (not to exceed 10% of such payments and benefits) so that the executive would not be subject to an excise tax.

The following table summarizes the potential payments to NEOs upon a termination of employment and/or a change of control of the Company (assuming that the triggering event occurred on December 31, 2014):

Name	Benefit(1)	Termination Without Cause(2)		Termination For Cause or Voluntary Termination		Death		Disability		After Change of Control
Robert P. Restrepo, Jr.	Salary	$827,502	(3)	$-0-		$827,502	(3)	$-0-	(4)	$827,502	(3)
	Cash Bonus(5)	$2,833,737	(6)	$1,679,407	(7)	$1,651,931	(7)	$2,341,409	(7)	$1,974,805	(8)
	Stock Options	$754,828	(9)	$754,828	(9)	$754,828	(9)	$754,828	(9)	$754,828	(9)
	Restricted Stock	$196,114	(10)	$196,114	(10)	$674,421	(10)	$674,421	(10)	$674,421	(10)
	Health Benefits	$7,200	(11)	$-0-		$7,200	(12)	$96,304	(12)	$7,200	(11)
	Group Life; Disability	$-0-		$-0-		$-0-		$662,002	(13)	$1,338	(14)
	Outplacement Assistance	$-0-		$-0-		$-0-		$-0-		$129,125	(15)
	Retirement Benefits	$3,948,531	(16)	$3,948,531	(16)	$3,948,531	(16)	$3,948,531	(16)	$3,948,531	(16)
	TOTAL:	$8,567,912		$6,578,880		$7,864,413		$8,477,495		$8,317,750

Steven E. English	Salary	$-0-		$-0-		$-0-		$-0-	(4)	$900,000	(17)
	Cash Bonus(18)	$775,125	(7)	$-0-		$775,125	(7)	$775,125	(7)	$389,450	(19)
	Health Benefits	$-0-		$-0-		$7,200	(12)	$17,352	(12)	$14,400	(11)
	Stock Options	$-0-		$-0-		$188,901	(9)	$188,901	(9)	$188,901	(9)
	Restricted Stock	$-0-		$-0-		$57,150	(10)	$57,150	(10)	$57,150	(10)
	Outplacement Assistance	$-0-		$-0-		$-0-		$-0-		$72,500	(15)
	Retirement Benefits	$769,043	(16)	$769,043	(16)	$769,043	(16)	$769,043	(16)	$769,043	(16)
	TOTAL:	$1,544,168		$769,043		$1,797,419		$1,807,571		$2,391,444

Clyde H. Fitch	Salary	$-0-		$-0-		$-0-		$-0-	(4)	$420,000	(17)
	Cash Bonus(18)	$712,650	(7)	$442,650	(7)	$573,333	(7)	$712,650	(7)	$647,291	(19)
	Stock Options	$130,866	(9)	$130,866	(9)	$130,866	(9)	$130,866	(9)	$130,866	(9)
	Restricted Stock	$39,618	(10)	$39,618	(10)	$39,618	(10)	$39,618	(10)	$39,618	(10)
	Health Benefits	$-0-		$-0-		$7,200	(12)	$17,352	(12)	$8,400	(11)
	Outplacement Assistance	$-0-		$-0-		$-0-		$-0-		$59,000	(15)
	Retirement Benefits	$702,586	(16)	$702,586	(16)	$702,586	(16)	$702,586	(16)	$702,856	(16)
	TOTAL:	$1,585,720		$1,315,720		$1,453,603		$1,603,072		$2,008,031

James A. Yano	Salary	$-0-		$-0-		$-0-		$-0-	(4)	$720,000	(17)
	Cash Bonus(18)	$591,850	(7)	$393,850	(7)	$452,533	(7)	$591,850	(7)	$614,502	(19)
	Stock Options	$121,820	(9)	$121,820	(9)	$121,820	(9)	$121,820	(9)	$121,820	(9)
	Restricted Stock	$39,618	(10)	$39,618	(10)	$39,618	(10)	$39,618	(10)	$39,618	(10)
	Health Benefits	$-0-		$-0-		$7,200	(12)	$17,352	(12)	$14,400	(11)
	Outplacement Assistance	$-0-		$-0-		$-0-		$-0-		$59,000	(15)
	Retirement Benefits	$671,184	(16)	$671,184	(16)	$671,184	(16)	$671,184	(16)	$671,184	(16)
	TOTAL:	$1,424,472		$1,226,472		$1,292,355		$1,441,824		$2,240,524

Jessica E. Buss	Salary	$-0-		$-0-		$-0-		$-0-	(4)	$750,000	(17)
	Cash Bonus(18)	$479,640	(7)	$-0-		$479,640	(7)	$479,640	(7)	$519,947	(19)
	Stock Options	$-0-		$-0-		$128,515	(9)	$128,515	(9)	$128,515	(9)
	Restricted Stock	$-0-		$-0-		$41,263	(10)	$41,263	(10)	$41,263	(10)
	Health Benefits	$-0-		$-0-		$7,200	(12)	$17,352	(12)	$14,400	(11)
	Outplacement Assistance	$-0-		$-0-		$-0-		$-0-		$61,250	(15)
	TOTAL:	$479,640		$-0-		$656,618		$666,770		$1,515,375

(1)

The potential post-employment payments and benefits shown in this table are payable to Messrs. Restrepo, English, Fitch and Yano and Ms. Buss pursuant to their respective employment and/or executive agreements with us, the applicable terms of the LBP, LTIP, 2009 Equity Plan and associated award agreements and our retirement, disability and deferred compensation plans. Unless otherwise indicated, all payments would be made in one-lump amount. For narrative disclosure of the material terms of our agreements with Messrs.

Restrepo, English, Fitch and Yano and Ms. Buss see “—Agreements with Named Executive Officers” on page 62 of this Proxy Statement, “—Restrepo Employment Agreement” on page 62 of this Proxy Statement, “Restrepo Executive Agreement” on page 63 of this Proxy Statement, “—English, Fitch, Yano and Buss Executive Agreements” on page 63 of this Proxy Statement and the narrative disclosure that immediately precedes this table.

(2)	Under the applicable agreements, there are no provisions permitting the NEOs to terminate their employment for good reason prior to a change of control of our Company or State Auto Mutual.

(3)	This dollar amount represents Mr. Restrepo’s annual base salary on December 31, 2014.

(4)

If terminated for disability, the NEO would be entitled to receive 60% of his or her base salary as of December 31, 2014 until retirement at age 65 or the disability terminates, payable in accordance with the Company’s standard payroll practices.

(5)

In the event Mr. Restrepo is terminated without cause or by reason of his voluntary termination or disability, he would be entitled to the payment he would have received under the LTIP for each performance period in effect as of the date of termination had he remained employed through the end of such performance periods. The Company cannot develop a reasonable estimate of any future payments under the LTIP because it does not have final performance data for any performance period under the LTIP and cannot predict the performance of the members of the LTIP Peer Group. Accordingly, the Company has assumed, solely for the purpose of providing a quantification of the amounts that would be payable to Mr. Restrepo upon a hypothetical termination of his employment without cause or by reason of his voluntary termination, that each of the performance measures applicable to each performance period in effect under the LTIP as of the date of termination would be satisfied at the target level. Mr. Restrepo would not be entitled to any award under the LTIP in the event his employment is terminated for cause. In the event Mr. Restrepo is terminated by reason of his death, he would be entitled to an award under the LTIP for each performance period in effect as of the date of termination equal to his target award for each such performance period multiplied by a fraction, the numerator of which would be the number of days of employment in the performance period through the date of termination, and the denominator of which would be the number of days in the performance period.

(6)

This dollar amount represents the sum of (i) the average of the aggregate bonuses Mr. Restrepo earned under the LBP and LTIP for 2012 and 2013 ($492,328) and (ii) the amount of compensation to which he is entitled pursuant to the LBP and LTIP as of December 31, 2014 ($2,341,409).

(7)	This dollar amount represents the amount of compensation to which the NEO is entitled pursuant to the LBP and LTIP as of December 31, 2014.

(8)

This dollar amount represents the sum of (i) a pro-rated portion (determined in accordance with Mr. Restrepo’s executive agreement) of an amount equal to 2.99 times the sum of the average of the annual aggregate bonuses Mr. Restrepo earned under the LBP for the two years immediately preceding the year in which the Change of Control occurs ($295,398) and (ii) the amount of compensation to which he is entitled under the LTIP as of December 31, 2014.

(9)

This dollar amount represents the aggregate difference between the closing market price of our Common Shares on December 31, 2014 ($22.22) and the exercise price of the unvested stock options held by the NEO on December 31, 2014, the vesting of which will accelerate upon the termination event.

(10)

This dollar amount represents the number of Common Shares underlying the restricted common shares held by the NEO on December 31, 2014 that were awarded after January 1, 2014 multiplied by the closing market price of our Common Shares on December 31, 2014 ($22.22).

(11)

This dollar amount represents the monthly per employee cost of providing State Auto’s health insurance benefit as of December 31, 2014 ($600) multiplied by 24 or the number of months until age 65 retirement.

(12)

This dollar amount represents our estimate of the present value of the health benefits the NEO would be entitled to if he was terminated on December 31, 2014 by reason of his or her death or disability, as applicable.

(13)	This dollar amount represents our estimate of the present value of the disability benefits Mr. Restrepo would be entitled to if he was terminated on December 31, 2014 by reason of his disability.

(14)

This dollar amount represents the estimated cost to provide the NEO with 24 months of continued life and accidental death and dismemberment insurance coverage and 24 months of continued disability insurance coverage.

(15)

This dollar amount represents 15% of the value of the NEO’s annual base salary as of December 31, 2014 plus a travel expense account of up to $5,000 to reimburse the NEO for travel expenses he incurs in connection with seeking new employment.

(16)

This dollar amount represents the value of the retirement benefits payable to the NEO or his beneficiaries under the retirement plans of the Company in which the NEO participates assuming the termination event was effective on December 31, 2014.

(17)	This dollar amount represents two times the NEO’s annual base salary as of December 31, 2014, (subject to reduction if the executive is within two years of age 65).

(18)

In the event a non-CEO NEO who is not eligible for retirement under the LTIP (Mr. English and Ms. Buss) is terminated without cause or by reason of his or her disability, the NEO would be entitled to a prorated award under the LTIP for each performance period in effect as of the date of termination based upon the length of time that the NEO was employed by the Company during the performance period. In the event a non-CEO NEO who is eligible for retirement under the LTIP (Messrs. Fitch and Yano) is terminated without cause or by reason of his voluntary termination or disability, the NEO would be entitled to the payment he would have received under the LTIP for each performance period in effect as of the date of termination had the NEO remained employed through the end of such performance periods. The Company cannot develop a reasonable estimate of any future payments under the LTIP because it does not have final performance data for any performance period under the LTIP and cannot predict the performance of the members of the LTIP Peer Group. Accordingly, the Company has assumed, solely for the purpose of providing a quantification of the amounts that would be payable to the NEO upon a hypothetical termination of his employment without cause or by reason of his voluntary termination, that each of the performance measures applicable to each performance period in effect under the LTIP as of the date of termination would be satisfied at the target level. The NEO would not be entitled to any award under the LTIP in the event his employment is terminated for cause. In the event of termination of the NEO’s employment by reason of his or her death, the NEO would be entitled to an award under the LTIP for each performance period in effect as of the date of termination equal to his target award for each such performance period multiplied by a fraction, the numerator of which would be the number of days of employment in the performance period through the date of termination, and the denominator of which would be the number of days in the performance period.

(19)

For non-CEO NEOs who are not eligible for retirement under the LTIP (Mr. English and Ms. Buss), this dollar amount represents two times the average of the annual aggregate bonus earned by the executive under each of the LBP and QPB for 2011, 2012 and 2013. Non-CEO NEOs who are eligible for retirement under the LTIP (Messrs. Fitch and Yano), would be entitled to a dollar amount equal to the sum of (i) two times the average of the annual aggregate bonus earned by the executive under each of the LBP and QPB for 2011, 2012 and 2013 and (ii) the payment the NEO would have received under the LTIP for each performance period in effect as of the date of termination had the NEO remained employed through the end of such performance periods. The Company cannot develop a reasonable estimate of any future payments under the LTIP because it does not have final performance data for any performance period under the LTIP and cannot predict the performance of the members of the LTIP Peer Group. Accordingly, the Company has assumed, solely for the purpose of providing a quantification of the amounts that would be payable in connection with this event to a non-CEO NEO, that each of the performance measures applicable to each performance period in effect under the LTIP as of the date of termination would be satisfied at the target level.

COMPENSATION COMMITTEE

INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee currently consists of the following four members of our Board of Directors: Chairperson Robert E. Baker; David J. D’Antoni; Alexander B. Trevor; and Paul S. Williams. None of the members of the Compensation Committee is, or was, an officer or employee of our Company or any of our subsidiaries or of State Auto Mutual. Also, none of our executive officers served during 2014 as a member of a compensation committee or as a director of any entity for which any of our directors served as an executive officer.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board of Directors oversees our compensation programs on behalf of our Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement. Based upon the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Company’s Annual Report on Form 10-K for the 2014 fiscal year and in this Proxy Statement.

Compensation Committee

Robert E. Baker, Chairperson

David J. D’Antoni

Alexander B. Trevor

Paul S. Williams

REPORT OF THE AUDIT COMMITTEE

The Audit Committee provides assistance to our directors in fulfilling their responsibility to our shareholders relating to corporate accounting, reporting practices, internal controls relating to financial reporting, and the quality and integrity of our financial reports. In so doing, the Audit Committee maintains free and open communication between our directors, independent registered public accounting firm, internal auditors, and senior management. Notwithstanding the foregoing, it is not the duty of the Audit Committee to plan or conduct audits or to determine that our financial statements and disclosures are complete, accurate, and in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and our independent registered public accounting firm.

In the course of fulfilling its responsibilities, the Audit Committee reviewed the audited financial statements in our Company’s Annual Report on Form 10-K for the 2014 fiscal year with our management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also reviewed with our independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with United States’ generally accepted accounting principles (“US GAAP”), their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including those matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee discussed with our independent registered public accounting firm its independence from our management and considered the compatibility of any permitted and pre-approved non-audit services with the independent registered public accounting firm’s independence. The Audit Committee also received written disclosures regarding the independent auditors’ independence from management and the Company, and received a letter confirming that fact from the independent auditors, which included applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.

The Audit Committee discussed with our internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee regularly monitors our compliance with Section 404 of the Sarbanes-Oxley Act. The Company uses the Committee of Sponsoring Organizations of the Treadway Commission (COSO) framework to evaluate the effectiveness of our internal control over financial reporting. The Audit Committee periodically reviews the suitability of this framework with management. The Audit Committee and management currently believe that the COSO 2013 framework is a suitable framework for its evaluation of our internal control over financial reporting because it is free from bias, permits reasonably qualitative and quantitative measurements of our internal controls, is sufficiently complete so that those relevant factors that would alter a conclusion about the effectiveness of our internal controls are not omitted and is relevant to an evaluation of internal control over financial reporting. The Audit Committee meets with our internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee also meets with our Chief Financial Officer and our General Counsel without the rest of management present to discuss any matters of interest to the Audit Committee. The Audit Committee receives a quarterly report from the CRO or the director of enterprise risk management on selected risk areas. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors (and our Board has approved) that the audited financial statements be included in our Annual Report on Form 10-K for the 2014 fiscal year for filing with the SEC.

The Audit Committee held a total of eight meetings in 2014, four in person and four by conference calls. Ms. Mallesch and Mr. Williams participated in 100% of the meetings. Mr. Baker and Mr. Meuse attended 87.5% and 75% of the meetings, respectively. All of the members of the Audit Committee are independent directors as defined by the Nasdaq listing rules and the applicable regulations of the SEC.

The full responsibilities of the Audit Committee are set forth in its charter. The charter is reviewed annually by the Audit Committee and our Board and, if deemed necessary following such review, amended. In addition to the foregoing, these responsibilities include sole authority for selecting our independent registered public accounting firm, reviewing with management the adequacy of loss reserves, pre-approving expenditures for services of our independent registered public accounting firm, sole authority to retain independent advisors, receipt and disposition of matters relating to allegations of accounting or other improprieties, reviewing matters relating to our Code of Business Conduct and participating in disclosure control procedures and functioning as our qualified legal compliance committee. The Audit Committee also consults with our General Counsel with respect to legal matters affecting the Company.

As discussed above, the Audit Committee is responsible to monitor and review our financial reporting process on behalf of our Board of Directors. However, it is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures. Members of the Audit Committee are not our employees, and some members are not accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with US GAAP and on the representations of our independent registered public accounting firm included in its report on our financial statements. The Audit Committee’s review does not provide the Audit Committee with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and our independent registered public accounting firm do not assure that our financial statements are presented in accordance with US GAAP, that the audit of our financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), or that our independent auditors are in fact “independent.”

The Audit Committee receives regular reports from our Compliance Officer with respect to matters coming within the scope of our Employee Code of Business Conduct. Our Chief Executive Officer and principal financial officers have each agreed to be bound by our Employee Code of Business Conduct and the Sarbanes-Oxley Act mandated Code of Ethics for Senior Financial Officers as a Special Supplement to our Employee Code of Business Conduct. We have also implemented and applied our Employee Code of Business Conduct throughout our Company. We have also implemented procedures for the receipt of complaints concerning our accounting, internal accounting controls, or auditing practices, including the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing practices.

Audit Committee

Eileen A. Mallesch, Chairperson

Robert E. Baker

David R. Meuse

Paul S. Williams

PRINCIPAL HOLDERS OF VOTING SECURITIES

The following table sets forth certain information, as of March 13, 2015, with respect to the only shareholders known to us to be the beneficial owners of more than 5% of our outstanding Common Shares:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
State Automobile Mutual Insurance Company(1)	25,751,138		62.63%
518 East Broad Street
Columbus, OH 43215
Dimensional Fund Advisors LP	2,328,928	(2)	5.68%
Palisades West, Building One, 6300 Bee Cave Road
Austin, Texas, 78746
T. Rowe Price Associates, Inc.	2,438,553	(3)	5.90%
100 E. Pratt Street
Baltimore, Maryland 21202

(1)	State Auto Mutual exercises sole voting and investment power with respect to such Common Shares.

(2)	Based solely on a Schedule 13G filed with the SEC on February 5, 2015.

(3)	Based solely on a Schedule 13G filed with the SEC on February 11, 2015.

EQUITY COMPENSATION PLAN INFORMATION

(At December 31, 2014)

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted- Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders(1)	3,503,989	$21.32	990,668
Equity Compensation Plans not Approved by Security Holders(2)	47,943	$30.76	0

Total	3,551,932		990,668

(1)

Includes 823,807 Common Shares available for issuance under our 2009 Equity Incentive Compensation Plan and 166,861 Common Shares available for issuance under our Employee Stock Purchase Plan. Does not include RSUs which have been or may be awarded to our outside directors under our Directors’ RSU Plan. Because RSUs are settled only upon the conclusion of an outside director’s board service, and then in cash or Common Shares, as elected by the outside director, the number of Common Shares to be issued or remaining available for future issuance under our Directors’ RSU Plan cannot be determined at this time.

(2)

Our only equity compensation plan that has not been approved by our shareholders is the 1998 State Auto Agent’s Stock Option Plan, which plan terminated by its terms in May 2008 and was not renewed. A description of this plan follows these footnotes.

1998 State Auto Agent’s Stock Option Plan

Our Board of Directors adopted the 1998 State Auto Agent’s Stock Option Plan (the “Agent’s Option Plan”) to encourage selected independent insurance agencies that represent us and our affiliates (the “State Auto

Agents”) to acquire or increase and retain a financial interest in our Company in order to strengthen the mutuality of interests between the State Auto Agents and our Company’s shareholders. The Agent’s Option Plan is administered by a plan administration committee consisting of at least three members appointed by our Board of Directors. The Agent’s Option Plan terminated by its terms in May 2008, and we did not renew it.

Under the Agent’s Option Plan, State Auto Agents who became participants were offered nonqualified stock options to purchase Common Shares. The number of options granted to a participant was based on the formula set forth in the Agent’s Option Plan and in each participant’s participation agreement. The exercise price of options granted under the Agent’s Option Plan was equal to the last reported sale price of the Common Shares on the Nasdaq Stock Market on the day of the grant. The options granted became exercisable on the first day of the calendar year following the participant’s achievement of specific production and profitability requirements over a period not greater than two calendar years from date of grant or a portion thereof in the first calendar year in which a participant commenced participation in the Agent’s Option Plan. Subject to certain restrictions, participants may exercise options that become vested. Each option has a term of ten years. If an option is not fully exercised by its expiration date, it will terminate to the extent not previously exercised.

If a participant’s agency agreement terminates, or if the participant fails to meet its performance criteria as set forth in its participation agreement and in the Agent’s Option Plan, or the participant fails to pay on time any amounts due under its agency agreement, the option granted to such participant, to the extent not vested, will terminate.

The Common Shares subject to the Agent’s Option Plan have been registered under the Securities Act of 1933, as amended. Therefore, these Common Shares are freely tradeable once acquired upon the exercise of the options, unless such Common Shares are acquired by a participant who is considered an “affiliate” of the Company.

RELATED PERSON TRANSACTIONS

Policies and Procedures for Review and Approval of Related Person Transactions

We review all relationships and transactions in which our Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our proxy statement.

We also have a standing Independent Committee which principally serves to review related person transactions between or among us and our subsidiaries, on the one hand, and State Auto Mutual and its subsidiaries and affiliates, on the other. In the context of transactional opportunities, the Independent Committee helps determine which entity, our Company or State Auto Mutual, is best suited to take advantage of the transactional opportunity presented by a third party. As specified in its charter, the Independent Committee assists our Board in monitoring all related person transactions, not just those involving State Auto Mutual and its subsidiaries and affiliates.

Transactions Involving State Auto Mutual (1) (2) (3)

Management and Cost Sharing Agreements

Through various management and cost sharing agreements, State Auto P&C generally provides the employees to perform all organizational, operational and management functions for insurers in the State Auto Group (defined below in footnote 3) while State Auto Mutual generally provides certain operating facilities, including our corporate headquarters. These management and cost sharing agreements are described below.

We operate and manage our businesses in conjunction with State Auto Mutual and certain of its subsidiaries and affiliates under a Management and Operations Agreement that we call the “2005 Management Agreement.” The 2005 Management Agreement is strictly a cost sharing agreement. Accordingly, no management fees are paid under the 2005 Management Agreement. Under the 2005 Management Agreement, every executive, managerial, technical, professional, supervisory, and clerical function for the companies named below was performed by an employee of State Auto P&C.

(1)

During 2014, our subsidiaries were State Auto P&C, Milbank, State Auto Insurance Company of Ohio (“SAOH”), Stateco Financial Services, Inc. (“Stateco”), SA Software Shelf, Inc., and 518 Property Management and Leasing LLC (“518 PML”).

(2)

State Auto Mutual’s subsidiaries and affiliates that during 2014 were parties to the 2005 Management Agreement were Meridian Security Insurance Company (“Meridian Security”), Meridian Citizens Mutual Insurance Company (“Meridian Citizens Mutual”) (Meridian Security and Meridian Citizens Mutual are collectively referred to as the “MIGI Insurers”), Meridian Insurance Group, Inc. (“MIGI”) and Patrons Mutual Insurance Company of Connecticut (“Patrons CT”). Meridian Citizens Mutual was merged into State Auto Mutual effective July 2, 2014. MIGI was merged into State Auto Holdings, Inc. effective May 31, 2014. During 2014, additional subsidiaries of State Auto Mutual included State Auto Insurance Company of Wisconsin (“SAWI”) and the “Rockhill Companies” which consist of Rockhill Holding Company, Rockhill Insurance Company (“RIC”), Plaza Insurance Company (“Plaza”), American Compensation Insurance Company (“American Compensation”), Bloomington Compensation Insurance Company (“Bloomington Compensation”) (RIC, Plaza, American Compensation and Bloomington Compensation are collectively referred to as the “Rockhill Insurers”), National Environmental Coverage Corporation (“NECC”), RTW, Inc. (“RTW”), Rockhill Insurance Services, LLC, Rockhill Underwriting Management, LLC and Risk Evaluation and Design, LLC (“RED”).

(3)	The State Auto Group refers to State Auto P&C, Milbank, SAOH, State Auto Mutual, SAWI, Meridian Security, Patrons CT and the Rockhill Insurers.

We have a Management and Operations Agreement that we call the “2000 Midwest Management Agreement” among State Auto P&C, State Auto Mutual and SAWI. During 2014, SAWI paid management fees in the amount of $0.18 million to State Auto P&C under the 2000 Midwest Management Agreement.

We have a Management and Operations Agreement that we call the “Rockhill Management Agreement” among State Auto P&C, State Auto Mutual and the Rockhill Companies (except RED). The Rockhill Management Agreement is strictly a cost sharing agreement. Accordingly, no management fees are paid under the Rockhill Management Agreement.

The 2005 Management Agreement addresses procedures for potential conflicts of interest. Generally, business opportunities presented to the common officers of the companies, other than business opportunities that meet certain criteria, must be presented to Independent Committees of State Auto Mutual’s and our boards of directors. These committees review and evaluate the business opportunity using such factors as each considers relevant. Based upon such review and evaluation, these committees then make recommendations to each respective board of directors as to whether or not such business opportunities should be pursued and, if so, by which company. The boards of directors of State Auto Mutual or its insurance subsidiaries and our Company or any of our subsidiaries must then act on the recommendation of their committees after considering all other factors deemed relevant to them.

Each of the 2005 Management Agreement and the 2000 Midwest Management Agreement has a ten-year term and automatically renews for an additional ten-year term, provided that any party to the agreement could terminate its own participation at the end of the term then in effect by giving at least two years’ advance written notice of non-renewal to the other parties, with the exception that Patrons CT may terminate its participation on 90 days’ notice. Any party could also terminate its participation upon events constituting a change of control or potential change of control (as defined in the 2005 Management Agreement and the 2000 Midwest Management Agreement) of the Company, or upon agreement of the parties. The applicable management agreement automatically terminates with respect to a party (and only that party) if such party is subject to insolvency proceedings. The Rockhill Management Agreement has a ten-year term and automatically renews for successive ten-year periods, provided that any party may terminate its own participation at the end of the term then in effect by giving the other parties at least 60 days’ advance written notice.

Other Agreements

State Auto P&C, Milbank, State Auto Mutual and various insurance subsidiaries and affiliates of State Auto Mutual have entered into a Consulting Services Agreement with RTW whereby RTW provides claims and case management services for these insurers’ workers’ compensation programs. RTW investigates potential “high risk” workers’ compensation claims and assigns RTW nurses for ongoing case management for those claims that meet certain criteria. During 2014, RTW was compensated on a cost basis for some of its services and on an hourly basis for other services rendered. The Consulting Services Agreement has a one-year term and automatically renews for additional one-year terms unless 60 days’ advance written notice of non-renewal is given. In addition, a party may terminate the agreement as to itself upon 30 days’ advance written notice. During 2014, RTW was paid $2.60 million under this agreement.

State Auto P&C, Milbank, State Auto Mutual and various insurance subsidiaries and affiliates of State Auto Mutual were parties to an Underwriting Management Agreement (“UMA”) with RED. Under this agreement, the State Auto insurers delegated to RED the authority to act as their underwriting manager in the performance of certain underwriting and marketing functions associated with insurance coverages for certain program business. As of December 31, 2013, all RED programs subject to the UMA had been terminated due to unprofitability, and the business is in runoff. During 2014, RED was paid $0.4 million under the UMA.

Since January 1987, State Auto P&C and State Auto Mutual have participated in an intercompany pooling arrangement (the “State Auto Pool” or the “Pooling Arrangement”) which has been amended from time to time, including amendments adding participants to the Pooling Arrangement and adjusting pooling percentages. The Pooling Arrangement generally covers all of the property and casualty insurance written by the pooled companies. Under the terms of the Pooling Arrangement, State Auto P&C and the other pooling participants cede all of their direct insurance business to State Auto Mutual, and State Auto Mutual then cedes a percentage of the pooled business to State Auto P&C and the other pooling participants and retains the balance. From January 1 through June 30, 2014, parties to the Pooling Arrangement and their allocated pooling percentages were as follows: State Auto Mutual—34.0%; State Auto P&C—51.0%; Milbank—14.0%; SAWI—0.0%; SAOH—0.0%; Meridian Security—0.0%; Meridian Citizens Mutual—0.5%; Patrons CT—0.5%; RIC—0.0%; Plaza—0.0%; American Compensation—0.0%; and Bloomington Compensation—0.0%. Beginning July 1, 2014, Meridian Citizens Mutual was no longer a party to the Pooling Arrangement because it was merged into State Auto Mutual, thereby increasing State Auto Mutual’s pooling percentage by 0.5% to 34.5%.

Stateco undertook on behalf of State Auto Mutual, State Auto P&C, Milbank, SAWI, SAOH, Meridian Security, Patrons CT, RIC, Plaza, American Compensation and Bloomington Compensation the responsibility of managing those companies’ investable assets. In consideration of this service, Stateco charged such companies an annual fee, paid quarterly, based on a percentage of the average investable assets of each company. For 2014, the percentage was 0.2% for bonds and 0.5% for equities, with a 0.1% bonus available, other than under the State Auto Mutual and SAOH agreements, if the stock portfolio return exceeds that of the S&P 500 Index for the same period. During 2014, the following companies incurred the following fees to Stateco: State Auto Mutual— $1.17 million; State Auto P&C—$3.83 million; Milbank—$0.96 million; SAWI—$24,763; SAOH—$36,595; Meridian Security—$0.15 million; Meridian Citizens Mutual—$41,379; Patrons CT—$68,826; RIC—$0.15 million; Plaza—$45,908; American Compensation—$43,726; and Bloomington Compensation—$23,203. We believe the fees charged by Stateco are comparable to those charged by independent investment managers under similar circumstances.

In May 2009, State Auto P&C and Milbank entered into separate Credit Agreements with State Auto Mutual. Under these Credit Agreements, State Auto Mutual borrowed $50.0 million from State Auto P&C and $20.0 from Milbank, or a total of $70.0 million, on an unsecured basis. Interest is payable semi-annually at a fixed annual interest rate of 7.00%. Principal is payable in May 2019. During 2014, State Auto Mutual made interest payments to State Auto P&C and Milbank in the amount of $3.5 million and $1.4 million, respectively.

State Auto Mutual has guaranteed the adequacy of State Auto P&C’s loss and loss expense reserves as of December 31, 1990. Pursuant to the guarantee, State Auto Mutual has agreed to reimburse State Auto P&C for any losses and loss expenses in excess of State Auto P&C’s December 31, 1990 reserves ($65.5 million) that may develop from claims that have occurred on or prior to that date. This guarantee ensures that any deficiency in the reserves of State Auto P&C as of December 31, 1990, under the pooling arrangement percentages effective on December 31, 1990, will be reimbursed by State Auto Mutual. As of December 31, 2014, there had been no adverse development of this liability. As of December 31, 2014, the potential liability remaining under this guaranty was estimated to be $0.36 million.

518 PML leases office buildings it owns in West Des Moines, Iowa, and near Nashville, Tennessee, to State Auto Mutual for its Des Moines Center Office and Southern Regional Office, respectively. State Auto Mutual paid 518 PML $0.22 million in rent for the Iowa location and $0.41 million in rent for the Nashville office in 2014. We believe these rents reflect market rates.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Ernst & Young LLP served as our independent registered public accounting firm for 2014. It is anticipated that representatives of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. Such representatives will be available to respond to appropriate questions. The Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for 2015. See “Proposal Three: Ratification of Selection of Independent Registered Public Accounting Firm.”

Audit and Other Services Fees

All services to be provided by Ernst & Young LLP are pre-approved by the Audit Committee, including audit services, audit-related services, tax services and certain other services. See “—Audit Committee’s Pre-Approval Policies and Procedures.” Aggregate fees billed to or incurred by the Company for services performed for the years ending December 31, 2014 and 2013, respectively, by Ernst & Young LLP were as follows:

	2014	2013
Audit fees(1)	$1,629,645	$1,623,904
Audit related fees(2)	—	—
Tax fees(2)(3)	43,115	44,135
All other fees(2)	—	—

Total	$1,672,760	$1,668,039

(1)

Includes services rendered for the audit of our annual financial statements, review of financial statements included in our quarterly reports on Form 10-Q and other audit services normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.

(2)

The Audit Committee has considered whether the provision of these services is compatible with maintaining the independence of our registered public accounting firm. The Audit Committee must pre-approve any non-audit services performed by our independent registered public accounting firm to the extent such services are not prohibited by law from being performed by such independent registered public accounting firm. See “—Audit Committee’s Pre-Approval Policies and Procedures.”

(3)	Includes services for tax research and compliance.

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy under which audit and non-audit services to be rendered by our independent registered public accounting firm are pre-approved. The Audit Committee’s policy is to pre-approve all auditing services and our use of the independent public accountants to perform any non-audit or tax services which are not prohibited by Section 10A(g) of the Securities Exchange Act of 1934, subject to the de minimus exception for non-audit services described in Section 10A(i)(1)(B) of such Act. No services were provided by Ernst & Young LLP in 2014 or 2013 that were approved by the Audit Committee under SEC Regulation S-X Section 2-01(c)(7)(i)(C) (which addresses certain services considered de minimus approved by the Audit Committee after such services have been performed).

FUTURE SHAREHOLDER PROPOSALS

In order to bring business, including a proposal, before the 2016 Annual Meeting of Shareholders, expected to be held in May 2016, a shareholder must comply with the notice procedures set forth in Section 1.15 of the Company’s code of regulations. To be considered timely, a shareholder’s notice must be given to the Company’s secretary and delivered either in person or by United States certified mail, postage prepaid, and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting. However, in the event that notice or public disclosure of the date of the meeting is given or made by the Company at least 75 days prior to the meeting, to be timely a shareholder’s notice must be received by the Company no later than the close of business on the 10th day following the day on which such notice or public disclosure of the date of the meeting was given or made by the Company.

A shareholder’s notice to the Company’s secretary must set forth (i) a description in reasonable detail of the business desired to be brought before the meeting and reasons for conducting such business at the meeting, including the complete text of any resolutions to be presented at the meeting, (ii) the name and address, as they appear on the Company’s books, of the shareholder proposing such business, (iii) the class and number of shares of the Company beneficially owned and of record by such shareholder, (iv) the name in which such shares are registered on the books of the Company, (v) a representation that the shareholder intends to appear at the meeting in person or by proxy to submit the business specified in such notice, and (vi) any material interest of the shareholder in the business to be submitted. In addition, the shareholder making such proposal must promptly provide any other information reasonably requested by the Company.

In addition to the information required above to be given by a shareholder who intends to submit business at a meeting of shareholders, if the business to be submitted is the nomination of a person or persons for election to the board of directors, then such shareholder’s notice to the Company’s secretary must also set forth, as to each person whom the shareholder proposes to nominate for election as a director, (A) the name, age, business address and, if known, residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of the Company which are beneficially owned by such person, (D) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended, (E) the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected and (F) a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder.

Notwithstanding the foregoing notice requirements, a shareholder who seeks to have any proposal included in the Company’s proxy statement must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended. One of these requirements is the proposal must be received by us at our principal executive offices on or prior to 120 days in advance of the first anniversary date of this Proxy Statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who own more than 10% of the Common Shares, referred to as our reporting persons, to file statements of beneficial ownership of our Common Shares. Based solely on a review of copies of the forms filed under Section 16(a) and furnished to us, we believe that all applicable Section 16(a) filing requirements were complied with during 2014 by our reporting persons, with the following exception: Joel E. Brown, an officer of the Company, failed to timely file one Form 4 related to an employment anniversary stock award of 12.533 Common Shares on July 1, 2014.

OTHER MATTERS

Management does not know of any other matters which may come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

We will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited personally or by telephone or electronic mail. Proxies may be solicited by our directors, officers, and regular employees, who will not receive any additional compensation for their solicitation services. We will reimburse banks, brokers, and nominees for their out-of-pocket expenses incurred in sending proxy material to the beneficial owners of shares held by them. If there are follow-up requests for proxies, we may employ other persons for such purpose.

JAMES A. YANO

Secretary

Exhibit A

[Proposed change is underlined for reference purposes.]

STATE AUTO FINANCIAL CORPORATION

1991 EMPLOYEE STOCK PURCHASE

AND

DIVIDEND REINVESTMENT PLAN

Section I – Purpose

This 1991 Employee Stock Purchase and Dividend Reinvestment Plan (the “Plan”) of State Auto Financial Corporation, an Ohio corporation (the “Company”), is established for the benefit of the Eligible Employees of the Company and its parent and subsidiary corporations. The purpose of the Plan is to provide each Eligible Employee with an opportunity to acquire or increase a proprietary interest in the Company. The Plan is intended to meet the requirements of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

Section II – Agent

National City Corporation, Cleveland, Ohio, is hereby appointed to act as agent of the Company and of the participants under this Plan (the “Agent”).

Section III – Eligible Employees

(a) All employees of the Company or its parent or subsidiary corporations, as defined in Section 424 of the Code, are eligible to participate in the Plan (“Eligible Employees”). Notwithstanding the foregoing, an individual who is employed by an entity acquired by the Company or its parent or a subsidiary corporation, shall be deemed to be an Eligible Employee, in anticipation of and conditioned on, becoming an employee of the Company or its parent or a subsidiary corporation, and therefore, an Eligible Employee as of the commencement date of an applicable Subscription Period. Such designation as an Eligible Employee shall be solely for the purpose of the individual’s eligibility to enroll in the Plan during an applicable Enrollment Period prior to the applicable Subscription Period. In the event an individual is not an employee of the Company or its parent or a subsidiary corporation as of the commencement of a Subscription Period, the individual shall not be an Eligible Employee or become a Participant in the Plan.

(b) A person who is otherwise an Eligible Employee shall not be permitted to purchase stock under the Plan to the extent (i) it would cause the person to own shares of stock (including shares which would be owned if all outstanding options to purchase stock owned by such person were exercised) which possess five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, its parent or any subsidiary, or (ii) it would cause such person to have rights to purchase shares under the Plan and under all other stock purchase plans of the Company, its parent and its subsidiaries which accrue at a rate which exceeds $25,000 of fair market value of such shares for each calendar year in which such right is outstanding. For this purpose, a right to purchase stock accrues when it first becomes exercisable during the calendar year. The number of shares of stock under one right may not be carried over to any other right.

Section IV – Enrollment and Subscription Periods

In order to participate in the Plan, an Eligible Employee must enroll in the Plan. Enrollment will take place during the “Enrollment Periods” which shall be from the first through fourteenth day of May and of November of each year commencing with November 1991. Notwithstanding the foregoing, effective June 1, 2008, the Enrollment Periods shall be from the first through fourteenth day of June and December, with the first such revised Enrollment Period to be held on the first through the fourteenth day of December, 2008. In addition, an initial Enrollment Period shall take place commencing with the date of adoption of this Plan through the effective date of the original registration of stock under this Plan with the Securities and Exchange Commission. Any person who is an Eligible Employee and who desires to subscribe for the purchase of stock must file with the Company an authorization for payroll deduction and subscription agreement during an Enrollment Period. Such authorization shall be effective for the immediately following subscription period. There shall be two subscription periods (each a “Subscription Period”) each and every 12 months during the term of this Plan, one period commencing on the first of June and ending on the following November 30, and a second period commencing on the first day of December and ending on the following May 31. Notwithstanding the foregoing, effective June 1, 2008, one Subscription Period shall commence on the first of January and end on the following June 30, and one Subscription Period shall commence on the first of July and end on the following December 31, with such revised Subscription Periods to begin as of January 1, 2009. Further, the period of December 1 through December 31, 2008 shall not be part of any Subscription Period. In addition, an initial stub Subscription Period shall commence upon the first day following completion of the initial Enrollment Period and shall end on the following May 31 or November 30, whichever is earlier. The offering of stock under this Plan shall occur only during a Subscription Period and shall be made only to Eligible Employees who are participants as of the first day of such Subscription Period. Once enrolled, the Company will inform the Trustee of such fact and an Eligible Employee will be a “Participant” under the Plan and shall continue to participate in the Plan for each succeeding Subscription Period until he or she terminates his or her participation or ceases to be an Eligible Employee. If a Participant desires to change his or her rate of contribution he or she may do so effective for the next Subscription Period by filing a new authorization for payroll deduction and subscription agreement with the Company during the Enrollment Period immediately preceding such Subscription Period.

Section V – Term of Plan

This Plan shall be in effect from May 16, 1991 until such time as it is terminated by order of the Board of Directors of the Company. This Plan shall be submitted to the stockholders of the Company for approval as soon as practical but in any event not later than 12 months after the date of adoption by the Board of Directors.

Section VI – Number of Shares to be offered

The total number of shares to be available under Section IX of the Plan is 3,650,000 common shares, without par value, of the Company (“Stock”) which may be authorized but unissued shares or issued shares reacquired by the Company and held as treasury shares. When this amount of stock is subscribed the Plan may be terminated in accordance with Section XVII of the Plan.

Section VII – Subscription Price

The “Subscription Price” for each share of Stock shall be the lesser of (a) 85% of the fair market value of such share on the last trading day before the first day of each Subscription Period (which for purposes of the Plan, shall be deemed to be the date an option is granted), or (b) 85% of the fair market value of such share on the last trading day before the last day of such Subscription Period (which for purposes of the Plan, shall be deemed to be the date an option is exercised). The fair market value of a share shall be (i) the last reported sale price on the NASDAQ National Market System on the day in question, or if there is no reported sale on that day, on the most recent previous business day within a period of not more than five business days, or (ii) the last reported sale price on any stock exchange on which the Stock is listed on the day in question, or if there is no reported sale on that day, on the most recent previous business day within a period of not more than five business days, or, if neither (i) nor (ii) is applicable, (iii) the mean between the highest and lowest bid and ask prices, as reported by the National Association of Securities Dealers, Inc. on the day in question or on the most recent previous business day.

Section VIII – Amount of Contribution and Method of Payment

Except as otherwise provided herein, the Subscription Price will be payable by the Participant by means of payroll deduction. The minimum deduction shall be one percent of the Participant’s Base Pay and the maximum shall be six percent of Base Pay. The percentage of Base Pay to be deducted shall be specified by the Participant in his or her authorization for payroll deduction delivered to the Company. “Base Pay” means the regular compensation which a Participant is entitled to receive on a pay day. Base Pay shall not include overtime, bonuses, or other items which are not considered to be regular earnings by the committee administering the Plan pursuant to Section XVIII. Payroll deductions will commence with the first paycheck issued during the Subscription Period and will continue with each paycheck throughout the entire Subscription Period except for pay periods for which the Participant receives no compensation (i.e., uncompensated personal leave, leave of absence, etc.). A pay period which overlaps Subscription Periods will be credited in its entirety to the Subscription Period in which it is paid. Payroll deductions shall be retained by the Participant’s employer until applied to the purchase of shares as described in Section IX or until returned to the employee upon withdrawal from the Plan or upon revocation of authorization for payroll deduction as described in Section XIII, and until any such event shall have occurred shall represent non-interest bearing indebtedness of the Participant’s employer to the Participant.

Section IX – Purchase of Shares

The Agent shall maintain a “Plan Account” in the name of each Participant. At the close of each pay period, the amount deducted and retained by the Participant’s employer from the Participant’s Base Pay will, for bookkeeping purposes, be credited by the Agent to the Participant’s Plan Account. As of the last day of each Subscription Period, unless a Participant has given written notice to the Company of his or her withdrawal or revocation of authorization for payroll deduction pursuant to Section XIII, the Participant’s right to purchase stock will be exercised automatically for him or her and the amount then in the Participant’s Plan Account will be divided by the Subscription Price for such Subscription Period and the Participant’s Plan Account will be credited by the Agent with the number of shares of stock which results. In the event the number of shares subscribed for any Subscription Period exceeds the number of shares available for sale under the Plan for such period, the available shares shall be allocated by the Agent among the Participants in proportion to their Plan Account balances. Participants shall not receive any interest on amounts held in Plan Accounts under this Plan.

In the event that the number of shares which would be credited to any Participant’s Plan Account in any Subscription Period exceeds the limit specified in Section III(b), the Participant’s account will be credited with the maximum number of shares permissible, and the remaining amounts will be refunded in cash.

As soon as practical following each purchase of stock under this Plan, the Agent shall report to each Participant the number of shares purchased on his or her behalf, and the total shares held on behalf of the Participant in his or her Plan Account. The Agent shall hold in its name or in the name of its nominee all shares purchased. No certificate will be issued to a Participant for shares in his or her plan account unless he or she so requests in writing or unless participation in the Plan is terminated. A Participant may request that a certificate for all or part of the full shares credited to his or her Plan Account be sent to him or her after the shares have been purchased. All such requests must be in writing to the Agent. No certificate for a fractional share will be issued; the fair value of fractional shares, as determined pursuant to Section VII, on the date of withdrawal of all shares credited to the Participant’s Plan Account shall be paid in cash to a Participant. There will be a $2.00 charge payable to the Company for each withdrawal of shares from the Plan.

Section X – Dividends and Other Distributions

Each Participant shall make an election to: (i) have any dividends received on shares held in the Participant’s account automatically reinvested in the Participant’s account; or (ii) receive such dividend amount in a quarterly cash distribution, payable to the Participant. Upon the Participant’s election, cash dividends and other cash distributions received by the Agent, or the Plan’s third party administrator (“TPA”), as applicable, on shares held in its custody hereunder will be credited pro rata to the accounts of the Participants in accordance with their elections and interests in the shares with respect to which the dividends or distributions are paid or made, and will be applied, as soon as practical after the receipt thereof by the Agent or TPA to the purchase in the market place at prevailing market prices of the number of shares of the Company’s common stock which can be purchased with such funds, after deduction of any bank service fees, brokerage charges and transfer taxes payable in connection with the purchase of such shares. All purchases of shares pursuant to this section will be made in the name of the Agent or TPA or its nominee, shall be held as provided in Section IX and shall be credited pro rata (to the nearest one one-thousandth of a share) to the accounts of the Participants to which the dividend or other distribution was credited. Dividends paid in shares of the Company’s common stock which are received by the Agent or TPA with respect to shares held in its custody hereunder will be allocated to the Participants (to the nearest one one-thousandth of a share) in accordance with their elections and interests in the shares with respect to which the dividends are paid. Property, other than shares of the Company’s common stock or cash, received by the Agent or TPA as a distribution on shares held in its custody hereunder, shall be sold by the Agent or TPA for the accounts of the Participants, and the Agent or TPA shall treat the proceeds of such sale in the same manner as cash dividends received by the Agent or TPA on shares held in its custody hereunder. It is understood that the election to reinvest dividends under the Plan does not relieve the Participant of any income tax which may be payable on such dividends. The Agent or TPA shall report to each Participant the amount of dividends credited to his or her account, if any.

Section XI – Voting of Shares

Shares held for a Participant in his or her Plan Account will be voted in accordance with the Participant’s express written direction. In the absence of any such direction, such shares will not be voted.

Section XII – Sale of Shares

Subject to the provisions of Section XIX, a Participant may at any time and without withdrawing from the Plan, by giving written notice to the Agent, direct the Agent to sell all or part of the shares held on behalf of such Participant. Upon receipt of such a notice on which the Participant’s signature is guaranteed by a national bank or trust company, the Agent shall, as soon as practical after receipt of such notice, sell such shares in the marketplace at the prevailing market price and transmit the net proceeds of such sale (less any bank service fees, brokerage charges and transfer taxes) to the Participant.

Notwithstanding the foregoing, effective for Subscription Periods beginning on or after January 1, 2010, and subject to the provisions of Section XIX, an active employee Participant may at any time and without withdrawing from the Plan, by giving written notice to the Agent, direct the Agent to sell all or part of the shares held on behalf of such Participant subject to the requirement that such shares be held in the Participant’s Plan Account for a period of at least one year from the date of purchase or 18 months from the last trading day preceding the Subscription Period (the “Grant Date”).

Section XIII – Withdrawal from the Plan

A Participant may at any time, by giving written notice to the Company, withdraw from the Plan or, without withdrawing from the Plan, by giving written notice to the Company, revoke his or her authorization for payroll deduction for the Subscription Period in which the revocation is made and withdraw the amount credited to the Participant’s Plan Account which has not previously been used to purchase shares of stock. At the time of withdrawal or revocation, the amount credited to the Participant’s Plan Account which has not previously been used to purchase shares of stock will be refunded in cash. If a Participant withdraws from the Plan prior to the end of a Subscription Period, or if a Participant revokes his or her authorization for payroll deduction during a Subscription Period, the Participant must pay the Company an administrative service charge equal to the greater of $35 or 10% of the amount of cash withdrawn. Upon a withdrawal from the Plan, a Participant, in his or her notice of withdrawal, may elect to receive either common stock or cash for the full number of shares of common stock in his or her account. If he or she elects cash, the Agent shall sell such shares and send the net proceeds (less any bank service fees, brokerage charges and transfer taxes) to the Participant, provided the Participant’s signature on the election has been guaranteed by a national bank or trust company. If no election is made in the notice of withdrawal, a certificate shall be issued for all full shares of common stock held in the Participant’s account. In every case of withdrawal from the Plan, fractional shares allocated to the Participant’s Plan Account will be paid in cash at the market value of the Company’s common stock on the date the withdrawal becomes effective, as determined pursuant to Section VII.

Notwithstanding the foregoing, effective January 1, 2010, and subject to the provisions of Section XIX, an active employee Participant may at any time withdraw from the Plan by giving written notice to the Agent. Such notice shall indicate the Participant’s election to receive either common stock or cash for the full number of shares of common stock in the Participant’s Plan Account, subject to the requirement that such shares be held in the Participant’s Plan Account for a period of at least one year from the date of purchase or 18 months from the Grant Date.

Section XIV – Separation from Employment

Separation from employment for any reason including death, disability, termination or retirement shall be treated as an automatic withdrawal as set forth in Section XIII. A service fee is not charged for separation from employment withdrawal.

Section XV – Assignment

No Participant may assign or otherwise transfer his or her rights to purchase stock under this Plan to any other person and any attempted assignment or transfer shall be void. The right to purchase stock under this Plan may be exercisable for a Participant only by that Participant.

Section XVI – Adjustment of and Changes in the Stock

In the event that the shares of Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, split-up, combination of shares, or otherwise), or the number of shares of Stock shall be increased through a stock split or the payment of a stock dividend, then there shall be substituted for or added to each share of Stock theretofore reserved for sale under the Plan, the number and kind of shares of stock or other securities into which each outstanding share of stock shall be so changed, or for which each such share shall be exchanged, or to which each such share shall be entitled, as the case may be.

Section XVII – Amendment or Discontinuance of the Plan

The Board of Directors of the Company shall have the right to amend, modify or terminate this Plan at any time without notice provided that no Participant’s existing rights are adversely affected thereby and provided further that without the approval of the holders of a majority of the voting power of the shares of stock of the Company, no such amendment shall materially increase the benefits accruing to Participants under the Plan, increase in any respect the number of shares which may be issued under the Plan, materially modify the requirements as to eligibility for participation in the Plan or change the designation of corporations whose employees are eligible to participate in the Plan, other than another parent or subsidiary of the Company.

Section XVIII – Administration

This Plan shall be administered by a committee to be appointed by the Company’s president consisting of at least two employees of the Company or of its parent or subsidiaries. The committee shall be responsible for the administration of all matters under the Plan which have not been delegated to the Agent. The committee’s responsibilities shall include, but shall not be limited to, providing prompt notice to the Agent of the enrollment of Eligible Employees, of the amounts to be credited to Participants’ Plan Accounts, and of Participants’ written notice of withdrawal or revocation of authorization for payroll deduction. The committee may from time to time adopt rules and regulations for carrying out the Plan. Interpretation or construction of any provision of the Plan by the committee shall be final and conclusive on all persons absent contrary action by the Board of Directors. Any interpretation or construction of any provision of the Plan by the Board of Directors or a committee thereof shall be final and conclusive.

The Committee may include in any process or procedure for administering the Plan, the use of alternative media, including, but not limited to, telephonic, facsimile, computer or other such electronic means as available. Use of such alternative media shall be deemed to satisfy any Plan provision requiring a “written” document or an instrument to be signed “in writing” to the extent permissible under the Code and applicable regulations.

Section XIX – Securities Law Restrictions

Notwithstanding any provision of this Plan to the contrary:

(a) No payroll deductions shall take place and no shares of stock may be purchased under this Plan until a registration statement registering the stock covered by this Plan under the Securities Act of 1933, as amended (the “Act”), has become effective. Prior to the effectiveness of such registration statement, stock under this Plan may be offered to Eligible Employees only pursuant to an exemption from the registration requirements of the Act.

(b) No payroll deduction shall take place and no shares of stock may be purchased under this Plan with respect to Eligible Employees resident in any state unless the shares under this Plan are exempt from registration under the securities laws of such state, or the purchase is an exempt transaction under the securities laws of such state or are registered by description, qualification, coordination or otherwise under the securities laws of such state.

(c) The following restrictions or provisions shall apply to Participants who are officers (as defined in §240.16a-1 of the Code of Federal Regulations (“CFR”)) or directors of the Company:

(i) Any certificates evidencing ownership of stock purchased for such Participants under the Plan may be legended to disclose the restrictions set forth in this section.

Section XX – Employee’s Rights

Nothing in this Plan shall be construed to be a contract of employment for any definite or specific duration or to prevent the Company, its parent or any subsidiary from terminating any employee’s employment. No employee shall have any rights as a shareholder until the right to purchase shares has been exercised as of the last trading day of a Subscription Period.

Section XXI – Agent Powers and Duties

(a) Acceptance. The Agent accepts the agency created under this Plan and agrees to perform the obligations imposed hereunder.

(b) Receipt of Shares and Dividends. The Agent shall be accountable to the Participants for shares of the Company held in the Participant’s Plan Accounts and for dividends received with respect thereto.

(c) Records and Statements. The records of the Agent pertaining to the Plan shall be open to the inspection of the Company at all reasonable times and may be audited from time to time by any person or persons as the Company may specify in writing. The Agent shall furnish the Company with whatever information relating to the Plan Accounts the Company considers necessary.

(d) Fees and Expenses. The Agent shall receive from the Company reasonable annual compensation as may be agreed upon from time to time between the Company and the Agent.

(e) Resignation. The Agent may resign at any time as Agent of the Plan by giving sixty (60) days written notice in advance to the Company.

(f) Removal. The Company, by giving sixty (60) days written notice in advance to the Agent, may remove the Agent. In the event of the resignation or removal of the Agent, the Company shall appoint a successor Agent if it intends to continue the Plan.

(g) Interim Duties and Successor Agent. Each successor Agent shall succeed to the title of the Agent vested in its predecessor by accepting in writing its appointment as successor Agent and filing the acceptance with the former Agent and the Company without the signing or filing of any further statement. The resigning or removed Agent, upon receipt of acceptance in writing of the agency by the successor Agent, shall execute all documents and do all acts necessary to vest the title in any successor Agent. Each successor Agent shall have and enjoy all of the powers conferred under this Plan upon its predecessor. No successor Agent shall be personably liable for any act or failure to act of any predecessor Agent. With the approval of the Company, a successor Agent, with respect to the Plan, may accept the account rendered and the property delivered to it by a predecessor Agent without incurring any liability or responsibility for so doing.

(h) Limitation of Liability to Participants. The Agent shall not be liable hereunder for any act or failure to act, including without limitation, any claim of liability (i) arising out of a failure to terminate a Participant’s Plan Account upon such Participant’s death or adjudication of incompetency prior to receipt of notice in writing of such death or incompetency, and (ii) with respect to the prices at which shares are purchased or sold for a Participant’s Plan Account or the timing of such purchases or sales.

Section XXII – Applicable Law

The Plan shall be construed, administered and governed in all respects under the laws of the State of Ohio.

STATE AUTO FINANCIAL CORPORATION 518 E. BROAD ST. COLUMBUS, OH 43215

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M85067-P59657	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STATE AUTO FINANCIAL CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:		☐	☐	☐
1.	Election of Directors Nominees: 01) Michael J. Fiorile 02) Michael E. LaRocco 03) Eileen A. Mallesch 04) Robert P. Restrepo, Jr.

The Board of Directors recommends you vote FOR Proposals 2, 3 and 4:							For	Against	Abstain
2.	Proposal to amend the Company’s 1991 Employee Stock Purchase and Dividend Reinvestment Plan.						☐	☐	☐
3.	Ratification of selection of Ernst & Young LLP as the Company’s registered public accounting firm for 2015.						☐	☐	☐
4.	Advisory Vote - Approval of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement for the 2015 Annual Meeting of Shareholders.						☐	☐	☐

NOTE: In addition, the named proxies are authorized to vote, in their discretion, upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.
		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice and Proxy Statement are available at www.proxyvote.com.

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M85068-P59657

STATE AUTO FINANCIAL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

This Proxy is Solicited on Behalf of the Board of Directors of

State Auto Financial Corporation

The undersigned hereby appoints Robert P. Restrepo, Jr., and in the event he is unable to so act, any one or both of Steven E. English and James A. Yano, proxies, with full power of substitution, to represent and vote all common shares, without par value (the “Shares”), of State Auto Financial Corporation (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at the Company’s principal executive offices located at 518 East Broad Street, Columbus, Ohio, on May 8, 2015, at 11:00 a.m., local time, and at any and all adjournments thereof, as specified in this Proxy.

The Shares represented by this Proxy will be voted upon the proposals listed on the reverse side in accordance with the instructions given by the undersigned, but if this Proxy is signed and returned and no instructions are given, this Proxy will be voted FOR the election of all nominees set forth in Proposal 1, FOR Proposals 2, 3 and 4 and, in the discretion of the proxies, on any other matter which properly comes before the Annual Meeting or any adjournment thereof.

(Continued and to be signed on the reverse side)